UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NATIONAL FUEL GAS COMPANY

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NATIONAL FUEL GAS COMPANY

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Stockholders

to be held on

March 10, 2022

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

January 21, 2022

Dear Stockholders of National Fuel Gas Company:

Each year, our proxy statement provides you with a brief summary of the Company’s recent operations and detailed information relating to the items on the agenda for you to vote on at the Annual Meeting of Stockholders. As we did last year, our Board of Directors has determined to hold the 2022 Annual Meeting virtually, via a live webcast. The electronic webcast meeting will afford stockholders the same rights and access as if the meeting were held in person, including the ability to vote shares electronically during the meeting.

The meeting will be held at 10:00 a.m. Eastern Time on March 10, 2022, conducted via live webcast at www.virtualshareholdermeeting.com/NFG2022. The matters on the agenda for the meeting are outlined in the enclosed Notice of Annual Meeting and Proxy Statement.

At the meeting, you will be asked to consider and vote on three proposals, all as explained in more detail in the proxy statement: (1) the election of four directors, (2) advisory approval of named executive officer compensation, and (3) ratification of the appointment of the Company’s independent public accounting firm. Your Board of Directors unanimously recommends that you vote FOR each of these proposals.

So that you may elect Company directors and secure the representation of your interests at the Annual Meeting, we urge you to vote your shares. The preferred methods of voting are by telephone, by Quick Response Code (“QR Code”) or by Internet as described on the proxy card. These methods are both convenient for you and reduce the expense of soliciting proxies for the Company. If you prefer not to vote by telephone, QR Code or the Internet, please complete, sign and date your proxy card and return it by mail. The Proxies are committed by law to vote your shares as you instruct on the proxy card, by telephone, by QR Code or by Internet.

Your vote is always important. Stockholder voting is the primary means by which stockholders can influence a company’s operations and its corporate governance. In fact, stockholders who do vote can influence the outcome of proposals in greater proportion than their percentage share ownership.

Please make your voice heard by voting your shares.

Even if you plan to attend the Annual Meeting virtually, we encourage you to promptly vote your shares in advance of the meeting, by telephone, by QR Code or by Internet, or to complete, sign, date and return your proxy card. If you later wish to vote at the Annual Meeting, you can revoke your proxy by giving written notice to the Secretary of the Annual Meeting and/or the Trustee (as described on the second page of the proxy statement), and/or by casting your ballot at the Annual Meeting.

Please review the proxy statement and take advantage of your right to vote.

Sincerely yours,

David P. Bauer

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on March 10, 2022

To the Stockholders of National Fuel Gas Company:

Notice is hereby given that the Annual Meeting of Stockholders of National Fuel Gas Company (the “Company”) will be held at 10:00 a.m. Eastern Time on March 10, 2022, conducted via live webcast at www.virtualshareholdermeeting.com/NFG2022. At the meeting, action will be taken with respect to:

(1)	The election of four directors to hold office for one-year terms, as provided in the attached proxy statement and until their respective successors have been elected and qualified;

(2)	Advisory approval of named executive officer compensation;

(3)	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2022;

and such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on January 10, 2022, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

SARAH J. MUGEL

General Counsel and Secretary

January 21, 2022

Attending the Annual Meeting

National Fuel Gas Company is holding the Annual Meeting in a virtual meeting format only, conducted via live webcast. Stockholders will not be able to attend the meeting in person.

Please visit www.virtualshareholdermeeting.com/NFG2022 in order to attend and to participate in the virtual meeting, where you will be prompted to enter the 16-digit control number found on your proxy card or your voting instruction form provided by your broker, bank, or other nominee.

If you receive your Annual Meeting materials electronically and wish to attend the virtual meeting, please follow the instructions provided online for attendance. Once you have joined the virtual meeting, you may vote your shares electronically during the meeting by following the instructions available on the meeting website, although we encourage you to vote in advance of the meeting. Only stockholders or their valid proxy holders may participate in the meeting. If you plan on attending the virtual meeting, we encourage you to allow ample time to log in online and recommend that you do so fifteen minutes before the meeting start time to ensure that you are logged in when the meeting begins.

YOUR VOTE IS IMPORTANT

Please vote by telephone, by QR Code or by Internet.

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please vote your shares by telephone, by QR Code or by Internet as described in the proxy/voting instruction card and reduce National Fuel Gas Company’s expense in soliciting proxies. Alternatively, you may complete, sign, date and promptly return the proxy/voting instruction card by mail.

WHY YOUR VOTE IS IMPORTANT

Q: Who is asking for my vote and why am I receiving this document?

A: The Board of Directors asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this proxy statement. This proxy statement is a document that Securities and Exchange Commission regulations require we give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Q: How many shares are not voted at the Annual Meeting on non-routine matters (proposals other than the ratification of accountant)?

A: At recent Annual Meetings, approximately 14% to 19% of our shares have not been voted on non-routine matters. IF YOU HOLD YOUR SHARES AT A BROKERAGE FIRM, YOU MUST TELL YOUR BROKER HOW TO VOTE YOUR SHARES. Since 2010, brokers have not been able to vote customer shares on non-routine matters. Stockholder voting is the primary means by which stockholders can influence a company’s operations and its corporate governance, so your vote is important.

Q: How can I vote?

A: To reduce costs and conserve resources, we send some of our stockholders a notice advising them that our materials for this meeting are available on the Internet. The notice contains instructions to (i) electronically access the materials; (ii) vote via the Internet; and (iii) request a paper copy of the materials by mail, if desired. Other stockholders have received our proxy materials by U.S. mail. In either case, there are four ways to vote by proxy:

•	Vote by Phone by calling 1-800-690-6903: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by scanning the Quick Response Code (“QR Code”) on the proxy card: By accessing the QR site through the proxy card you can vote your shares.

•	Vote by Internet by going to www.proxyvote.com: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by Mail: Complete and return the proxy card in the prepaid and addressed envelope.

You may also vote at the Annual Meeting. However, if you are the beneficial owner of the shares, you must obtain a legal proxy from the stockholder of record, usually your bank or broker. A legal proxy identifies you, states the number of shares you own, and gives you the right to vote those shares. Without a legal proxy we cannot identify you as the owner, and will not know how many shares you have to vote.

To attend and vote at the Annual Meeting, you will need the 16-digit control number found on your proxy card or your voting instruction form provided by your broker, bank, or other nominee.

Please visit www.virtualshareholdermeeting.com/NFG2022 on the date and at the time specified in the Notice of Annual Meeting of Stockholders. You will be prompted to enter your 16-digit control number to attend the meeting.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY PHONE, BY QR CODE OR BY INTERNET, OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

This proxy statement contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements should be read with the cautionary statements and important factors included under the heading “Safe Harbor for Forward-Looking Statements” in National Fuel Gas Company’s (“National Fuel” or the “Company”) Form 10-K at Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the information included in the Company’s Form 10-K at Item 1A “Risk Factors”. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, statements regarding future prospects, plans, objectives, goals, projections, estimates of oil and gas quantities, emissions reduction targets, strategies, future events or performance and underlying assumptions, capital structure, anticipated capital expenditures, completion of construction projects, projections for pension and other post-retirement benefit obligations, impacts of the adoption of new authoritative accounting and reporting guidance, and possible outcomes of litigation or regulatory proceedings, as well as statements that are identified by the use of the words “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “believes,” “seeks,” “will,” “may” and similar expressions.

Proxy Statement Overview & Fiscal 2021 Summary

This overview and summary highlights information contained elsewhere in this proxy statement and also includes certain additional information regarding business performance and corporate responsibility, including environmental, social and governance (“ESG”) matters. This overview and summary does not contain all of the information that you should consider, and you should read the Company’s Summary Annual Report and Form 10-K and this entire proxy statement carefully before voting.

Annual Meeting Voting Matters

The table below summarizes the matters that will be subject to the vote of stockholders at the 2022 Annual Meeting of Stockholders of National Fuel Gas Company:

Proposals	Board Vote Recommendation	Page Number (for additional details)

1. Election of Directors	FOR ALL NOMINEES	Page 4

2. Advisory Approval of Named Executive Officer Compensation	FOR	Page 71

3. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 72

i

Annual Meeting of Stockholders

➢ Date and Time	March 10, 2022 at 10:00 a.m. Eastern Time

➢ Website	www.virtualshareholdermeeting.com/NFG2022

➢ Record Date	January 10, 2022

➢ Voting Details	Stockholders as of the record date are entitled to one vote for each share of common stock for each director nominee and each other proposal to be voted.

➢ Voting Deadline	Votes must be received by March 9, 2022 (unless attending virtually). For stock that is held in employee benefit plans votes must be received by March 8, 2022.

➢ Attending the Virtual Meeting	National Fuel stockholders as of the record date are entitled to attend the annual meeting virtually. To participate in the meeting, please visit www.virtualshareholdermeeting.com/NFG2022, where you will be prompted to enter the 16-digit control number found on your proxy card or your voting instruction form provided by your broker, bank, or other nominee. Please see “Attending the Meeting” on page 2.

National Fuel Gas Company Fiscal 2021 Summary

Fiscal 2021 was another strong year for National Fuel with excellent operational and financial results across our organization. Against the continued backdrop of the COVID-19 pandemic, our 2,100 dedicated and talented employees again rose to meet the challenge, executing on our growth plans while maintaining our long-standing focus on the safety, sustainability, and reliability of our production, gathering, transmission and storage, and utility operations, and providing critical energy supplies to consumers. During the fiscal year, we achieved significant milestones across our diversified operations, successfully integrating an approximately $500 million Appalachian acquisition at our Exploration & Production (“E&P) and Gathering businesses, commencing construction of our FM100 modernization and expansion project — the largest in the history of our Pipeline & Storage business — and completing our substantial annual modernization program at our Utility business, including the replacement of more than 150 miles of delivery system pipeline mains.

Throughout the fiscal year, the Company, in line with our commitment to continuous improvement, further enhanced our ESG initiatives with the publication of our second annual Corporate Responsibility Report in September, which included additional climate-focused information under the Task Force on Climate-Related Financial Disclosures Framework and the announcement of significant greenhouse gas (“GHG”) and methane emissions intensity reduction targets. We also took meaningful steps to continue to foster a diverse, equitable, and inclusive work environment — an attribute that we view as critical to our long-term success — by appointing a Director of Diversity and Inclusion in late 2020.

As we move into fiscal 2022, we expect the completion of our FM100 expansion and modernization project to drive further growth for National Fuel. This project is expected to deliver approximately $50 million in incremental annual revenue for the Pipeline & Storage segment, and will provide desirable pipeline takeaway capacity to higher value Mid-Atlantic markets, allowing for further growth in both our E&P and Gathering segments. Coupled with the Company’s commitment to reducing our carbon footprint, National Fuel is well-positioned to generate strong, sustainable returns in the years ahead and deliver long-term value for our shareholders.

2021 Financial and Operating Highlights:

•

Increased Dividend for 51st Consecutive Year: In June, the Board of Directors increased the Company’s annual dividend rate by 2.2 percent to $1.82 per share, marking over a half-century of consecutive dividend increases and our 119th year of uninterrupted dividend payments.

•

Successful Integration of Significant Appalachian Acquisition: The Company successfully integrated its approximately $500 million acquisition of Royal Dutch Shell’s upstream and midstream gathering assets within Appalachia (“Tioga Acquisition”), with the benefits of our increased scale within Pennsylvania driving an approximately 7% decrease in E&P segment cash operating costs on a per unit basis (combined general & administrative expense, lease operating expense, other operation and maintenance expense, and production, franchise and other taxes) compared to the prior year.

•

Meaningfully Growing Appalachian Natural Gas Production and Gathering Throughput: E&P segment net production increased to approximately 327 billion cubic feet equivalent (“Bcfe”), up 36% from the prior year, driving a corresponding 38% increase in Gathering segment throughput, driven by the Tioga Acquisition, along with the strong performance of the Company’s existing operations within Appalachia.

•

Increased Proved Reserves: Seneca’s total proved natural gas and crude oil reserves at September 30, 2021 increased to approximately 3.9 trillion cubic feet equivalent, an increase of 11% versus fiscal 2020.

•

Continued Growth of Interstate Pipeline Business: Our Pipeline & Storage business generated revenue of $344 million, an increase of approximately $34 million, or 11%, from the prior year, driven largely by the Company’s Empire North expansion project, which was placed into service in mid-September 2020.

•	Utility Continued Focus on System Improvement: Our Utility segment invested approximately $80 million in modernization and reliability, bringing our five-year modernization total to over $358 million.

Our Commitment to Corporate Responsibility and Sustainability

Sustainability is embodied in the Company’s guiding principles of safety, environmental stewardship, community, innovation, satisfaction, and transparency, which form the foundation of our daily operations. Over the past year, the Company made significant efforts to ensure its operations have minimal environmental impacts on the communities in which it operates, and that we continue to have positive impacts with the communities and the numerous stakeholders with whom we continuously interact.

•

Publication of Second Annual Corporate Responsibility Report: In September, National Fuel issued its second Corporate Responsibility Report (“Report”), which provides a comprehensive review of ESG performance metrics and highlights the Company’s ongoing initiatives to ensure the long-term sustainability of its integrated energy business with a focus on corporate citizenship in the communities in which it operates.

•

Enhanced Climate-Risk Disclosures: In line with the Company’s focus on continuous improvement in its ESG initiatives and disclosures, the Report includes significant additional information related to climate risk in line with the Task Force on Climate-Related Financial Disclosure (TCFD) framework. This framework analyzes governance surrounding climate-based risks and opportunities, strategies for addressing such factors, risk management considerations, and metrics and targets which can be used to assess those factors. The Company’s use of the TCFD framework is responsive to discussions on this important topic with key stakeholders of the Company.

•

Establishment of Significant GHG Emissions Reduction and Methane Emissions Intensity Reduction Targets: In connection with the Company’s enhanced climate-focused disclosures and ongoing efforts to lower its carbon footprint, National Fuel has established significant methane intensity reduction targets at each of its businesses, as well as an absolute GHG emissions reduction target for the consolidated Company, each using a 2020 baseline:

Exploration & Production: 40% reduction in methane intensity by 2030

Gathering: 30% reduction in methane intensity by 2030

Pipeline & Storage: 50% reduction in methane intensity by 2030

Utility: 30% reduction in methane intensity by 2030

75% reduction in delivery system GHG emissions by 2030 (1990 baseline)

90% reduction in delivery system GHG emissions by 2050 (1990 baseline)

Consolidated Company: 25% reduction in total GHG emissions by 2030

•

Establishment of Energy Transition Steering Committee: Over the past year, National Fuel established internal cross-functional teams, led by our Energy Transition Steering Committee, which includes key members of the Company’s senior leadership team, to study the feasibility and potential development of projects focused on renewable natural gas (“RNG”), hydrogen, and carbon capture utilization and storage.

•

Environmental and Social Performance Goals: Similar to fiscal 2021, the Compensation Committee has again established short-term performance goals for fiscal 2022 focused on safety and environmental stewardship, as well as goals promoting diversity, equity and inclusion among the Company’s workforce. In addition, the Compensation Committee has established a long-term performance goal focused on reducing GHG emissions and methane emissions intensity.

•

Furthered Ongoing Utility System Modernization Efforts: Our Utility business completed the replacement of over 150 miles of older vintage main distribution lines within our New York and Pennsylvania service territories, driving enhanced safety and further reductions in our greenhouse gas emissions. Overall, our Utility business has lowered its delivery system (EPA Subpart W) emissions by approximately 64% since the close of calendar 1990.

•

Participation in the Low-Carbon Resources Initiative (“LCRI”): Our Utility business is an anchor sponsor of the LCRI, a joint effort of The Electric Power Research Institute and the Gas Technology Institute to address the need to accelerate development and demonstration of low- and zero-carbon energy technologies. Over the course of the next five years, the LCRI expects to identify, research, develop, and demonstrate the technology advancements needed to achieve this decarbonized future.

•

Furthered Participation in the RNG Market: Over the course of the past year, our Utility businesses took meaningful steps to participate in the growing RNG market, including petitioning the New York Public Service Commission to include RNG in the gas supply mix, and accepting the first RNG injections into the Company’s New York distribution network from an anaerobic digester project.

•

Joined ONE Future Coalition: Each of our principal subsidiaries has joined the ONE Future coalition, a group of approximately 50 natural gas companies working together to voluntarily reduce methane emissions intensity across the natural gas value chain to 1% (or less) by 2025.

•

Pioneered Innovative Study on Hydraulic Fracturing Equipment: In early July, our E&P business announced its intent to pioneer an innovative study evaluating the carbon emissions generated by various types of equipment commonly used for hydraulic fracturing of oil and natural gas wells. The results of this comprehensive study are expected to provide the industry with a comparative insight on the real-time emissions profile of these technologies, with independent third-party testing during Seneca’s field operations.

•

Commenced First Well Completions Using All-Electric Fracturing Technology: In late July, the Company announced the commencement of its first well completions using all-electric fracturing technology on a six-well pad in Lycoming County, Pa., within our Eastern Development Area.

•

Announced Multiple Responsibly Sourced Gas Initiatives: In September, we announced an agreement with Project Canary to seek an independent responsibly sourced gas certification for approximately 300 million cubic feet per day of Seneca’s Appalachian production, as well as a commitment to seek certification of 100% of our Appalachian natural gas production under Equitable Origin’s EO100™ Standard for Responsible Energy Development — a set of rigorous ESG performance standards.

•

Maintained Focus on Water Handling and Water Management: In fiscal 2021, National Fuel recycled more than 100% of the volume of its total produced fluids in Appalachia, including approximately 9 million barrels of its own produced fluids, and an additional 900,000 barrels of fluids that were generated by and received from third-party operators. We manage the movement of approximately 1.1 million barrels of fluid every month, more than 85% of which is transported by Company-owned water pipelines directly to Seneca’s Marcellus and Utica development pads. As a result, Seneca was able to avoid an estimated 100,000 truck trips in fiscal 2021, eliminating the associated air emissions and reducing the impact on local roads and public infrastructure.

•

Continued Participation in the EPA’s Methane Challenge: Each of the Company’s major operating segments is a participant the U.S. Environmental Protection Agency’s Natural Gas STAR Methane Challenge Program, a voluntary program designed to provide a platform for utilities, pipeline and storage companies, and energy producers to make, track, and communicate commitments to reduce methane emissions. In connection with this program, and in furtherance of our longstanding commitment to safe and responsible operations, the Company continues to analyze new and innovative approaches for further emission reduction and explore the expansion of current best management practices and the applicability of future best practices.

v

Our Commitment to our Employees

At National Fuel, we go above and beyond to create a culture that rewards hard work and supports promotion from within. Our 2,100-plus employees continue to be the most important part of our Company and have made us who we are today.

•	Committed to Our Workforce: During the COVID-19 pandemic, National Fuel has remained committed to our workforce and has not instituted any furloughs or workforce reductions.

•

Focused on Workforce Safety: National Fuel has maintained our long-standing focus on safety, with an approximately 32% reduction in our Occupational Safety and Health Administration (“OSHA”) recordable injury rate in our regulated businesses over the past 3 years, as well as an approximately 31% decrease at our E&P business (combined employees and contractors) over the same period.

•

Maintaining our Commitment to Inclusivity and Enhancing Workforce Diversity: National Fuel is committed to hiring and developing qualified individuals who can enhance and contribute to the diversity of our workforce and reflect the diverse communities we serve. As we plan for future human resource needs, National Fuel continues to target a number of diversity-focused groups in our communities for employment opportunities across the organization. In furtherance of our commitment, the Company has also required officers and department managers to participate in diversity, equity, and inclusion training. In addition, today, four of the Company’s nine designated executive officers are women who hold the following important policy-making positions: President of the Company’s Utility segment; General Counsel and Secretary, who also serves as the Company’s Compliance Officer; Treasurer and Principal Financial Officer; and Controller and Principal Accounting Officer.

•

Appointment of a Director of Equity & Inclusion: In line with our focus on fostering a diverse, equitable, and inclusive work environment, in late 2020, the Company appointed a Director of Diversity and Inclusion, who has been charged with leading a number of diversity and inclusion initiatives throughout our organization, along with cultivating the Company’s relationships with community organizations, and initiatives to attract and retain diverse candidates, vendors, and other partnerships.

•

Safety and Social Performance Goals: Similar to fiscal 2021, the Compensation Committee has again established short-term performance goals for fiscal 2022 focused on safety, as well as diversity and inclusion.

Our Commitment to our Communities

Going back to the first natural gas well drilled in Dunkirk, N.Y., National Fuel and our predecessor companies have deep roots in both the natural gas industry and in the regions where we operate. Today, National Fuel’s investments and operations continue to contribute significantly to the economic health and vitality of our local communities.

•

Investing in critical energy infrastructure: Over the last 10 years, we have invested more than $7 billion in energy development, investing in real, long-lived assets that support good-paying jobs and provide a significant tax base for local schools and municipalities.

•	Large local employer: We employ over 2,100 people, paying over $270 million in annual compensation and pension benefits.

•

Provider of local tax revenues: Over the past five years, we have paid $300 million in state and local property taxes, providing revenues that support school districts and the social services that many in our communities have come to rely on. Additionally, Seneca has paid $53 million over the last five years in Pennsylvania impact fees which support the maintenance and repair of local infrastructure and investment in new community facilities.

•

Supporter of local vendors and contractors: We support the employment of thousands more in our local communities by using the products and services of local vendors, contractors and labor. Over the last five years, we have paid $543 million and $239 million to local vendors and contractors in New York and Pennsylvania, respectively.

•

Fair landowner compensation: We provide fair and reasonable compensation to local landowners for acreage leases, mineral rights and pipeline rights of way and easements. Over the last five years, Seneca has paid local Pennsylvania landowners more than $234 million in royalties on natural gas production.

•

Charitable giving: Each year, hundreds of National Fuel employees donate thousands of dollars to local and national charitable organizations. The National Fuel Gas Foundation matches dollar for dollar, up to $750 per employee, doubling the impact of each employee’s contribution. Since 2005, our employees and the foundation have given more than $22 million to charitable organizations.

Our Diverse, Experienced, and Independent Board of Directors

National Fuel’s commitment to diversity also extends to our Board of Directors, and our Board has continued its efforts to attract qualified, diverse candidates whose expertise and personal characteristics align with the Company’s long-term business strategy.

•

Increasing Diversity on Our Board of Directors: Our Nominating/Corporate Governance Committee, chaired by Rebecca Ranich, makes recommendations to the full Board on nominees for director positions, and has invited qualified gender and racially diverse candidates to stand for election to the Board, with successful results. Three of the Company’s last six Directors have increased Board diversity.

•

Inclusion of the “Rooney Rule”: The Company’s Corporate Governance Guidelines incorporate the “Rooney Rule.” As a result, in identifying independent director candidates for nomination to the Board, the Nominating/Corporate Governance Committee is committed to including in any initial candidate pool qualified racially, ethnically and/or gender diverse candidates.

•

Diverse and Extensive Experience: The Company’s Board of Directors consists of individuals with extensive and diverse leadership experience within the energy industry, as well as complementary industries, including manufacturing and consulting. Our eleven Board members have experience in the following areas, among others:

¡	CEO/Senior Leadership Position (11)

¡	Energy Industry Experience (10)

¡	Operational/Safety (9)

¡	Other Public Board of Directors Experience (8)

¡	Federal & State Regulatory/Government Relations (7)

¡	Legal/Compliance/Enterprise Risk Management (7)

¡	Consumer/Customer Relations (7)

¡	Financial/Accounting (5)

¡	Environmental/Sustainability/Energy Transition (4)

•

Strong Corporate Governance Practices: Our Board has implemented strong governance practices, including maintaining a significant complement of independent directors (currently nine out of eleven directors), designating a Lead Independent Director, holding regular meetings of the non-management and/or independent directors, separating the roles of Chairman of the Board and Chief Executive Officer, and providing a process for stockholders meeting certain requirements to have nominees included in the Company’s proxy materials.

Proposal 1 — Election of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR THE BOARD OF DIRECTORS.

Nominees for one-year term:

David C. Carroll — age 65

Principal Occupation: President and Chief Executive Officer of Gas Technology Institute

Expertise: Leadership, Industry, Energy Transition/Technology

Steven C. Finch — age 63

Principal Occupation: President of Manufacturing and Community Engagement, Viridi Parente, Inc.

Expertise: Leadership, Manufacturing, Capital and Labor Management, Energy Transition/Sustainability

Joseph N. Jaggers — age 68

Principal Occupation: Former President, Chief Executive Officer and Chairman of Jagged Peak Energy Inc.

Expertise: Leadership, Exploration and Production

David F. Smith — age 68

Principal Occupation: Chairman of the Board and Former Chief Executive Officer of National Fuel Gas Company

Expertise: Leadership, Industry, Regional

For complete information on this proposal, please refer to page 4 and following.

Proposal 2 — Advisory Approval of Named Executive Officer Compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The summary below and the discussion in the Compensation Discussion and Analysis (as well as the proposal for the advisory vote to approve the compensation of the Company’s named executive officers (the “Say-on-Pay” vote)) provide information about the Company’s compensation programs. Unless otherwise indicated, we intend capitalized and abbreviated terms to have the same meaning in this section as in the Compensation Discussion and Analysis.

No Modifications to Fiscal 2021 Compensation

The Compensation Committee did not make any mid-year or end-of-year adjustments to performance metrics or goals applicable to named executive officers for fiscal 2021, despite the continuing COVID-19 pandemic.

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Compensation Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value, including financial, safety, environmental, diversity, and customer service metrics;

➢

Tie executive compensation to long-term total shareholder return (“TSR”) and long-term total return on capital (“ROC”) by linking a significant portion of named executive officers’ potential compensation to the future price of the Company’s common stock (and the payment of dividends) and the future returns on capital achieved by the Company, both relative to peers; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

x

Elements of Compensation

The Compensation Committee has developed the Company’s compensation policies and procedures to align the interests of executives with those of the Company’s stockholders and, where appropriate, other stakeholders, including customers. The main elements of the executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term financial, safety, environmental, diversity, and customer service results, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

Executive Compensation Aligned with Stockholders’ Interests

The Company recognizes and rewards executives through compensation arrangements that directly link executive pay to the Company’s performance, and we ensure a strong alignment of interests with our stockholders by including a significant amount of equity in the overall mix of pay. As shown in the chart below, which includes the fiscal 2021 target compensation mix for the CEO and an average for the other six named executive officers, 83% of the target compensation of David Bauer, the Company’s CEO, was at-risk compensation, with 63% tied to equity (in the form of performance shares and restricted stock units), and 20% tied to cash-based short-term performance goals.

Key Compensation Features

➢	Annual performance incentives of the named executive officers are based on objective performance goals, except with respect to a portion of Mr. Loweth’s fiscal 2021 annual cash incentive award;

➢	Long-term performance incentives are composed entirely of equity;

➢	Long-term performance goals for fiscal 2021 consist of three-year TSR and three-year total ROC, each relative to a peer group;

➢

Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary (six times for the CEO and three times for other named executive officers);

➢	Executive officers may not hedge or pledge Company stock;

➢	Equity incentive plans prohibit the repricing of equity awards;

➢	The Compensation Committee engaged two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered;

➢	The Company does not provide tax “gross-ups” on any compensation or with respect to any change-in-control payments; and

➢	The Board has adopted a clawback policy (see “Recovery of Funds” in the Company’s Corporate Governance Guidelines, included as Appendix B to this proxy statement).

2021 Say-on-Pay Vote and Stockholder Engagement

The 2021 Say-on-Pay advisory vote yielded a result of over 96% of votes cast in support of the compensation of the Company’s named executive officers. The Board generally considered this outcome another indicator of stockholder support for the overall philosophy and structure of the Company’s executive compensation policies and decisions. Given the high approval percentage of the vote, the Compensation Committee did not make any significant changes to the executive compensation program that were based specifically on the results of the 2021 Say-on-Pay advisory vote. The principal change the Compensation Committee made to the program for fiscal 2022 is the addition of a long-term performance goal tied to emissions reductions.

From time to time members of Company management have held meetings with some of the Company’s largest stockholders to obtain feedback on matters of interest to them. The Board has directed management to continue to engage as appropriate with interested stockholders, and to inform it of any requests for meetings with members of the Board. The Board and management believe that engagement with stockholders facilitates important dialogue from which we gather various important viewpoints.

The Board of Directors believes that the Company’s compensation policies and practices, as developed following engagement with stockholders, including with respect to ESG factors, encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders. Accordingly, the Board recommends a vote FOR the advisory approval of named executive officer compensation.

For complete information on this proposal, please refer to the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, starting at page 31, and to the proposal at page 71.

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

As a matter of good governance, it is important that stockholders vote to ratify the selection of the Company’s independent auditor. The Company has selected PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2022.

For complete information on this proposal, please refer to page 72.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This proxy statement is furnished to the holders of National Fuel Gas Company (“National Fuel” or the “Company”) common stock (the “Common Stock”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 10, 2022, or any adjournment or postponement thereof. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders or made available on the Internet on or about January 21, 2022.

Solicitation of Proxies

All costs of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018, has been retained to assist in the solicitation of proxies by mail, telephone, and electronic communication and will be compensated in the estimated amount of $18,500 plus reasonable out-of-pocket expenses. A number of regular employees of the Company and its subsidiaries, and one or more retirees of the Company and its subsidiaries, may solicit proxies in person, by telephone or by other methods. Costs, if any, associated with solicitation by retirees are expected to be de minimis.

Record Date, Outstanding Voting Securities and Voting Rights

Only stockholders of record at the close of business on January 10, 2022, will be eligible to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date, 91,443,717 shares of Common Stock were issued and outstanding. The holders of 45,721,859 shares will constitute a quorum at the meeting.

Each share of Common Stock entitles the holder thereof to one vote with respect to each matter that is subject to a vote at the Annual Meeting. Shares may not be voted unless the owner is present or represented by proxy. In order to grant a proxy, a stockholder can use the telephone, QR Code or Internet voting procedures or return a signed proxy card. All shares that are represented by effective proxies received by the Company in time to be voted shall be voted by the authorized Proxy at the Annual Meeting or any adjournment or postponement thereof.

If you hold your shares through a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If you do not give the broker specific instructions on how you would like your shares to be voted, your broker may only vote your shares on “routine” matters, such as Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm. However, your broker is prohibited from voting uninstructed shares on “non-routine” matters such as: Proposal 1 — Election of Directors; and Proposal 2 — Advisory Approval of Named Executive Officer Compensation. The absence of voting instruction results in what is called a “broker non-vote” on those proposals and will not be counted. Your vote is important. PLEASE MAKE YOUR VOICE HEARD BY VOTING YOUR SHARES ON THESE IMPORTANT MATTERS.

Where stockholders direct how their votes shall be cast, shares will be voted in accordance with such directions. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals submitted to stockholders and therefore will not have the effect of a vote cast for or against any proposal.

The proxy also confers discretionary authority to vote on all matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof, respecting: (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior annual meeting of stockholders; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s (the “SEC”) proxy rules; and (v) all matters incident to the conduct of the meeting.

With respect to Proposal 1, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director. Approval of each other proposal requires a majority of the votes cast by the holders of shares of Common Stock entitled to vote on the proposal.

Attending the Meeting

In an effort to protect the health and safety of the Company’s stockholders, employees, directors and communities amidst the COVID-19 pandemic, the Company is holding the Annual Meeting in a virtual meeting format only on March 10, 2022 at 10:00 a.m. Eastern Time. Stockholders as of the close of business on January 10, 2022, the record date, are entitled to participate in the Annual Meeting, including to vote their shares and ask questions.

To participate in the virtual Annual Meeting, please visit www.virtualshareholdermeeting.com/NFG2022, where you will be prompted to enter the 16-digit control number found on your proxy card or your voting instruction form provided by your broker, bank, or other nominee. If you receive your Annual Meeting materials electronically and wish to participate in the virtual meeting, please follow the instructions provided online for attendance. Once you have joined the virtual meeting, you may vote your shares electronically during the meeting by following the instructions available on the meeting website.

Questions for the Meeting

Stockholders as of the record date who participate in the virtual Annual Meeting using their control number (as described above) will have an opportunity to submit questions during the meeting. The Company will try to answer as many stockholder-submitted questions that comply with the posted rules of conduct as time permits. If the Company receives substantially similar questions, the Company will group such questions together and provide a single response to avoid repetition.

Additional Information about the Meeting

Additional information regarding the rules of conduct and procedures for participating in the virtual Annual Meeting will be posted prior to and during the meeting at www.virtualshareholdermeeting.com/NFG2022.

Revoking a Proxy

Any stockholder giving a proxy may revoke it at any time prior to the voting thereof by mailing a revocation or a subsequent proxy to National Fuel Gas Company, Attn: Sarah J. Mugel, Secretary of the Company, 6363 Main Street, Williamsville, NY 14221, by voting a subsequent proxy by phone, QR Code or by Internet, or by filing written revocation at the meeting with Ms. Mugel, Secretary of the meeting, or by casting a ballot at the meeting. If you are an employee stockholder or retired employee stockholder, you may revoke voting instructions given to the Trustee by following the instructions under “Employee and Retiree Stockholders” in this proxy statement.

Employee and Retiree Stockholders

If you are a participant in the Company’s Employee Stock Ownership Plan or any of the Company’s Tax-Deferred Savings Plans (the “Plans”), the proxy card will also serve as a voting instruction form to instruct Vanguard Fiduciary Trust Company (the “Trustee”) for the Plans, as to how to vote your shares. All shares of Common Stock for which the Trustee has not received timely directions shall be voted by the Trustee in the same proportion as the shares of Common Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of the Employee Retirement Income Security Act (“ERISA”). If the voting instruction form is returned signed but without directions marked for one or more items, regarding the unmarked items you are instructing the Trustee and the Proxies to vote FOR all of the Director nominees named in this proxy statement, and FOR Proposals 2 and 3. Participants in the Plan(s) may also provide those voting instructions by telephone, QR Code or the Internet. Those instructions may be revoked by re-voting or by written notice to the Trustee on or before March 8, 2022 in care of the following address:

To: Vanguard Fiduciary Trust Co.

c/o National Fuel Gas Company

Attn: Legal Department

6363 Main Street

Williamsville, NY 14221

Multiple Copies of Proxy Statement

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, some stockholders of record who have the same address and last name may receive only one copy of the proxy statement and the Company’s annual report. However, if any stockholder wishes to revoke consent for householding and receive a separate summary annual report, financial statements or proxy statement for the upcoming Annual Meeting or in the future, he or she may telephone, toll-free, 1-866-540-7095. The stockholder will need their 16-digit control number and should simply follow the prompts. Stockholders may also write Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers if they are the beneficial holders, or by contacting Broadridge at the address provided above if they are the record holders. This procedure will reduce our printing costs and postage fees, and reduce the quantity of paper arriving at your address.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

For additional information on householding, please see “IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS” in this proxy statement.

Other Matters

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the Proxies will vote in their discretion on such matter.

Annual Report

Mailed herewith or made available on the Internet is a copy of the Company’s Summary Annual Report for the fiscal year ended September 30, 2021 (“fiscal 2021”). Also enclosed or available on the Internet is a copy of the Company’s Annual Report on Form 10-K for fiscal 2021. The Company will furnish any exhibit to the Form 10-K upon request to the Secretary at the Company’s principal office, and upon payment of $5 per exhibit.

PROPOSAL 1. ELECTION OF DIRECTORS

Your Company’s Board of Directors consists of eleven individuals with extensive and diverse leadership experience within the energy industry, as well as complementary industries, including manufacturing and consulting. Our Board members bring insights, experience and perspectives that come with significant tenures in senior leadership positions at major business enterprises. They have experience in the following areas, among others:

•	CEO/Senior Leadership Position (11)

•	Energy Industry Experience (10)

•	Operational/Safety (9)

•	Other Public Board of Directors Experience (8)

•	Federal and State Regulatory/Government Relations (7)

•	Legal/Compliance/Enterprise Risk Management (7)

•	Consumer/Customer Relations (7)

•	Financial/Accounting (5)

•	Environmental/Sustainability/Energy Transition (4)

Your Company’s commitment to diversity also extends to the Board of Directors. Your Board has continued its efforts to attract qualified, diverse candidates whose expertise and personal characteristics align with the Company’s long-term business strategy. Our Nominating/Corporate Governance Committee, which makes recommendations to the full Board on nominees for director positions, has invited qualified gender and racially diverse candidates to stand for election to the Board, with successful results. Three of the Company’s last six Directors have increased Board diversity.

Nominees for Election as Directors at the 2022 Annual Meeting of Stockholders

At the Annual Meeting, four individuals will be elected to serve as directors for one-year terms expiring in 2023. The nominees for the four directorships are: David C. Carroll, Steven C. Finch, Joseph N. Jaggers and David F. Smith. The nomination process is discussed under “Process for Nominating Directors” below.

The Company’s Restated Certificate of Incorporation (the “Certificate”) was amended after the 2021 Annual Meeting of Stockholders to provide for the declassification of the Board of Directors. Under the Certificate as amended, the Company will phase out the three-year staggered terms of our directors and transition to the annual election of directors, beginning with the 2022 Annual Meeting. By the 2024 Annual Meeting, all directors will stand for election annually. Directors of a particular class hold office until the annual meeting of the year in which the term of the class expires or, in the case of directors elected by the Board to fill vacancies or newly-created directorships, until the next annual meeting following their election. In addition, all directors hold office until their respective successors are elected and qualify, subject to prior death, resignation, retirement, disqualification or removal from office. The Company’s Certificate also provides that if the number of directors is changed by resolution of the Board, any increase or decrease shall be apportioned by the Board among the classes, if applicable, so as to maintain the number of directors in each class as nearly equal as possible, provided that a decrease in the number of directors may not shorten the term of any incumbent director.

It is intended that the Proxies will vote for the election of Messrs. Carroll, Finch, Jaggers and Smith as directors, unless they are otherwise directed by the stockholders. Although the Board has no reason to believe that any of the nominees will be unavailable for election or service, stockholders’ proxies confer discretionary authority upon the Proxies to vote for the election of another nominee for director in the event any nominee is unable to serve, or for good cause will not serve. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

The affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH OF THE FOUR NOMINEES NAMED BELOW.

David C. Carroll Des Plaines, Illinois	Age:* 65	Tenure: Director since 2012

Professional Experience:

Mr. Carroll is the President and CEO of Gas Technology Institute (“GTI”), a leading research, development and training organization addressing energy and environmental challenges to enable a secure, abundant, and affordable energy future. He joined GTI in 2001 as Vice President of Business Development, and assumed his current position in 2006. Prior to joining GTI, he held various technical and management positions of increasing responsibility with Praxair, Inc., Chicago Bridge & Iron, and Air Products and Chemicals, Inc. All of these companies are industrial gas producers and manufacturers. He is a trustee of the American Gas Foundation, a member of the Governing Board of Stanford University’s Natural Gas Initiative, and a member of the Society of Gas Lighting. He was also Chairman of the steering committee for the 17th International Conference and Exhibition on Liquefied Natural Gas in Houston (2013). In June 2015, Mr. Carroll was named President of the International Gas Union, a term that concluded in June 2018 as the United States held the 2018 World Gas Conference in Washington, D.C.

Qualifications:

Mr. Carroll is a highly respected leader in the global energy sector, directing the development of strategies, technologies, and innovations necessary to drive transformation of the global energy system. His multi-faceted knowledge of the natural gas industry brings economic, technological and leadership experience to the Board. Through his professional career, Mr. Carroll has developed expertise on unconventional gas production, transmission and distribution pipeline integrity and end use technologies as well as insight into market and industry developments and conditions. This unique combination of skills contributes to the Board’s oversight of our integrated natural gas operations, including the deployment of technology to enhance safety, reliability, and emissions reductions, and provides valuable insight into risks and opportunities for the continued growth of the Company’s various business segments, as well as insight into global energy trends and emerging industries. Mr. Carroll is heavily involved in both the domestic and international natural gas business communities, providing the Board with a broad perspective on emerging technical, regulatory and economic issues, including climate initiatives and the positioning of natural gas among future global energy supplies.

Board Committees

Executive

Nominating/Corporate

Governance

Former Company
Directorships

Versa Power Systems, Inc.
(wholly-owned subsidiary of
FuelCell Energy, Inc.)

Education

University of Pittsburgh, B.S. in
Chemical Engineering

Lehigh University, MBA

Stanford University Graduate
School of Business, Stanford
Executive Program

*	All ages are as of the Annual Meeting date.

Steven C. Finch Buffalo, New York	Age: 63	Tenure: Director since 2018

Professional Experience:

Mr. Finch is President of Manufacturing and Community Engagement at Viridi Parente, Inc., a developer and manufacturer of environmentally conscious energy usage and storage products, including battery powered energy delivery systems for heavy equipment, and energy storage and power management systems. He is the former Plant Manager of the General Motors (“GM”) Tonawanda Engine Plant, one of Western New York’s largest manufacturers with approximately 1,600 employees. Mr. Finch, a Western New York native, began his 41-year career with GM in 1976 as a General Motors Institute co-op student at the Chevrolet Gear and Axle Plant in Buffalo, N.Y. Over the course of 30 years, he held several assignments with increasing responsibility at various GM facilities outside Buffalo before becoming Tonawanda Engine Plant Manager in 2007. Mr. Finch is a member of the Board of Directors of Allied Motion Technologies Inc., a designer and manufacturer of precision and specialty controlled motion components and systems. He serves as Chairman of the Board of Directors of the Buffalo Urban League and as a member of the Board of Directors of the Community Foundation for Greater Buffalo, serving on its Racial Equity Roundtable initiative. He was a previous Chairman of the Board of the United Way of Buffalo and Erie County, and a previous board member and Senior Vice President of the Automobile Association of America Western and Central New York.

Qualifications:

With a career spanning more than four decades, Mr. Finch has a proven track record of leadership during a period of significant evolution for the automotive industry. Mr. Finch helped navigate the GM workforce through economic downturn and bankruptcy. After a reorganization, he successfully secured the addition of three new engine product lines, ultimately overseeing investments at the plant totaling more than $3 billion during his 10-year tenure. Through his extensive career, including his current focus at Viridi Parente on the future of mobile and in-place energy usage, Mr. Finch has developed expansive and diverse experience in manufacturing and customer relations, as well as in capital and labor management. Mr. Finch’s success in managing highly technical operations and delivering quality products in a safe, environmentally responsible and cost-effective manner has direct application to National Fuel’s work in the energy industry, including the Company’s focus on environmental stewardship and emissions reductions, employee safety and commitment to the provision of outstanding service to residential customers. Mr. Finch’s experience in senior level oversight during periods of significant industry challenge and disruption provides an important perspective on organizational transformation and the management of regulatory and economic change. Furthermore, Mr. Finch’s strong community presence positions him to provide guidance and insight to the Board on local and regional matters, and provides an important connection between the Company and the communities it serves.

Board Committees Audit Nominating/Corporate Governance Education Kettering University (formerly General Motors Institute), B.S. in Electrical Engineering

Joseph N. Jaggers Horseshoe Bay, Texas	Age: 68	Tenure: Director since 2015

Professional Experience:

Mr. Jaggers is the founder and former President, Chief Executive Officer and Chairman of Jagged Peak Energy Inc., formerly an independent oil and natural gas exploration and production company. Before forming Jagged Peak Energy in 2013, Mr. Jaggers served as President and Chief Executive Officer and as director of Ute Energy, LLC, from 2010 until its sale in 2012. From 2006 to 2010, he served as director, President and Chief Operating Officer of Bill Barrett Corporation. From 2001 to 2006, he was Vice President, Exploration & Production, for Williams Companies. Previously, he served as President and Chief Operating Officer of Barrett Resources, from 2000 until its sale to Williams in August 2001. From 1981 through 2000, he worked for BP Amoco in various domestic and international assignments of increasing responsibility culminating in executive oversight for the Northern North Sea, one of BP’s largest producing assets at the time. Mr. Jaggers is past President of the Colorado Oil and Gas Association, past Executive Director of the Independent Producers Association of the Mountain State and an inductee into the Rocky Mountain Oil and Gas Hall of Fame.

Qualifications:

With more than 40 years of experience in the oil and gas industry, including a long record of creating value through efficiently achieving production and reserve growth, Mr. Jaggers has familiarity with market cycles and dynamics and contributes significantly to the Board’s oversight of our exploration and production business. Mr. Jaggers’ extensive operational experience in diverse producing basins provides the Board with substantial insight in assessing various risks that may affect oil and gas operations at the Company. With experience as a senior leader in a number of large, publicly-traded exploration and production companies, Mr. Jaggers adds significant operational depth to the Board as well as an understanding of effective and efficient resource development. These attributes assist the Board in its oversight of the ongoing development of the Company’s various oil and gas assets and evaluation of the continued advancement of the Company’s Appalachian drilling program.

Board Committees

Audit

Compensation, Chair

Executive

Former Public Company
Directorships

QEP Resources, Inc.

Jagged Peak Energy Inc.

Bill Barrett Corporation

Mission Resources Corporation

Education

United States Military Academy
at West Point, B.S.

David F. Smith Scottsdale, Arizona	Age: 68	Tenure: Director since 2007

Professional Experience:

Mr. Smith has been Chairman of the Board of the Company since 2010 (from 2013 to 2014 he served as Executive Chairman of the Board). He also served as Chief Executive Officer of the Company from 2008 to 2013; as President of the Company from 2006 to 2010; and as Chief Operating Officer of the Company from 2006 to 2008. Mr. Smith was also President and/or Chairman of each of the Company’s major subsidiaries over the course of his career. He is a Board member of Gas Technology Institute (Executive Committee and Audit Committee), Emeritus Board member of the State University of New York at Buffalo Law School Dean’s Advisory Council, a former director of the American Gas Association and former Chairman of the Board of Directors of the Business Council of New York State. He is also past Chairman of the Northeast Gas Association and Buffalo Niagara Enterprise.

Qualifications:

Mr. Smith brings to the Board significant industry and Company expertise and leadership experience. His 36-year tenure with the Company, which included key leadership positions within all of the Company’s business segments has resulted in significant knowledge of the Company’s history and strategies during its substantial growth from a regional utility to a much larger diversified energy company. He also brings a long and active participation in industry groups that identify and address important issues facing the Company and has well-established relationships of trust with other industry leaders. In addition, Mr. Smith has deep ties to businesses and civic organizations in Western New York (the location of the Company’s corporate headquarters and most of its business units). His experience as an active participant during decades of regulatory evolution at the state and federal levels provides valuable perspective and insight into the political and regulatory trends impacting the Company’s regulated interstate pipeline and storage, and utility businesses.

Board Committees Executive, Chair Financing, Chair Education State University of New York at Fredonia, B.A. in Political Science State University of New York at Buffalo School of Law, J.D.

Continuing Directors Whose Terms Expire in 2023

Jeffrey W. Shaw Highland, Utah	Age: 63	Tenure: Director since 2014

Professional Experience:

Mr. Shaw retired as Chief Executive Officer of Southwest Gas Corporation (“Southwest”) on March 1, 2015. He was named Chief Executive Officer and a director of Southwest in 2004 and also served as President of Southwest at various times from 2003 to 2014. Previously Mr. Shaw, a CPA, held various positions at Southwest, including Director of Internal Audit, Controller and Chief Accounting Officer, Vice President/Controller and Chief Accounting Officer, Vice President and Treasurer, Senior Vice President/Finance and Treasurer, and Senior Vice President/Gas Resources and Pricing. He worked for Arthur Anderson & Co. in its Dallas and Las Vegas offices in the audit division prior to joining Southwest in May of 1988. He is a member of the American Institute of Certified Public Accountants, the Nevada Society of CPAs and the Leadership Las Vegas Alumni Association. Mr. Shaw is a member of the Advisory Board of the University of Utah David Eccles School of Business and is a member and past Chairman of the Broadcast Leadership Council at Brigham Young University. He is a past director of Southwest Gas Corporation and the American Gas Association, past Chairman and director of the Western Energy Institute and past President and trustee of the Las Vegas Area Council of the Boy Scouts of America.

Qualifications:

Mr. Shaw’s extensive executive management and financial experience at an energy company with regulated natural gas businesses similar to those of the Company provides the Board with valuable perspective and understanding of state regulatory activities. In particular, Mr. Shaw’s accounting and finance background, and the significant roles he has held in these areas over his career, qualify him as an “Audit Committee Financial Expert” under the Securities and Exchange Commission’s rules and enable him to play a key role in performing the Board’s audit oversight function. In addition, Mr. Shaw’s background and financial expertise contribute to the Board’s understanding and guidance on financial matters. Mr. Shaw is the Company’s Lead Independent Director.

Board Committees Audit, Chair Nominating/Corporate Governance Former Public Company Directorships Southwest Gas Corporation Education University of Utah, B.S. in Accounting Certified Public Accountant

Thomas E. Skains Charlotte, North Carolina	Age: 65	Tenure: Director since 2016

Professional Experience:

Mr. Skains is the former Chairman of the Board, Chief Executive Officer and President of Piedmont Natural Gas Company, Inc., serving from 2002 as President and from 2003 as Chairman and CEO, until his retirement in October 2016. Previously, Mr. Skains held various positions at Piedmont, including Chief Operating Officer and Senior Vice President — Marketing and Supply Services. Mr. Skains held positions of increasing responsibility with Transcontinental Gas Pipe Line Corporation, which he joined in 1981 as an attorney and served as corporate and senior attorney before being named Vice President in 1986 and Senior Vice President — Transportation and Customer Services in 1989. In October 2016, Mr. Skains became a director at Duke Energy Corporation, where he has chaired its Regulatory Policy Committee and served on its Finance and Risk Management and Nuclear Oversight Committees, and where he currently serves on its Compensation and People Development and Corporate Governance Committees. Mr. Skains has served as a director of Truist Financial Corporation and its predecessor BB&T Corporation since 2009, where he chairs its Executive Committee and serves on its Risk Committee and Nominating and Governance Committee, and where he previously chaired its Nominating and Corporate Governance Committee and its Risk Committee. Mr. Skains has also served as a director at Truist Financial Corporation’s subsidiary, Truist Bank (formerly Branch Banking and Trust Company), since 2013, where he chairs its Executive Committee and serves on and previously chaired its Risk Committee. Mr. Skains previously served on the Charlotte Chamber of Commerce Board of Directors and was Chairman in 2015. He also served on the boards of several industry and community organizations, including Gas Technology Institute, the American Gas Association (as Chairman in 2009), the Southern Gas Association (as Chairman in 2006) and the American Gas Foundation (a not-for-profit energy research group).

Qualifications:

Mr. Skains’ strong leadership and strategic management skills provide the Board with a valuable perspective on the complexities, challenges and opportunities facing the natural gas industry. Through his experiences at Piedmont and Transco, as well as his ongoing directorship at Duke Energy, Mr. Skains contributes significant knowledge of the legal and regulatory issues encountered by project sponsors in developing energy infrastructure, including natural gas pipeline projects. Mr. Skains brings to the Board extensive knowledge of the natural gas industry and is able to use his legal training and experience as a corporate energy attorney to provide insight on legal and regulatory compliance matters and contribute to corporate governance matters.

Board Committees

Compensation

Nominating/Corporate

Governance

Public Company

Directorships

Duke Energy Corporation

Truist Financial Corporation

Former Public Company

Directorships

Piedmont Natural Gas

Company, Inc.

Education

Sam Houston State University,

B.B.A

University of Houston Law

School, J.D.

Ronald J. Tanski Naples, Florida	Age: 69	Tenure: Director since 2014

Professional Experience:

Mr. Tanski was President and Chief Executive Officer of the Company from 2013 until his retirement in 2019. He previously served as President and Chief Operating Officer of the Company from 2010 to 2013 and as Treasurer and Principal Financial Officer from 2004 to 2010. Mr. Tanski was President of National Fuel Gas Supply Corporation from 2008 to 2010 and President of National Fuel Gas Distribution Corporation from 2006 to 2008. He was previously Treasurer of those and other subsidiaries of the Company, and he also served in management roles at Seneca Resources Corporation (now Seneca Resources Company, LLC) and Horizon Energy Development, Inc. (sold in 2010). He is a member of the Board of Directors of CMS Energy Corporation and the Board of Directors of its wholly-owned subsidiary, Consumers Energy Company. He previously served as a director of the Interstate Natural Gas Association of America (“INGAA”) and was INGAA Chairman in 2015. Mr. Tanski was a director of the American Gas Association and a member of the Council on Accountancy at Canisius College.

Qualifications:

Mr. Tanski has over four decades of industry experience, beginning his career as an attorney for the Company, and thereafter serving in various management capacities across the Company’s diversified energy business. Through his broad range of experience, including numerous senior leadership positions in both the Company’s regulated utility, and interstate natural gas transmission and storage businesses, as well as within the Company’s exploration and production subsidiary, he gained hands-on, practical knowledge about the natural gas industry, and virtually every aspect of the Company’s operations. Mr. Tanski’s role as CEO and substantial management experience with the Company’s subsidiaries, his detailed understanding of the Company’s integrated operations, and in particular, his financial and legal background with the Company, assist the Board with management of the Company’s operations. Mr. Tanski’s leadership roles at the Company during periods of regulatory change and through several commodity price cycles, as well as his participation with industry trade associations, including the prior chairmanship of a national pipeline trade association, also provide important insight into the business climates and regulatory environments in which the Company’s subsidiaries operate.

Board Committees

Executive

Financing

Public Company

Directorships

CMS Energy Corporation

Consumers Energy Company

Education

State University of New

York at Buffalo, B.A. in

Biology

State University of New

York at Buffalo, MBA

State University of New

York at Buffalo School of

Law, J.D.

Continuing Directors Whose Terms Expire in 2024

David H. Anderson Portland, Oregon	Age: 60	Tenure: Director since 2019

Professional Experience:

Mr. Anderson is President and Chief Executive Officer of Northwest Natural Holding Company (“Northwest Holdings”) and Northwest Natural Gas Company, a local distribution company that provides natural gas service to approximately 2.5 million people in Oregon and Southwest Washington through over 780,000 connections with one of the most modern pipeline systems in the nation. In addition, Northwest Holdings’ subsidiaries provide water distribution and wastewater services to communities throughout the Pacific Northwest and Texas, serving approximately 65,000 people through 27,000 connections. Mr. Anderson has held a series of positions with increasing responsibility at Northwest Holdings since joining the company in 2004, including Chief Operating Officer and Chief Financial Officer. Previously, he was Senior Vice President and Chief Financial Officer at TXU Gas Company and Chief Accounting Officer at TXU Corporation, an energy services company that included electricity generation and the transmission and distribution of electricity and natural gas. Mr. Anderson serves as a director of Northwest Holdings. He was Chair of the Board of Directors of the American Gas Association (AGA) and Compensation Committee Chair in 2021, and previously served as First Vice Chair. He is past chairman of the AGA’s Audit Committee, past co-chairperson of the AGA’s Carbon Policy Task Force, a member of the AGA’s Finance Committee and Safety, Resilience/Reliability and Security Task Force, and a board trustee of the American Gas Foundation. Additionally, he serves as a director of the Oregon Business Council. Mr. Anderson also serves on Oregon Governor Kate Brown’s Global Warming Commission and is a member of the Founders’ Circle of SOLVE, an Oregon non-profit dedicated to environmental stewardship.

Qualifications:

Mr. Anderson’s extensive financial and operational experience in the electric and natural gas industries and leadership roles on environmental matters provide the Board with important perspectives with respect to the Company’s business operations, sustainability, and financial positioning. The combined professional skills and energy industry insights Mr. Anderson brings to the Board strengthen the Board’s collective knowledge, capabilities, and experience. Mr. Anderson’s experience in highly regulated industries impacted by emerging climate initiatives enables him to provide valuable perspective and management oversight on subjects including public policy, government relations, and regulatory compliance. In addition, the significant roles he has held in accounting and finance qualify Mr. Anderson as an “Audit Committee Financial Expert” under the Securities and Exchange Commission’s rules.

Board Committees

Audit

Compensation

Financing

Public Company Directorships

Northwest Natural Holding Company

Education

Texas Tech University, B.B.A. in Accounting

Certified Public Accountant (retired)

Chartered Global Management Accountant

David P. Bauer Buffalo, New York	Age: 52	Tenure: Director since 2020

Professional Experience:

Mr. Bauer has been President and Chief Executive Officer of the Company since 2019. He previously served as President of National Fuel Gas Supply Corporation, the Company’s principal pipeline and storage subsidiary, from 2016 to 2019, and as Treasurer and Principal Financial Officer of the Company from 2010 to 2019. Mr. Bauer joined the Company in 2001, after more than 10 years in public accounting at PricewaterhouseCoopers LLP, and served as Assistant Treasurer or Treasurer of the Company’s various operating subsidiaries from 2004 to 2019. He is a director of the American Gas Association, Invest Buffalo Niagara, Catholic Health System, and YMCA Buffalo Niagara, where he chairs the finance committee. He also serves as chairman of the audit committee of D’Youville College and as a member of the Canisius College Business Advisory Council and the Diocese of Buffalo Investment Committee.

Qualifications:

As a member of the Company’s executive team since 2004, Mr. Bauer brings to the Board substantial management experience and in-depth knowledge of the Company’s operations and strategic direction. His oversight of key infrastructure modernization and expansion projects, together with his leadership role in maintaining the Company’s fiscal strength, will assist the Board with investment strategy, capital allocation and risk management. In addition, Mr. Bauer’s deep ties to Western New York, the location of the Company’s corporate headquarters, will enhance the Board’s understanding of local and regional issues.

Board Committees Executive Financing Education Boston College, B.S. in Accounting

Barbara M. Baumann Denver, Colorado	Age: 66	Tenure: Director since 2020

Professional Experience:

Ms. Baumann is a former BP Amoco executive who currently serves as President and Owner of Cross Creek Energy Corporation, an energy advisory firm with investments in the domestic oil and gas business. Prior to founding her own firm in 2003, Ms. Baumann was Executive Vice President of Associated Energy Managers, a private equity firm investing in energy companies. Ms. Baumann began her 18-year career with Amoco (later BP Amoco) in 1981. She served in various areas of finance and operations, including Chief Financial Officer of Ecova Corporation, Amoco’s wholly-owned environmental remediation business, and Vice President of Amoco’s San Juan Basin business unit. She is a member of the Board of Directors of Devon Energy Corporation and a member of the independent Board of Trustees of Putnam Mutual Funds. In addition, she is a senior advisor for First Reserve Corporation, a private equity firm focused on energy, and serves as a director of privately held companies Ascent Resources and Texas American Resources II (TARC II). Ms. Baumann previously served on the boards of Buckeye Partners, L.P., SM Energy Company, CVR Energy, Inc., UNS Energy Corporation, and privately held Hat Creek Energy Corporation. She is a former board member and treasurer of The Denver Foundation and current member of its investment committee; a member of the finance committee of Children’s Hospital Colorado; and a board member of the National Association of Corporate Directors, Colorado Chapter. She is also a past member and past chair of the Board of Trustees of Mount Holyoke College.

Qualifications:

Ms. Baumann brings to the Board extensive knowledge of the energy industry, including particular expertise in the oil and gas exploration and production business. Over the course of her distinguished career, she has gained broad strategic planning, economic evaluation, operational, natural gas marketing, and human resources management skills and experience, which are important to the oversight of financial, operational, and compensation management functions. She also has significant financial, accounting and risk management experience, qualifying her as an “Audit Committee Financial Expert” under the Securities and Exchange Commission’s rules. Ms. Baumann’s service on other public and private company boards enhances her strong corporate governance background, and her position as an independent trustee of a large family of mutual funds provides insight into the perspective of institutional stockholders.

Board Committees

Audit

Financing

Public Company Directorships / Private
Company Trusteeships

Devon Energy Corporation

Putnam Mutual Funds

Former Public Company
Directorships

Buckeye Partner, L.P.

SM Energy Company

CVR Energy, Inc.

UNS Energy Corporation

Education

Mount Holyoke College, B.A.

Wharton School of the
University of Pennsylvania,
MBA

Rebecca Ranich Baltimore, Maryland	Age: 63	Tenure: Director since 2016

Professional Experience:

Ms. Ranich is a former director at Deloitte Consulting, LLP, where she led the firm’s Energy and Sustainability Investment Advisory Services for public sector clients, providing counsel on more than $1 billion of investments. Her practice focused on strategic energy investments designed to mitigate and manage risks related to energy supply, demand and climate change issues. Preceding her position at Deloitte, Ms. Ranich worked at PSG International, where she was a member of the management team leading negotiations to implement the Trans-Caspian Gas Pipeline, a multi-billion dollar, 1,700-kilometer pipeline project transporting natural gas from Turkmenistan to Turkey. She was previously a Vice President at Michael Baker Corporation, an international engineering, energy and environmental services firm. While at Baker, she held executive responsibility for delivering energy and environmental engineering services in Europe, Russia and the Caspian region, overseeing projects with a construction value in excess of $40 billion. She managed offices in London, Naples, Wiesbaden and Moscow. Ms. Ranich served as a member of the Board of Directors of Questar Corporation from 2013 to 2016, when Questar was acquired by Dominion Resources, Inc. At Questar she was Chair of the Board’s Governance and Nominating Committee. She is a former member of the Board of Directors of Cardno Limited, an Australian infrastructure and environmental services company, and a former member of the Supervisory Board at Uniper SE, a German power generation and energy supply chain corporation. She serves as Chair of the Board of the Gas Technology Institute and Chair of its Investment Committee, and she is an advisory board member of Yet Analytics, an xAPI data analytics platform. In addition to being an investor in and advisor to emerging technology companies, Ms. Ranich is a member of the Technology Commercialization Panel for the Johns Hopkins University Applied Physics Laboratory.

Qualifications:

Ms. Ranich’s wealth of experience and formidable skills in strategic energy investments, project development, risk management and corporate governance contribute significantly to the Board. With her work on sustainable environmental practices and extensive global industry experience, including first-hand involvement in high-risk environments and large-scale projects designed to effect significant advancements in the delivery of energy, Ms. Ranich complements the diverse backgrounds on the Board, adds a keen understanding of risk, and provides a unique global perspective. Ms. Ranich also brings to the Board her prior experience as chair of a public company corporate governance committee, and a successful track record of establishing, building and leading energy-focused businesses.

Board Committees

Audit

Nominating/Corporate

Governance, Chair

Former Public Company
Directorships

Questar Corporation

Cardno Limited

Uniper SE

Education

Northwestern University, B.A.
in Soviet Studies

University of Detroit Mercy,
MBA

CORPORATE GOVERNANCE

The Board of Directors is committed to effective corporate governance. The Board has adopted Corporate Governance Guidelines that provide a framework for the governance of the Company, and it regularly reviews corporate governance developments. The Board has implemented many strong governance practices, including maintaining a significant complement of independent directors (currently nine out of eleven), designating a Lead Independent Director, holding regular meetings of the non-management and/or independent directors, separating, at the Board’s discretion, the roles of Chairman of the Board and Chief Executive Officer, and providing a process for stockholders meeting certain requirements to have nominees included in the Company’s proxy materials. In addition, the Company’s Code of Business Conduct and Ethics, which applies to all directors, officers and employees, sets forth standards for conducting business in an honest and ethical manner.

Diversity

National Fuel’s commitment to diversity extends both to its workforce and your Board of Directors. Under the Company’s Corporate Governance Guidelines, the Board of Directors is required, when selecting candidates for re-election and candidates for Board membership, to consider factors that include diversity of perspectives, including all aspects of diversity (race, ethnicity, national origin, gender and other protected classes), to be brought to the Board by the individual members. In recent years, National Fuel’s Nominating/Corporate Governance Committee, which makes recommendations to the full Board on nominees for director positions, has invited qualified gender and racially diverse candidates to stand for election to the Board, with successful results. The Board will continue its efforts to attract qualified diverse Board candidates whose expertise and personal characteristics align with the Company’s long term business strategy. This commitment is reflected in the Company’s Process for Identifying and Evaluating Nominees for Director (Exhibit B to the Corporate Governance Guidelines), which provides that, in identifying independent director candidates for nomination to the Board, the Nominating/Corporate Governance Committee, and any search firm it engages, is committed to including in any initial candidate pool qualified racially, ethnically and/or gender diverse candidates. Board member Rebecca Ranich serves as Chair of the Nominating/Corporate Governance Committee, and women have long occupied National Fuel’s top corporate levels. Today, four of the Company’s nine designated executive officers are women who hold the following important policy-making positions: President of the Company’s Utility segment; General Counsel and Secretary, who also serves as the Company’s Compliance Officer; Treasurer and Principal Financial Officer; and Controller and Principal Accounting Officer.

Director Independence

The Board of Directors has determined that directors Anderson, Baumann, Carroll, Finch, Jaggers, Ranich, Shaw, Skains and Smith are independent, that Mr. Tanski is not independent due to his employment relationship with the Company within the past three years, and that Mr. Bauer is not independent due to his current employment relationship with the Company. The Board’s determinations of director independence were made in accordance with the listing standards of the New York Stock Exchange (the “NYSE”) and SEC regulations. In making its independence determinations, the Board considered that Mr. Carroll is President and Chief Executive Officer of GTI, an organization that receives payments from the Company for dues and fees to support research and development, and that such payments in each of GTI’s last three fiscal years were less than (i) $1,000,000 or (ii) 2% of GTI’s consolidated gross revenues for the applicable fiscal year.

Board Leadership Structure

Non-management directors meet at regularly scheduled executive sessions without management. In addition, the independent directors met during fiscal 2021, in accordance with NYSE listing standards. The sessions were chaired by Jeffrey W. Shaw, as Lead Independent Director.

In March 2021, the Board of Directors re-elected Mr. Smith as Chairman of the Board and re-elected Mr. Bauer as President and Chief Executive Officer. The Board believes that Mr. Smith’s role as Chairman and Mr. Bauer’s position as Chief Executive Officer constitute an effective leadership model, given Mr. Smith’s past experience in the role of CEO and experience as Chairman of the Board and Mr. Bauer’s appointment as CEO in 2019. The Board believes this is the optimal leadership structure at this time and reviews and considers this structure at least annually. As in the past, it is the Board’s opinion that the stockholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure for the Company at a given time, including whether the roles of Chairman and CEO should be filled by the same person. At times in the past the roles have been separate and at other times they have been combined. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, have significant industry experience and are in the best position to evaluate its needs and how best to organize the capabilities of the directors and management to meet those needs.

The Board of Directors provides a process for stockholders and other interested parties to send communications to the Board or to certain directors. Communications to the Lead Independent Director, to the non-management directors as a group, or to the entire Board should be addressed as follows: Lead Independent Director, c/o 6363 Main Street, Williamsville, NY 14221. For the present, all stockholder and interested parties’ communications addressed in such manner will go directly to the indicated directors. If the volume of communication becomes such that the Board determines to adopt a process for determining which communications will be relayed to Board members, that process will appear on the Company’s website at www.nationalfuel.com.

Annual Meeting Attendance

Last year, all directors attended the 2021 Annual Meeting, and all directors are expected to attend this year’s meeting.

Meetings of the Board of Directors and Standing Committees

In fiscal 2021, there were five meetings of the Board of Directors. In addition, directors attended meetings of standing or pro tempore committees. The Audit Committee held nine meetings, the Compensation Committee held five meetings, the Financing Committee held one meeting, and the Nominating/Corporate Governance Committee held four meetings. During fiscal 2021, all directors attended at least 75% of the aggregate of meetings of the Board and of the committees of the Board on which they served. In addition, Board members regularly attend meetings of committees on which they do not serve, although committee decision-making is reserved to committee members.

The table below shows the number of committee meetings conducted in fiscal 2021 and the directors who served on these committees as of September 30, 2021.

BOARD COMMITTEES
DIRECTOR	Audit	Compensation	Executive	Financing	Nominating/ Corporate Governance
David H. Anderson	X	X		X
David P. Bauer			X	X
Barbara M. Baumann	X			X
David C. Carroll			X		X
Steven C. Finch	X				X
Joseph N. Jaggers	X	Chair	X
Rebecca Ranich	X				Chair
Jeffrey W. Shaw	Chair				X
Thomas E. Skains		X			X
David F. Smith			Chair	Chair
Ronald J. Tanski			X	X

Number of Meetings in Fiscal 2021	9	5	0	1	4

Audit Committee

The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held nine meetings during fiscal 2021 in order to review the scope and results of the annual audit, to receive reports of the Company’s independent registered public accounting firm and chief internal auditor, to monitor compliance with the Company’s Reporting Procedures for Accounting and Auditing Matters (included in this proxy statement as Appendix A), to review the Company’s enterprise risk management program and to prepare a report of the Audit Committee’s findings and recommendations to the Board of Directors. A current copy of the charter of the Audit Committee is available on the Company’s website at www.nationalfuel.com. The members of the Audit Committee are independent as independence for audit committee members is defined in NYSE listing standards and in SEC regulations. No Audit Committee member simultaneously serves on the audit committees of more than three public companies. The Board limits the number of audit committees on which an Audit Committee member can serve to three, unless the Board has determined that such simultaneous service would not impair the ability of such members to serve effectively. The Company’s Board of Directors has determined that the Company has three audit committee financial experts (as defined by SEC regulations) serving on its Audit Committee, namely Mr. Shaw, Mr. Anderson and Ms. Baumann. The Board has also determined, in its business judgment in accordance with NYSE listing standards, that all members of the Audit Committee are financially literate.

In connection with its review of the Company’s internal audit function, the Audit Committee in 2021 had an external quality assessment performed by IIA Quality Services, LLC under the Institute of Internal Auditors’ (the “IIA”) International Standards for the Professional Practice of Internal Auditing (the “Standards”). The assessment concluded that the Company’s Audit Services Department generally conforms to the Standards, the IIA Code of Ethics, and the Definition of Internal Auditing. “Generally conforms” is the IIA’s highest rating. The Standards state that an external quality assessment should be conducted at least once every five years.

Further information relating to the Audit Committee appears in this proxy statement under the headings “Audit Fees” and “Audit Committee Report.”

Compensation Committee

As described in the Compensation Discussion and Analysis in this proxy statement, the Compensation Committee held five meetings during fiscal 2021 in order to review and determine the compensation of Company executive officers and to review reports and/or grant awards under the National Fuel Gas Company 2010 Equity Compensation Plan, as amended and restated (the “2010 Equity Compensation Plan”), the 2012 Annual At Risk Compensation Incentive Plan (“AARCIP” or the “At Risk Plan”), and the Executive Annual Cash Incentive Program (“EACIP”). The members of the Compensation Committee are independent under NYSE listing standards and “non-employee directors” as defined in SEC regulations. A current copy of the charter of the Compensation Committee is available on the Company’s website at www.nationalfuel.com.

The Compensation Committee is responsible for various aspects of executive compensation, including approval of the base salaries and incentive compensation of the Company’s executive officers. The Compensation Committee is authorized to evaluate director compensation and make recommendations to the full Board regarding director compensation. The Compensation Committee may form subcommittees and delegate to those subcommittees such authority as the Compensation Committee deems appropriate, other than authority required to be exercised by the Compensation Committee as a whole. The Compensation Committee also administers the Company’s 2010 Equity Compensation Plan, the 1997 Award and Option Plan, and the At Risk Plan and approves performance conditions and target incentives for executive officers who are participants in the EACIP. As described more fully in the Compensation Discussion and Analysis, the Compensation Committee retained Korn Ferry (a unit of Korn/Ferry International) (“Korn Ferry”) and Meridian Compensation Partners, LLC (“Meridian”), both independent compensation consulting firms, to assist in determining executive compensation. In addition, as set forth in the Compensation Committee’s charter, the Chief Executive Officer may and does make, and the Compensation Committee may and does consider, recommendations regarding the Company’s compensation and employee benefit plans and practices, including the compensation of executive officers other than himself. The Compensation Committee then approves executive compensation as it deems appropriate. The Compensation Committee has assessed the independence of the compensation consultants under NYSE listing standards and has determined their work presents no conflicts of interest under SEC regulations. For more information regarding the role of the compensation consultants and the Chief Executive Officer in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis.

Executive Committee

The Executive Committee did not meet during fiscal 2021. The Executive Committee has, and may exercise, the authority of the full Board, except as may be prohibited by New Jersey corporate law (N.J.S.A. § 14A:6-9).

Financing Committee

The Financing Committee held one meeting during fiscal 2021. The Financing Committee may exercise Board authority with respect to specific financing matters for which the Board has delegated responsibility to it.

Nominating/Corporate Governance Committee

All the members of the Nominating/Corporate Governance Committee are independent, as independence is defined in NYSE listing standards. The Nominating/Corporate Governance Committee makes recommendations to the full Board on nominees for the position of director. The Nominating/Corporate Governance Committee also has duties regarding corporate governance matters as required by law, regulation or NYSE rules. Additionally, the Nominating/Corporate Governance Committee oversees the Company’s strategy and reporting with respect to corporate responsibility matters, including ESG factors that are of significance to the Company and its stakeholders. The Nominating/Corporate Governance Committee provides guidance to management on corporate responsibility issues and makes recommendations to the Board regarding corporate responsibility initiatives and strategies. A current copy of the charter of the Nominating/Corporate Governance Committee is available on the Company’s website at www.nationalfuel.com. The Nominating/Corporate Governance Committee held four meetings during fiscal 2021.

Method of Evaluating Board and Committee Effectiveness

Annually, the Board and each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee take part in a self-evaluation process to determine their effectiveness and opportunities for improvement. Questionnaires are provided to each director soliciting comments with respect to dynamics of the full Board and each of the above committees, on which the director serves, as well as director performance and adequacy of Board materials. The confidential responses are summarized for Board and Nominating/Corporate Governance committee review. Board members are requested to report dissatisfaction with individual performance to the Chairman of the Board and the Chairman of the Nominating/Corporate Governance Committee. At a Board and Nominating/Corporate Governance Committee meeting, time is allocated to discuss the summary and review any comments or inadequacies.

Process for Nominating Directors

Stockholders may recommend individuals to the Nominating/Corporate Governance Committee to consider as potential nominees. Procedures by which stockholders may make such recommendations are set forth in Exhibit B to the Company’s Corporate Governance Guidelines, described in the following paragraph. In addition, the Company’s By-Laws provide a process for stockholders meeting certain requirements to have nominees included in the Company’s proxy materials.

In general, the Nominating/Corporate Governance Committee’s charter provides for the Nominating/Corporate Governance Committee to develop and recommend to the Board criteria for selecting new director nominees and evaluating unsolicited nominations, which criteria are included in this proxy statement as part of the Company’s Corporate Governance Guidelines. A current copy of the Corporate Governance Guidelines is included in this proxy statement as Appendix B, and is available on the Company’s website at www.nationalfuel.com. Appendix B also addresses the qualifications and skills the Nominating/Corporate Governance Committee believes are necessary in a director, and the Nominating/Corporate Governance Committee’s consideration of stockholder recommendations for director. Pursuant to the Corporate Governance Guidelines, in order to be considered in connection with the 2023 Annual Meeting of Stockholders, stockholder recommendations identifying a proposed nominee and setting out his or her qualifications should be delivered to the Company’s Secretary at its principal office no later than September 23, 2022.

Under the process for selecting new Board candidates, the Chairman, the Chief Executive Officer and the Nominating/Corporate Governance Committee discuss the need to add a new Board member or to fill a vacancy on the Board. The Nominating/Corporate Governance Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm if necessary, and considering candidates recommended by stockholders in accordance with Exhibit B to the Corporate Governance Guidelines.

Charitable Contributions by Company

Within the preceding three years, the Company did not make any charitable contributions to any charitable organization in which a director served as an executive officer which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year.

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

Risk Oversight

The Board retains oversight of safety, environmental, social, operational and corporate governance risks, among other areas central to corporate responsibility, including strategic, financial and regulatory risks and opportunities. An important aspect of the Board’s oversight role is the enterprise risk management process, under which enterprise-wide risks have been identified, including climate-related risk, along with mitigative measures to address and manage such risks. Through its enterprise risk management process, the Company has identified specific foundational risks, critical risks and potentially-emerging risks and reviews the assessment of these risks, along with any newly identified risks, on a quarterly basis with the Board. Management also reports quarterly to the Board on significant matters within these risk categories. In addition, management provides a detailed presentation on a topic related to one or more risk categories at each Board meeting. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board. The Board and management consider enterprise risks and opportunities in their strategic and capital spending decision process, and the Board directs management to integrate corporate responsibility concerns into decision-making throughout the organization.

The Nominating/Corporate Governance Committee specifically has oversight responsibility for corporate responsibility matters that are significant to the Company and its stakeholders. The Company conducts business consistent with our six guiding principles of safety, environmental stewardship, community, innovation, satisfaction, and transparency. To that end, corporate responsibility and ESG matters are a standing agenda item at Nominating/Corporate Governance Committee meetings. In September 2021, the Company published our second annual Corporate Responsibility Report, highlighting the Company’s ESG-related initiatives, programs, and actions.

The Audit Committee discusses guidelines and policies governing management’s process for assessing and managing the Company’s exposure to risk, and on a quarterly basis, at meetings which are attended by the entire Board, reviews the enterprise risk management process described above. The Audit Committee also oversees the scope of work of the Audit Services Department, which includes review of the internal audit function’s annual risk-based audit plan. The Audit Services Department considers significant risk categories identified through the enterprise risk management process when creating its internal audit plan. Additionally, in conjunction with its review of the integrity of the Company’s financial statements, the Audit Committee discusses with management major financial risk exposures and the steps taken to monitor and control those exposures.

Related Person Transactions

The Company had no related person transactions in fiscal 2021. The Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) (which is in writing and available to stockholders as described at the end of this proxy statement) identifies the avoidance of any actual or perceived conflicts between personal interests and Company interests as an essential part of the responsibility of the Company’s directors, officers and employees. The Code of Conduct provides that a conflict of interest may arise when a director, officer or employee receives improper personal benefits as a result of his or her position in the Company, or when personal situations tend to influence or compromise a director’s, officer’s or employee’s ability to render impartial business decisions in the best interest of the Company. Potential conflicts of interest under the Code of Conduct would include but not be limited to related person transactions. The Audit Committee administers the Code of Conduct as it relates to the Company’s directors and executive officers.

The Company’s policies and procedures for the review, approval or ratification of related person transactions are set forth in writing in the charter of the Audit Committee. The charter provides that the Audit Committee will review and, if appropriate, approve or ratify any transaction between the Company and a related person which is required to be disclosed under SEC rules. In the course of its review of a transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the significance of the transaction to the related person and to the Company, whether the transaction would affect the independence of a director, and any other matters the Audit Committee deems appropriate. The Audit Committee will approve or ratify only those transactions that it considers to be in, or not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, principal executive officer, principal financial officer, controller, other officers and employees that is designed to deter wrongdoing and to promote honest and ethical conduct. The code deals with a variety of corporate matters, including compliance with laws, conflicts of interest, corporate opportunities, use of company resources, fair dealing and confidentiality of company information. The text of the code is available on the Company’s website at www.nationalfuel.com.

DIRECTOR COMPENSATION

The 2009 Non-Employee Director Equity Compensation Plan was approved at the 2009 Annual Meeting of Stockholders and reapproved at the 2016 and 2019 Annual Meetings of Stockholders (“Director Equity Compensation Plan”). This plan provides for the issuance of shares on a quarterly basis to non-employee directors in such amounts as the Board may determine from time to time. In addition, non-employee directors receive a portion of their compensation in cash, as determined by the Board from time to time. Directors who are not Company employees or retired employees do not participate in any of the Company’s employee benefit or compensation plans. Directors who are current employees receive no compensation for serving as directors.

In fiscal 2021, non-employee directors were paid a cash retainer of $110,000, plus shares of Common Stock equal in value to approximately $175,000. Common Stock issued to non-employee directors under the Director Equity Compensation Plan is nontransferable until the later of two years from issuance or six months after the recipient’s cessation of service as a director of the Company, except that transferability restrictions lapse upon the death of the recipient.

The Lead Independent Director (Mr. Shaw) was paid an additional annual retainer of $15,000, and the Chairpersons of the Audit, Compensation and Nominating/Corporate Governance Committees (Mr. Shaw, Mr. Jaggers and Ms. Ranich, respectively) were each paid an additional annual retainer of $15,000. These payments were made in July 2021. Mr. Smith was paid an additional retainer of $20,000 per quarter for his service as Chairman of the Board.

The Company requires that each director, in order to receive compensation for service as a director, must beneficially own at least 2,000 shares of Common Stock at the end of the first year of service as a director, at least 4,000 shares at the end of the second year of service and at least 6,000 shares at the end of the third year of service. All directors are in compliance with this requirement.

In fiscal 2021, non-employee members of the Board were eligible to participate in the Company’s Non-Employee Directors Deferred Compensation Plan. In June of 2021, the Board approved modification of this plan to permit participation by officers as well as directors, for compensation payable beginning in fiscal 2022, and renamed the plan the Deferred Compensation Plan for Directors and Officers (the “DCP”).

In general, the DCP is an unfunded, nonqualified deferred compensation plan open to the directors of the Company and the officers of the Company and its subsidiaries. Under the DCP, and subject to administration by the Compensation Committee of the Board, each eligible officer may defer receipt of his or her base salary and discretionary cash bonuses, and each eligible director may defer receipt of his or her annual cash retainer and quarterly Company common stock awards. Eligible officers may also defer receipt of their performance-based cash bonuses and Company common stock received in settlement of restricted stock units, performance shares or performance units awards under terms and conditions as described in the DCP. Compensation deferred under the DCP is recorded as deferred compensation in cash or stock accounts, as applicable, and certain transfers among accounts are permitted as described in the DCP. Cash accounts accrue interest and will be settled in cash, and stock accounts accrue dividend equivalents and generally will be settled in Company common stock. Payouts will generally be made in accordance with the participants’ deferral elections. The deferred compensation obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors.

The following table sets forth the compensation paid to each non-employee director for service during fiscal 2021:

DIRECTOR COMPENSATION TABLE — FISCAL 2021

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David H. Anderson	110,000	175,055	8	285,063
Barbara M. Baumann	110,000	175,055	8	285,063
David C. Carroll	110,000	175,055	8	285,063
Steven C. Finch	110,000	175,055	8	285,063
Joseph N. Jaggers	125,000	175,055	8	300,063
Rebecca Ranich	125,000	175,055	8	300,063
Jeffrey W. Shaw	140,000	175,055	8	315,063
Thomas E. Skains	110,000	175,055	8	285,063
David F. Smith	190,000	175,055	8	365,063
Ronald J. Tanski	110,000	175,055	8	285,063

(1)

Represents the portion of the annual retainer paid in cash, plus additional retainers, as applicable, for service as a committee Chairperson, Lead Independent Director, or Chairman of the Board, including any amounts deferred at the director’s election pursuant to the terms of the DCP.

(2)

Represents the aggregate fair value on the date of issuance of the Common Stock issued under the Director Equity Compensation Plan, in accordance with Financial Accounting Standards Board (“FASB”) authoritative guidance for stock compensation, including any amounts deferred at the director’s election pursuant to the terms of the DCP. The average of the high and low stock price on each date of issuance was used to compute the fair value. The average prices (and resultant values of the Stock Awards) were as follows: $40.24 for October 1, 2020 (stock in total valued at $43,781); $41.01 for January 2, 2021 (stock in total valued at $43,758); $49.79 for April 1, 2021 (stock in total valued at $43,765); and $52.775 for July 1, 2021 (stock in total valued at $43,750). As of September 30, 2021, the aggregate shares paid as compensation under director plans for all years of service were as follows: Anderson, 9,036; Baumann, 6,420; Carroll, 26,648; Finch, 11,942; Jaggers, 20,311; Ranich, 17,825; Shaw, 23,095; Skains, 16,736; Smith, 18,517; and Tanski, 8,870.

(3)

Represents premiums paid on a blanket travel insurance policy, which covers each director up to a maximum benefit of $500,000. This insurance provides coverage in case of death or injury while on a trip for Company business.

AUDIT FEES

In addition to retaining PricewaterhouseCoopers LLP to report on the annual consolidated financial statements of the Company for fiscal 2021, the Company retained PricewaterhouseCoopers LLP to provide various non-audit services in fiscal 2021. The aggregate fees billed for professional services by PricewaterhouseCoopers LLP for each of the last two fiscal years were as follows:

	2021	2020
Audit Fees(1)	$1,933,000	$2,203,600
Audit-Related Fees(2)	$0	$0
Tax Fees
Tax advice and planning(3)	$223,070	$218,400
Tax compliance(4)	$13,585	$11,450
All Other Fees(5)	$3,154	$2,284

TOTAL	$2,172,809	$2,435,734

(1)

Audit Fees include audits of consolidated financial statements and internal control over financial reporting, reviews of financial statements included in quarterly Forms 10-Q, comfort letters and consents, and audits of certain of the Company’s wholly-owned subsidiaries to meet statutory or regulatory requirements.

(2)

Audit-Related Fees include audits of certain of the Company’s wholly-owned subsidiaries not required by statute or regulation, and consultations concerning technical financial accounting and reporting standards.

(3)	Tax advice and planning includes consultations on various federal and state tax matters.

(4)	Tax compliance includes tax return preparation and tax audit assistance.

(5)	All Other Fees relate to permissible fees other than those described above and include consulting fees and the software-licensing fee for an accounting and financial reporting research tool.

The Audit Committee’s charter references its pre-approval policies and procedures. The Audit Committee has pre-approved the use of PricewaterhouseCoopers LLP for specific types of services, including various audit and audit-related services and certain tax services, among others. The chair of the Audit Committee and, in his absence, another specified member of the committee are authorized to pre-approve any audit or non-audit service on behalf of the committee. Each pre-approval is to be reported to the full committee at the first regularly scheduled committee meeting following such pre-approval.

For fiscal 2021, none of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in reliance upon the “de minimis exception” contained in Section 202 of Sarbanes-Oxley and codified in Section 10A(i)(1)(B) of the Exchange Act and in 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of six directors who meet the independence and financial literacy requirements of the New York Stock Exchange and the Securities and Exchange Commission (SEC). The Audit Committee Chairman, Jeffrey W. Shaw, and members David H. Anderson and Barbara M. Baumann, each qualify as an “audit committee financial expert” as defined by the SEC. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, last amended June 15, 2017, a copy of which is available on the Company’s website at https://investor.nationalfuelgas.com/governance/governance-guidelines-and-committee-charters/default.aspx.

The Audit Committee reviews the integrity of the Company’s financial statements and discusses with management major financial risk exposures and the steps taken to monitor and control those exposures. The Audit Committee also oversees the scope of work of the Audit Services Department. That scope includes reviewing the accuracy, reliability and integrity of financial and operational information and the means used to identify, measure, classify and report such information. To that end, management reports quarterly to the Board of Directors on significant risk categories identified through the enterprise risk management process, which the Audit Services Department considers when creating its internal audit plan. The Audit Committee also directly appoints, retains, compensates, evaluates, terminates and oversees the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and such firm must report directly to the Audit Committee. In addition to those responsibilities, with respect to the independent auditor, the Audit Committee:

•	reviews and evaluates the annual engagement letter, including the independent auditor’s proposed fees;

•	reviews, evaluates and monitors the annual audit plan and its progression, including the timing and scope of audit activities;

•

annually reviews and evaluates the qualifications, performance and independence of the independent auditor, including the lead partner, and ensures that the lead partner and any other audit partners are rotated at appropriate intervals in compliance with applicable laws, rules and regulations;

•

reviews and evaluates the independent auditor report describing internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or outside inquiry or investigation; and

•

reviews the independent auditor report describing all relationships between the independent auditor and the Company, including a list of the fees billed for each category, in order to assess the independent auditor’s independence.

Management is responsible for the Company’s consolidated financial statements and for establishing, maintaining, and assessing internal control over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent auditor, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent auditor. PricewaterhouseCoopers LLP has been the Company’s independent auditor since 1941. PricewaterhouseCoopers LLP rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner. The Audit Committee believes that there are significant benefits to having an independent auditor with an extensive history with the Company. These include:

•

Higher quality audit work and accounting advice, due to the independent auditor’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and

•	Operational efficiencies because of the independent auditor’s history and familiarity with our business.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2021 with management. The Audit Committee has also reviewed with management its evaluation of the structure and effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s level of fees and provision of non-audit services to the Company and its affiliates are compatible with PricewaterhouseCoopers LLP’s independence and has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Based on the review, discussions and considerations referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2021 for filing with the SEC.

AUDIT COMMITTEE

JEFFREY W. SHAW, Chairman

DAVID H. ANDERSON

BARBARA M. BAUMANN

STEVEN C. FINCH

JOSEPH N. JAGGERS

REBECCA RANICH

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth for each current director, each nominee for director, each of the executive officers named in the Fiscal 2021 Summary Compensation Table, and for all directors, nominees and executive officers as a group, information concerning beneficial ownership of Common Stock. The Common Stock is the only class of Company equity securities outstanding. Unless otherwise noted, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed. Security holdings are as of December 31, 2021. As of that date, 91,436,837 shares of Common Stock were issued and outstanding.

Name of Beneficial Owner	Exercisable SARs(1)	Shares Held in ESOP(2)	Shares Held in 401(k) Plan(3)	Shares Otherwise Beneficially Owned(4)		Percent of Class(5)

David H. Anderson	0	0	0	10,137	(6)	*

David P. Bauer	1,805	0	12,331	70,278		*

Barbara M. Baumann	0	0	0	9,441		*

Karen M. Camiolo	928	0	15,907	45,671		*

David C. Carroll	0	0	0	31,598	(7)	*

Donna L. DeCarolis	0	266	21,778	66,290		*

Steven C. Finch	0	0	0	12,876	(7)	*

Joseph N. Jaggers	0	0	0	21,632		*

Ronald C. Kraemer	812	4,021	16,721	46,795		*

Justin I. Loweth	0	0	8,744	28,125		*

John P. McGinnis	0	0	11,797	112,407	(8)	*

John R. Pustulka	3,757	4,064	24,247	113,288		*

Rebecca Ranich	0	0	0	20,477	(7)	*

Jeffrey W. Shaw	0	0	0	24,016	(9)	*

Thomas E. Skains	0	0	0	17,745	(7)	*

David F. Smith	0	2,053	21,012	305,671	(10)	*

Ronald J. Tanski	7,296	2,992	28,549	565,916	(11)	*

Directors, Nominees and Executive Officers as a Group (21 Total)	15,056	14,894	174,080	1,548,657		1.92%

*	Represents beneficial ownership of less than 1% of issued and outstanding Common Stock.

(1)

A stock appreciation right (“SAR”) granted under an equity compensation plan of the Company in respect of one or more shares of Common Stock generally entitles the holder thereof the right to receive, in cash or Common Stock as determined by the Compensation Committee in its discretion, an amount per share of Common Stock equal to the excess, if any, of (i) the fair market value of a share of Common Stock on the date the SAR is exercised, over (ii) the grant price of the SAR. The shares included in this column represent the number of shares the officer would have received by exercising SARs on December 31, 2021, when the fair market value (the average of high and low stock price) was $63.90. Until exercised, SARs have no voting power.

(2)

This column lists shares held in the National Fuel Gas Company Employee Stock Ownership Plan (“ESOP”). The beneficial owners of these shares have sole voting power with respect to shares held in the ESOP, but do not have investment power respecting most of those shares until they are distributed.

(3)

This column lists shares held in the Company Tax-Deferred Savings Plan for Non-Union Employees (“TDSP”), a 401(k) plan. The beneficial owners of these shares have sole voting and investment power with respect to shares held in the TDSP.

(4)	This column includes shares held of record and any shares beneficially owned through a bank, broker or other nominee.

(5)	This column lists the sum of the individual’s (or individuals’) holdings shown on this table, expressed as a percentage of the Company’s outstanding shares.

(6)

Includes 192 shares held through a family trust, as to which Mr. Anderson shares voting and investment power, and 4,772 shares deferred under the DCP, as to which Mr. Anderson does not have voting or investment power.

(7)	Includes 4,772 shares deferred under the DCP, as to which the director does not have voting or investment power.

(8)

Includes 90,340 shares held through a limited liability company of which Mr. McGinnis and his wife are the sole members, and as to which Mr. McGinnis shares voting and investment power; and 3,611 shares held by Mr. McGinnis and his wife as trustees for family members, as to which Mr. McGinnis shares voting and investment power.

(9)	Includes 100 shares held through a family trust, as to which Mr. Shaw shares voting and investment power.

(10)

Includes 81,828 shares held through a family partnership, as to which Mr. Smith shares voting and investment power, 50,357 shares owned by Mr. Smith’s wife, as to which Mr. Smith shares voting and investment power, and 4,772 shares deferred under the DCP, as to which Mr. Smith does not have voting or investment power.

(11)	Includes 429 shares owned jointly with Mr. Tanski’s wife, as to which Mr. Tanski shares voting and investment power.

As of December 31, 2021, each of the following persons is known to the Company to be the beneficial owner of more than five percent of the Common Stock, as set forth in a Schedule 13G or Schedule 13D filed with the SEC. The Common Stock is the only class of Company stock outstanding.

Name and Address of Beneficial Owner	Shares Held as Trustee for Company Employee Benefit Plans		Shares Otherwise Beneficially Held		Percent of Class(1)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,276,038	(2)	9,280,754	(3)	12.64%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	N/A		8,015,455	(4)	8.77%
State Street Corporation One Lincoln Street Boston, MA 02111	N/A		6,890,119	(5)	7.54%
JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179	N/A		5,091,756	(6)	5.57%
Mario J. Gabelli Gabelli & Company, Inc. One Corporate Center Rye, NY 10580	N/A		4,634,658	(7)	5.07%

(1)	This column lists the sum of the shares shown on this table, expressed as a percentage of the Company’s outstanding shares at December 31, 2021.

(2)

This amount represents the shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, in its capacity as trustee for certain employee benefit plans. Vanguard Fiduciary Trust Company held 2,276,038 shares on behalf of the plans as of December 31, 2021, all of which have been allocated to plan participants. The plan trustee votes the shares allocated to participant accounts as directed by those participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the trustee in the same proportion as the shares of Common Stock for which the trustee received timely directions, except in the case where to do so would be inconsistent with provisions of Title I of ERISA. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares held in trust by the trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received, pursuant to Rule 13d-4 under the Exchange Act.

(3)

The number of shares is derived from Amendment No. 9 to Schedule 13G filed on December 9, 2021 by The Vanguard Group. The filing states that The Vanguard Group has sole voting power with respect to zero shares of Common Stock, shared voting power with respect to 42,924 shares of Common Stock, sole dispositive power with respect to 9,165,025 shares of Common Stock, and shared dispositive power with respect to 115,729 shares of Common Stock.

(4)

The number of shares is derived from Amendment No. 9 to Schedule 13G filed on January 29, 2021 by BlackRock, Inc. The filing states that BlackRock, Inc. has sole voting power with respect to 7,731,023 shares of Common Stock, shared voting power with respect to zero shares of Common Stock, sole dispositive power with respect to 8,015,455 shares of Common Stock, and shared dispositive power with respect to zero shares of Common Stock.

(5)

The number of shares is derived from Schedule 13G filed on February 11, 2021 by State Street Corporation. The filing states that State Street Corporation has sole voting power with respect to zero shares of Common Stock, shared voting power with respect to 6,781,276 shares of Common Stock, sole dispositive power with respect to zero shares of Common Stock, and shared dispositive power with respect to 6,890,119 shares of Common Stock. The filing also identifies SSGA Funds Management, Inc. (“SSGA”) as a subsidiary of State Street Corporation and beneficial owner of more than 5% of the Common Stock. SSGA’s shares are included among the 6,890,119 shares beneficially owned by State Street Corporation as reflected in the table. The filing states that SSGA has sole voting power with respect to zero shares of Common Stock, shared voting power with respect to 4,653,661 shares of Common Stock, sole dispositive power with respect to zero shares of Common Stock, and shared dispositive power with respect to 4,686,538 shares of Common Stock.

(6)

The number of shares is derived from Amendment No. 1 to Schedule 13G filed on January 14, 2022 by JPMorgan Chase & Co. The filing states that JPMorgan Chase & Co. has sole voting power with respect to 4,978,207 shares of Common Stock, shared voting power with respect to zero shares of Common Stock, sole dispositive power with respect to 5,090,004 shares of Common Stock, and shared dispositive power with respect to 1,752 shares of Common Stock.

(7)

The number of shares is derived from Amendment No. 18 to Schedule 13D filed on July 20, 2020 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli & Company Investment Advisers, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., GGCP, Inc., GAMCO Investors, Inc., Associated Capital Group, Inc., and Mario J. Gabelli.

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2021

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,284,560	(1)	$53.60	(2)	3,039,880	(3)
Equity compensation plans not approved by security holders	0		0		0

Total	1,284,560		$53.60		3,039,880

(1)

The securities listed in column (a) include 600,634 shares of Common Stock which would be issued under performance-based awards outstanding at September 30, 2021 if the target level of performance is achieved under those awards. If actual performance rises above the target level of performance for these awards, additional shares would generally be issued. For example, if maximum performance were achieved, 1,201,268 shares of Common Stock would be issued under performance-based awards outstanding at September 30, 2021. In that event, the number of shares to be issued noted in column (a) would be 1,885,194.

(2)

The weighted-average exercise price in column (b) takes into account outstanding stock appreciation rights. It does not take into account outstanding restricted stock units (RSUs) or performance shares.

(3)

Of the securities listed in column (c), 194,015 were available at September 30, 2021 for future issuance pursuant to the Director Equity Compensation Plan and 2,845,865 were available for future issuance under the 2010 Equity Compensation Plan. All securities included in column (c) are available for issuance for awards other than options, warrants or rights.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

COMPENSATION COMMITTEE

J. N. JAGGERS, Chairman

D. H. ANDERSON

T. E. SKAINS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a detailed review of the Company’s compensation of named executive officers, including the goals of the compensation program, the process for determining compensation levels, and analysis of the specific components of compensation, among other things. The Board of Directors believes that the Company’s compensation policies and practices, as developed following engagement with stockholders, including with respect to ESG factors, encourage a culture of pay for performance and are strongly aligned with the long-term interests of the Company’s stockholders.

The Company’s named executive officers for fiscal 2021 are David P. Bauer, President and Chief Executive Officer; Karen M. Camiolo, Treasurer and Principal Financial Officer; Ronald C. Kraemer, Chief Operating Officer; Donna L. DeCarolis, President of the Company’s Utility segment; Justin I. Loweth, President of the Company’s E&P segment; John R. Pustulka, former Chief Operating Officer (retired March 1, 2021); and John P. McGinnis, former President of the Company’s E&P segment (retired May 1, 2021).

NO MODIFICATIONS TO FISCAL 2021 COMPENSATION

The Compensation Committee did not make any mid-year or end-of-year adjustments to performance metrics or goals applicable to named executive officers for fiscal 2021, despite the continuing COVID-19 pandemic.

STOCKHOLDER ENGAGEMENT AND ALIGNMENT

2021 Say-on-Pay Vote and Stockholder Engagement

The 2021 Say-on-Pay advisory vote yielded a result of over 96% of votes cast in support of the compensation of the Company’s named executive officers. The Board (including the Compensation Committee) generally considered this outcome an indicator of stockholder support for the overall philosophy and structure of the Company’s executive compensation policies and decisions. Given the high approval percentage of the vote, the Compensation Committee did not make any significant changes to the executive compensation program that were based specifically on the results of the 2021 Say-on-Pay advisory vote.

From time to time members of Company management have held meetings with some of the Company’s largest stockholders to obtain feedback on matters of interest to them. The Board has directed management to continue to engage as appropriate with interested stockholders, and to inform it of any requests for meetings with members of the Board. The Board and management believe that engagement with stockholders facilitates important dialogue from which we gather various viewpoints.

Executive Compensation Aligned with Stockholders’ Interests

The Compensation Committee has developed the Company’s compensation policies and procedures to align the interests of executives with those of the Company’s stockholders. The Company recognizes and rewards executives through compensation arrangements that directly link executive pay to the Company’s performance, and we ensure a strong alignment of interests with our stockholders by including a significant percentage of equity in the overall mix of pay. As shown in the chart below, which includes the fiscal 2021 target compensation mix for the CEO and an average for the other six named executive officers, 83% of the target compensation of David Bauer, the Company’s CEO, was at-risk compensation, with 63% tied to equity (in the form of performance shares and restricted stock units), and 20% tied to cash-based short-term performance goals.

Key features of the Company’s executive compensation program include the following:

➢	Annual performance incentives of the named executive officers are based on objective performance goals, except with respect to a portion of Mr. Loweth’s fiscal 2021 annual cash incentive award;

➢	Long-term performance incentives are composed entirely of equity;

➢	Long-term performance goals for fiscal 2021 consist of three-year TSR and three-year total ROC, each relative to a peer group;

➢

Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary (six times for the CEO and three times for other named executive officers);

➢	Executive officers may not hedge or pledge Company stock;

➢	Equity incentive plans prohibit the repricing of equity awards;

➢	The Compensation Committee engages two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered;

➢	The Company does not provide tax “gross-ups” on any compensation or with respect to any change-in-control payments; and

➢	The Board has adopted a clawback policy (see “Recovery of Funds” in the Company’s Corporate Governance Guidelines, included as Appendix B to this proxy statement).

TSR PERFORMANCE AND CEO PAY RELATIVE TO PEERS

Relative Total Shareholder Return

For the one-year period ended September 30, 2021, the Company’s TSR was at the 46th percentile of the Korn Ferry peer group selected by the Compensation Committee in September 2020 (and listed in the table below). Under the calculation method used for this relative TSR analysis, starting stock prices are calculated as the average closing stock prices for the month of September 2020, ending stock prices are calculated as the average closing stock prices for the month of September 2021, and dividends are deemed reinvested at each ex-dividend date. The use of average closing stock prices mirrors the calculation method specified for the Company’s TSR performance shares. For the three-year period ended September 30, 2021, using the same calculation method, the Company’s TSR was at approximately the 77th percentile of the Korn Ferry peer group selected by the Compensation Committee in September 2018 (which peer group is listed below under the heading “Long-Term Incentive Compensation” and subheading “Performance on Past Awards”).

CEO Compensation Versus Peers

Reflected in the table below is Korn Ferry’s comparison of fiscal 2020 total direct compensation for Mr. Bauer against that of CEOs in the Korn Ferry peer group selected by our Compensation Committee in September 2020. Fiscal 2020 is the most recent fiscal year for which proxy statement data is available for our peers. Mr. Bauer’s target total direct compensation, as shown in the table, was at the 6th percentile of our Korn Ferry peers. Actual total direct compensation, which reflects the results of performance against annual incentive goals, was at the 8th percentile of the same peers.

CEO & President

Compared to CEO proxy data for fiscal year 2020

					Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/20 (millions)	FYE # of Employees	Actual	Target

ATMOS ENERGY CORP	President, CEO & Director	$2,821	$11,792	4,694	$4,057,422	$4,066,076

CABOT OIL & GAS CORP	Chairman, CEO & President	$1,467	$6,919	503	$13,839,992	$13,895,003

CNX RESOURCES CORP	President, CEO & Director	$1,086	$2,120	451	$7,604,006	$6,260,006

EQT CORP	President & CEO	$2,612	$3,305	624	$5,519,178	$5,119,178

EQUITRANS MIDSTREAM CORP	CEO & Chairman	$1,511	$3,659	771	$4,458,935	$3,986,435

MDU RESOURCES GROUP INC	President, CEO & Director	$5,533	$4,512	15,600	$5,752,497	$5,134,497

NEW JERSEY RESOURCES CORP	President, CEO & Director	$1,954	$2,592	1,156	$3,231,450	$3,099,976

RANGE RESOURCES CORP	CEO, President & Director	$1,781	$1,552	533	$6,548,572	$6,036,264

SM ENERGY CO	President, CEO & Director	$1,080	$182	503	$4,122,080	$4,599,998

SOUTHWESTERN ENERGY CO	President, CEO & Director	$2,308	$1,680	900	$7,909,135	$7,634,135

SOUTHWEST GAS CORP	President, CEO & Director	$3,299	$3,528	11,149	$4,814,163	$4,570,606

SPIRE INC	CEO, President & Director	$1,855	$2,739	3,583	$3,937,659	$4,113,409

UGI CORP	President, CEO & Director	$6,559	$6,870	11,300	$6,306,586	$6,759,353

Summary Statistics

75th Percentile		$2,821	$4,512	4,694	$6,548,572	$6,260,006

Average		$2,605	$3,958	3,982	$6,007,821	$5,790,380

Median		$1,954	$3,305	900	$5,519,178	$5,119,178

25th Percentile		$1,511	$2,120	533	$4,122,080	$4,113,409

NATIONAL FUEL GAS CO	CEO & President	$1,546	$3,692	2,162	$3,877,042	$3,695,917

Percentile Rank		26%	67%	62%	8%	6%

NOTES:

-  Total Direct Compensation = base salary + bonus + long-term incentives

-  Cabot Oil & Gas merged with Cimarex Energy to form Coterra Energy in October 2021.

-  EQT Corp. CEO (Toby Rice) received $1 in base salary compensation for FY2020.

© 2021 Korn Ferry. All rights reserved	1

OBJECTIVES OF THE NAMED EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company’s named executive officer compensation program is designed to attract, motivate, reward and retain executive talent in order to achieve the objectives that contribute to the overall success of the Company. When setting compensation for the Company’s named executive officers, the Compensation Committee’s primary goal is to provide balanced incentives for creating stockholder value in both the near-term and long-term. The Compensation Committee awards a combination of cash and equity components that are designed to focus management efforts on drivers of stockholder value, including financial, safety, environmental, diversity, and customer service metrics. The Compensation Committee establishes the compensation program based on its business judgment after consultation with its compensation consultants. Total compensation for named executive officers includes the following key components, each of which is addressed in greater detail below:

Compensation Component	Objectives	Key Features in 2021
Base Salary

•   Provide a fixed level of pay in recognition of day-to-day job performance.

•   Attract, retain and motivate leadership with compensation reflecting specific responsibilities, experience and effectiveness.

•   Generally references the 50th percentile of energy industry median provided by independent compensation consultants; may pay greater base salary to attract, retain and motivate executives.

•   Adjustments are made based on Compensation Committee members’ business judgment.

•   Overall corporate performance and individual performance are factors for subjective consideration.

Annual Cash Incentive Compensation	• Motivate performance toward, and reward achievement of, near-term financial, operating, ESG and individual goals.	• Target awards are set as a percentage of base salary.

Long-Term Equity Incentive Compensation

•   Focus attention on managing the Company from a long-term investor’s perspective to create long-term stockholder value.

•   Encourage executives and other managers to have a significant, personal investment in the Company through stock ownership.

•   Reward executives for longer-term performance of the Company relative to an industry peer group.

•   Long-term incentive compensation denominated in equity.

•   Generally, long-term incentive compensation allocated two-thirds to performance shares and one-third to time-based RSUs as an additional retention tool. For certain long-tenured named executive officers (Messrs. Kraemer and Pustulka), entire long-term incentive award granted as performance shares, to enhance emphasis on achievement of performance targets.

•   Performance shares split between two distinct performance conditions — three-year TSR and three-year ROC.

•   Performance conditions are objective and measured relative to a recognized peer group.

Compensation Component	Objectives	Key Features in 2021

Executive Health, Welfare, and Retirement Benefits

•   Provide executives with reasonable and competitive benefits commensurate with those in the regulated and unregulated energy industry.

•   Help the Company attract and retain high-caliber employees in high-level management positions.

•   Restore retirement benefits lost under qualified retirement plans as a result of Internal Revenue Code limits.

•   Retirement benefits consisting of:

¡   qualified defined contribution plan (401(k));

¡    qualified non-contributory defined contribution plan (retirement savings account or “RSA”) or qualified defined benefit plan (depending on year of hire); and

¡   non-qualified executive retirement plan and/or non-qualified tophat plan, depending on year of hire.

Change in Control Agreements

•   Help assure that executives direct their attention to their duties, acting in the best interests of stockholders, notwithstanding potential for loss of employment in connection with a change in control.

•   Double-trigger provision to avoid providing benefits to officers who continue to enjoy employment with the Company after a Change in Control event.

•   No tax gross-up on payment.

•   Lump sum severance payment is reduced on a pro-rata basis if termination occurs between age 62 and 65.

PROCESS FOR DETERMINING COMPENSATION

Risk Assessment

The Board conducted a risk assessment of the Company’s compensation programs during fiscal 2021. Based on the assessment, the Board concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee

The Compensation Committee comprises three directors, all of whom have been determined by the Board to be independent. The Compensation Committee administers the Company’s compensation program for named executive officers, setting base salaries and available incentive compensation ranges. The Compensation Committee exercises the authority delegated to it by the stockholders or the Board under the Company’s cash and equity incentive compensation plans, which include:

Cash Compensation Plans/Short-Term Incentive

•	AARCIP, generally for named executive officers

•	EACIP, generally for other executive officers

Equity Compensation Plans/Long-Term Incentive

•	2010 Equity Compensation Plan

In addition, the Compensation Committee makes recommendations to the Board with respect to the development of incentive compensation plans and equity-based plans and changes in compensation for non-employee directors.

As described below, the Compensation Committee retained the services of independent compensation consultants to assist it in administering the Company’s compensation program. Further, as described earlier in this proxy statement, the members of the Compensation Committee have significant experience in the energy industry and as leaders of major corporations. In these roles, as well as through their experiences with the Company, the Compensation Committee has garnered extensive knowledge regarding the establishment of a competitive and properly focused compensation program for the Company’s named executive officers. In making the decisions discussed below, the Compensation Committee uses its subjective business judgment developed through its years of experience.

Role of the Chief Executive Officer

In making its subjective determinations with respect to named executive officers other than the Chief Executive Officer, the Compensation Committee discusses the information it receives from its independent compensation consultants with the CEO and seeks his recommendation as to the appropriate base salaries and target short-term and long-term incentive awards for each of these officers, based on his assessment of the officers’ performance, contributions and abilities, and taking into account the compensation consultants’ recommendations. The CEO also provides input to the Compensation Committee’s compensation consultants with regard to the responsibilities of the Company’s named executive officers, to facilitate the consultants’ recommendations and comparisons of such officers and their positions to other positions in the marketplace. The CEO made no recommendations with regard to his own compensation.

Independent Compensation Consultants

The Compensation Committee retains independent compensation consultants to inform its business judgment as to compensation matters, including the selection of peer companies for compensation comparison purposes. The Compensation Committee retained the services of Korn Ferry to provide a competitive assessment of compensation at the Company’s businesses other than its exploration and production business, and Meridian to assess compensation at its exploration and production business.

Determining Our Peers

The Compensation Committee understands the importance of using comparative data that reflects information from companies with business segments comparable to those of the Company. Because of the Company’s diverse asset mix, selecting an appropriate peer group of companies requires a customized approach that calls for more critical thought than simple selection of a standard industry group, which may include utility companies without a presence in the broader natural gas industry. The Company’s assets span the entire natural gas value chain and include exploration and production (“E&P”), interstate natural gas transmission and storage, natural gas gathering, and natural gas utility operations. For compensation and performance comparisons, the Compensation Committee utilizes two separate peer groups. The Korn Ferry peer group is the primary peer group against which the Compensation Committee generally compares named executive officer compensation and is intended to include a group of companies that, as a whole, represent our asset mix. Meridian assists in the formulation of a peer group that is targeted to evaluate our E&P business and the compensation of executives who oversee it. Both peer groups may change over time due to corporate transactions or as the Compensation Committee believes is warranted based on its business judgment. The Compensation Committee believes that the peer groups selected with the guidance of Korn Ferry and Meridian include a mix of companies that reflect businesses in which the Company participates, or with which it competes, as reflected in the tables below.

For the purpose of establishing 2021 compensation, the Compensation Committee reviewed the Korn Ferry peer group listed below. In addition, the Compensation Committee utilized the Korn Ferry peer group for purposes of setting relative performance conditions on long-term incentive awards of performance shares.

Korn Ferry

Korn Ferry assists the Compensation Committee in evaluating and setting compensation for Company officers and officers employed by affiliate companies other than Seneca, the Company’s E&P business. Generally, Korn Ferry provides job matching advice to a wide range of companies through detailed position analyses based on proprietary information from multiple participant companies. Korn Ferry’s job evaluation methodology allows for customizable job descriptions and organizational rankings that are specific to the Company but relative to industry benchmarks.

For Company officers and officers employed by affiliate companies other than Seneca, Korn Ferry provided an analysis of compensation practices with respect to the following forms of compensation compared to similar positions in the general industry and, where appropriate, in the energy industry based on Korn Ferry’s proprietary databases:

1)	Base Salary;

2)	Total Cash Compensation (base salary plus short-term cash incentive); and

3)	Total Direct Compensation (base salary plus short-term cash incentive plus long-term equity incentive).

Korn Ferry also made recommendations on incentive compensation target amounts to the Compensation Committee for:

1)	Short-Term Cash Incentive; and

2)	Long-Term Equity Incentive.

Additionally, Korn Ferry provided a proxy analysis of base salary, incentive targets, total cash compensation, long-term incentive and total direct compensation for the offices of President and CEO of the Company, Chief Operating Officer of the Company, Treasurer and Principal Financial Officer of the Company, President of National Fuel Gas Supply Corporation and President of National Fuel Gas Distribution Corporation, based on proxy data for the Company and the 13 energy companies in the peer group listed below. The Compensation Committee selected these 13 companies for purposes of establishing compensation for 2021 because each participated in one or more businesses that are similar to those of the Company:

	Korn Ferry — Peer Companies for Fiscal 2021	Exploration & Production	Pipeline & Storage and/or Gathering	Natural Gas Utility
1	Atmos Energy Corporation		X	X
2	Cabot Oil & Gas Corporation*	X
3	CNX Resources Corporation	X	X
4	EQT Corporation	X	X
5	Equitrans Midstream Corporation		X
6	MDU Resources Group, Inc.		X	X
7	New Jersey Resources Corporation		X	X
8	Range Resources Corporation	X
9	SM Energy Company	X
10	Southwest Gas Holdings, Inc.		X**	X
11	Southwestern Energy Company	X
12	Spire Inc.			X
13	UGI Corporation		X	X
	TOTAL	6	8	6

*	Cabot Oil & Gas Corporation merged with Cimarex Energy Co. to form Coterra Energy Inc. in October 2021.

**	Reflects the acquisition by Southwest Gas Holdings, Inc. of Dominion Energy Questar Pipeline, LLC in December 2021.

The Compensation Committee reviews the members of the peer group each year and makes such adjustments as it believes are warranted. The Compensation Committee revised the peer group used for purposes of establishing compensation for 2021. In particular, the Compensation Committee removed Whiting Petroleum Corporation, which had commenced bankruptcy proceedings, and added Equitrans Midstream Corporation, a natural gas gathering company.

Meridian Compensation Partners, LLC

Meridian assists the Compensation Committee in evaluating and setting compensation for employees at Seneca. Meridian also assessed the compensation of Mr. Bauer, Mr. Pustulka and Ms. Camiolo against the E&P peer group. The Compensation Committee requested these analyses for its use in supplementing the Korn Ferry-provided comparisons due to the importance of the Company’s E&P segment and the contributions of Mr. Bauer, Mr. Pustulka and Ms. Camiolo in the management of that segment. The Compensation Committee selected Meridian due to its expertise in E&P industry compensation matters.

Meridian provided an analysis for officers of Seneca and select officers of the Company of compensation practices with respect to the following forms of compensation compared to similar positions in the E&P industry:

1.	Base Salary;

2.	Target Short-Term Incentive;

3.	Target Cash Compensation (base salary plus short-term incentive);

4.	Long-Term Incentive; and

5.	Total Target Compensation (base salary plus short-term and long-term incentive).

The Meridian analysis was based on data from Meridian’s proprietary North America Oil & Gas Exploration & Production compensation database, supplemented by publicly available sources. Meridian compiled data with respect to 15 E&P companies chosen by the Compensation Committee based on certain criteria, such as revenues, assets, and nature of operations, that made them relatively comparable to Seneca, in terms of operations, and similar in size to Seneca or the Company. The companies in the 15-member peer group ranged in size from approximately $0.9 billion to $8.0 billion in assets (with a median of $4.5 billion). By comparison, at the time the peer group was selected, Seneca’s assets and the Company’s consolidated assets totaled approximately $2.0 and $7.0 billion, respectively. The peer group is:

	Meridian Compensation Partners — Peer E&P Companies for Fiscal 2021
1	Bonanza Creek Energy, Inc.	9	Montage Resources Corporation
2	Callon Petroleum Company	10	Oasis Petroleum Inc.
3	Cimarex Energy Co.	11	Parsley Energy, Inc.
4	Comstock Resources Inc.	12	PDC Energy, Inc.
5	Gulfport Energy Corporation	13	Range Resources Corporation
6	HighPoint Resources Corporation	14	SM Energy Company
7	Laredo Petroleum, Inc.	15	Southwestern Energy Company
8	Matador Resources Company

The Compensation Committee reviews the members of this E&P peer group from time to time and makes adjustments as it believes are warranted. For purposes of establishing compensation for 2021, the Compensation Committee reviewed the peer group and removed Jagged Peak Energy Inc., which was acquired, and Roan Resources Inc., which was taken private. The Compensation Committee added Laredo Petroleum, Inc., based on the criteria noted above.

FISCAL 2021 TOTAL COMPENSATION

Base Salary

Base salaries provide a predictable base compensation for day-to-day job performance. The Compensation Committee reviews named executive officer base salaries at calendar year-end and adjusts them, if it deems appropriate in its subjective business judgment, following review of its compensation consultants’ competitive analyses and, with respect to named executive officers other than the CEO, upon consideration of the recommendations of the CEO. In addition, base salary may be adjusted during the calendar year when changes in responsibility occur or when circumstances otherwise warrant. Base salary is not adjusted based on specific objective financial results, although overall corporate performance is reviewed by the Compensation Committee in its decision making process. The Compensation Committee does not use formulas; rather, it exercises its business judgment.

In establishing base salaries for named executive officers other than those employed by Seneca, the Compensation Committee generally references the 50th percentile of the Korn Ferry Energy Industry survey data. For the President of Seneca, the Compensation Committee generally references Meridian survey data for the chief operating officer at independent exploration and production company peers. Because that position is not a direct match, however, the Compensation Committee also references, as a supplement, the position of chief executive officer at those peers. In its subjective business judgment, the Compensation Committee may pay a greater salary if it is necessary to attract, retain and motivate the individuals responsible for the success of the business enterprise. The Compensation Committee considers overall corporate performance and an individual’s specific responsibilities, experience (including time in position) and effectiveness and makes adjustments based on business judgment and, for named executive officers other than the CEO, the CEO’s recommendations.

In setting Mr. Bauer’s base salary for calendar year 2021, the Compensation Committee referenced the independent compensation consultant’s report indicating Mr. Bauer’s then-current base salary was at approximately the 25th percentile of the consultant’s Energy Industry market data. In line with its previously disclosed plan, the Compensation Committee increased Mr. Bauer’s salary from $900,000 to $950,000, a level slightly below the 50th percentile level.

In determining Ms. Camiolo’s base salary for calendar year 2021, the Compensation Committee referenced the independent compensation consultant’s report and increased Ms. Camiolo’s salary from $428,000 to $437,000, a level slightly above the Energy Industry 50th percentile for principal financial officers. This level maintained Ms. Camiolo’s positioning relative to her calendar year 2020 salary. The increase followed discussion with Mr. Bauer regarding Ms. Camiolo’s responsibilities, effectiveness and experience.

For calendar year 2021, upon review of the independent compensation consultant’s report and consultation with Mr. Bauer, the Compensation Committee increased Mr. Pustulka’s base salary from $840,000 to $875,000, the Energy Industry 50th percentile for positions comparable to his position as Chief Operating Officer. The increase recognized Mr. Pustulka’s performance managing the operations and development plans of the Company.

For calendar year 2021, upon review of the independent compensation consultant’s report and consultation with Mr. Bauer, the Compensation Committee increased Mr. Kraemer’s base salary from $600,000 to $630,000, the Energy Industry 50th percentile for positions comparable to his position as President of the Company’s Pipeline and Storage segment. Effective as of March 1, 2021, the date of Mr. Kraemer’s promotion to Chief Operating Officer, the Compensation Committee increased his salary to $698,000, the Energy Industry 25th percentile for comparable positions. The Compensation Committee structured this increase as the first step of a planned two-step process to raise Mr. Kraemer’s salary to approximately the 50th percentile level for chief operating officers.

For calendar year 2021, following discussion with Mr. Bauer regarding Ms. DeCarolis’ responsibilities, experience and effectiveness, the Compensation Committee increased her base salary from $600,000 to $630,000, an amount in line with the Energy Industry 50th percentile for positions comparable to her position as President of the Company’s Utility segment.

For calendar year 2021, consistent with the Compensation Committee’s past practice regarding the President of Seneca, the Compensation Committee increased Mr. McGinnis’ base salary from $730,000 to $750,000, maintaining his level above the 75th percentile of the Meridian survey data for chief operating officers of independent exploration and production company peers, but below the 50th percentile of the Meridian survey data for chief executive officers of those peers. Given the size and importance to the Company of the E&P segment and the highly competitive nature of the Marcellus and Utica shales, the Compensation Committee generally sets the base salary of Seneca’s President at these levels. The Compensation Committee’s action on Mr. McGinnis’ salary followed discussion with Mr. Bauer of Mr. McGinnis’ responsibilities, experience and effectiveness.

The Board of Directors designated Mr. Loweth an executive officer effective May 1, 2021, and he assumed the office of President of Seneca that day, upon Mr. McGinnis’s retirement. The Committee set Mr. Loweth’s base salary as President of Seneca at $575,000, a level above the 75th percentile of the Meridian survey data for chief operating officers of independent exploration and production company peers, but below the 25th percentile of the Meridian survey data for chief executive officers of those peers. The Compensation Committee did not make any change, at the time of Mr. Loweth’s promotion, to his fiscal 2021 short-term or long-term incentive compensation.

The fiscal 2021 base salaries paid to the named executive officers are shown in the Fiscal 2021 Summary Compensation Table under the “Salary” column within this proxy statement.

Annual Cash Incentive

The Company provides an annual cash incentive to its executives to motivate their performance over a short term (which is generally considered to be no longer than two years). Early in the fiscal year, the Compensation Committee establishes for each named executive officer a target amount for the annual cash incentive, stated as a percentage of base salary. Subject to the limitations described in this paragraph, executives generally can earn up to two times the target percentage, based on performance on written goals. The maximum payment may not exceed the lesser of (i) two times the executive’s base salary, or (ii) two million dollars. In addition, because earnings-related goals take into account performance over two fiscal years, as described below, performance below the maximum level on an earnings-related goal in the first year will negate the possibility of achieving maximum performance on the averaged two-year goal. For participants in the EACIP, the CEO has broad discretion to reduce the amount otherwise payable as annual cash incentive based on such factors as the CEO may determine.

Target Award Levels

In considering target award levels for the annual cash incentive for fiscal 2021, the Compensation Committee took into account the recommendations of the independent compensation consultants based on reviews of competitive market practices, and the recommendations of Mr. Bauer with respect to named executive officers other than himself. The Committee noted that target total cash compensation (base salary and annual bonus) for fiscal 2020 was below the median of the survey data for Mr. Bauer, and aligned with the median for Ms. Camiolo, Mr. Kraemer, Ms. DeCarolis and Mr. Pustulka. For Mr. McGinnis, target total cash compensation for fiscal 2020 was above the 75th percentile of the survey data for chief operating officers of independent E&P companies, but below the 25th percentile for chief executive officers of such peers. The Compensation Committee exercised its business judgment and set target awards for fiscal 2021 as follows:

Named Executive Officer	Target (As a Percentage of Base Salary)
Mr. Bauer	120%
Ms. Camiolo	50%
Mr. Kraemer	90%
Ms. DeCarolis	75%
Mr. Loweth*	70%
Mr. Pustulka	100%
Mr. McGinnis	85%

*

Mr. Loweth’s fiscal 2021 target award was set in December 2020 by the Company’s CEO and the President of Seneca, upon review of market data and consideration of Mr. Loweth’s skills and experience. The Compensation Committee made no change to his target upon his designation as an executive officer effective May 1, 2021.

Among the named executive officers who were also named executive officers in the prior year (Mr. Bauer, Ms. Camiolo, Ms. DeCarolis, Mr. Pustulka and Mr. McGinnis), annual incentive target awards were consistent with the prior year, with the exception of Mr. Bauer’s. The Compensation Committee increased Mr. Bauer’s target award level from 100% to 120% of base salary, consistent with its plan to increase his compensation to levels approximating the 50th percentile. The Compensation Committee made no change to Mr. Kraemer’s target award upon his promotion to Chief Operating Officer during the fiscal year.

Fiscal Year 2021 Performance Goals

Based upon discussions with Mr. Bauer and upon review of forecasted financial and operational data, the Compensation Committee approved for each named executive officer other than Mr. Loweth a set of particular performance goals for the 2021 fiscal year. Messrs. Bauer and McGinnis approved

Mr. Loweth’s goals. Certain goals overlapped among named executive officers; for example, each named executive officer had goals tied to safety, diversity and consolidated EBITDA. Incentive payments are based upon performance against the stated goals. Each of the named executive officers other than Mr. Loweth participated in the AARCIP, under which 100% of the target incentive is made dependent on objective performance criteria. For Mr. Loweth, 75% of the target incentive was made dependent on objective performance criteria, and 25% was made dependent on the CEO’s subjective assessment of his performance. All performance criteria applicable to a particular executive are communicated to that executive in writing at the time the criteria are established.

Two-Year Averaging of Earnings-Related Goals

The earnings-related goals established by the Compensation Committee are structured so as to average current-year and prior-year performance. As a result, earnings performance in any given year will impact compensation over two years, mitigating against a potential incentive to pursue short-term results at the expense of longer-term value. In the Company’s E&P segment, for example, a low commodity price environment can militate in favor of scaling back drilling plans, a change that can negatively affect near-term earnings but enhance longer-term value. The Compensation Committee endeavors to incentivize strong short-term results without encouraging activity that is not economic under prevailing market conditions. Averaging earnings-related goals over two years helps to balance those two objectives. The Compensation Committee also sets targets based on the current fiscal year’s financial forecast. Thus, the current year’s targets may be lower (or higher) than the prior year’s actual results (to which the averaging applies). In this way, the impact of lower (or higher) natural gas commodity prices on the Company’s earnings affects the target levels from one year to the next. The use of a two-year averaging technique for earnings-related goals will impact the performance percentage points earned on those goals in a given year, but over time and all other things being equal, it will not change the cumulative performance percentage points earned for actual performance.

The types of objective goals approved for fiscal 2021 and the purpose of the goals are set forth in the following table:

Goals	Purpose
Earnings-related goals (EBITDA*)	To focus executives’ attention on the Company’s overall profitability, as well as the profitability of certain segments, as appropriate. Performance is averaged with the prior year’s performance to mitigate against short-term action to impact one year’s earnings.
Health, safety and environmental goals	To focus executives’ attention on employee, customer and public safety and environmental stewardship, including methane and greenhouse gas emissions and operational efficiency.
Diversity and inclusion goal	To focus executives’ attention on efforts to build upon and maintain an inclusive workplace and diverse workforce
Customer service goals	To encourage continued excellence in Utility customer service.
Expense goals	To focus executives’ attention on controlling expense.

*	In general, for purposes of the goals, EBITDA is defined, subject to certain exclusions, as operating income plus depreciation, depletion and amortization, plus any period-end impairment charges.

To determine the annual cash incentive award payout based on stated performance objectives, the weight assigned to each goal is multiplied by the percentage of the goal achieved to calculate a weighted percentage for each goal. Once the weighted percentage for each goal is determined, the percentages are totaled. That total weighted percentage is multiplied by the target award to arrive at the total incentive payment amount.

The fiscal 2021 annual cash incentives actually earned by the named executive officers are shown in the Fiscal 2021 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column, except that for Mr. Loweth, the portion of his annual cash incentive based on CEO discretion is shown in the “Bonus” column. For each named executive officer, the amount earned was based on performance against objective goals established in the first quarter of the fiscal year, other than with respect to the portion of Mr. Loweth’s opportunity that was subjectively evaluated based on his individual performance. The fiscal 2021 EBITDA goals average fiscal 2021 performance with the prior year’s performance on EBITDA goals. The incentive payments made to the named executive officers were approved by the Compensation Committee.

The following chart identifies the goals assigned to each of the named executive officers for the 2021 fiscal year, the percentage of each goal achieved, the weight assigned to each goal, and the weighted percentage achieved for each goal. Also noted is each named executive officer’s target percentage of base salary, total weighted percentage achieved, target amount, and actual incentive payout. Following the chart, numbered sequentially to match the appearance of the performance objective in the chart, is a summary of what the objective was at the threshold level, target level and maximum level of performance, and a summary of actual performance. Where a target level of performance is stated as a range, achievement at any point within the range will result in the same contribution to the total payout. With regard to EBITDA goals, performance is averaged with the prior year’s performance as a mechanism to mitigate against short-term action to impact one year’s earnings.

Annual Cash Incentive
Executive			Bauer		Camiolo		Kraemer		DeCarolis		Loweth		Pustulka		McGinnis
Target % of Base Salary			120%		50%		90%		75%		70%		100%		85%
Fiscal 2021 Goals		Performance (%)	Wght	Wghtd % Achvd	Wght	Wghtd % Achvd	Wght	Wghtd % Achvd	Wght	Wghtd % Achvd	Wght	Wghtd % Achvd	Wght	Wghtd % Achvd	Wght	Wghtd % Achvd
1.	Consolidated EBITDA*	112	0.25	28.00	0.25	28.00	0.25	28.00	0.30	33.60	0.15	16.80	0.25	28.00	0.25	28.00
2.	Regulated EBITDA*	131	0.20	26.20	0.20	26.20	0.25	32.75	0.35	45.85			0.20	26.20
3.	Seneca/Midstream EBITDA*	106	0.20	21.20	0.20	21.20	0.15	15.90			0.15	15.90	0.20	21.20	0.25	26.50
4.	Seneca F&D Cost	138	0.10	13.80	0.10	13.80					0.10	13.80			0.15	20.70
5.	Seneca LOE	200									0.10	20.00			0.10	20.00
6.	Seneca G&A	120									0.10	12.00			0.10	12.00
7.	Seneca Operations Environmental/Safety	100									0.10	10.00	0.05	5.00	0.10	10.00
8.	Compression Reliability	200					0.10	20.00					0.05	10.00
9.	Pipeline Safety and Emission Reduction	100					0.05	5.00
10.	Safety	200	0.15	30.00	0.15	30.00	0.15	30.0	0.15	30.00			0.15	30.00
11.	Operational Safety and Emission Reduction	100	0.05	5.00					0.05	5.00			0.05	5.00
12.	Customer Service	164			0.05	8.20			0.10	16.40
13.	Diversity & Inclusion	50	0.05	2.50	0.05	2.50	0.05	2.50	0.05	2.50	0.05	2.50	0.05	2.50	0.05	2.50
14.	CEO Discretion	160.1528									0.25	40.0382
Total Weighted % Achieved			126.70%		129.90%		134.15%		133.35%		131.0382%		127.90%		119.70%
Target			$1,125,000		$217,375		$595,950		$466,875		$324,333		$866,250		$633,250
Annual Cash Incentive			$1,425,375		$282,370		$799,467		$622,578		$425,000		$461,639**		$442,167**

*

Reflects an average of 2021 performance and 2020 performance. Regulated EBITDA refers to the Company’s regulated Utility and Pipeline and Storage segments; Seneca/Midstream EBITDA refers to the Company’s Exploration and Production and Gathering segments.

**

Pursuant to the terms of the At Risk Plan, Mr. Pustulka and Mr. McGinnis received a pro-rated portion of the annual cash incentive they otherwise would have received had they remained employed through the end of the fiscal year.

Performance Measure		Threshold	Target	Maximum	Actual Performance
1.	Consolidated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the consolidated EBITDA goal.	$855 Million	$936-968 Million	$1,055 Million	2021 Consolidated EBITDA=$996 Million; performance level of 132%; 2-year average of performance levels=(132%+91%)/2=112%
2.	Regulated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the regulated companies EBITDA goal.	$367 Million	$382-387 Million	$408 Million	2021 Regulated EBITDA=$386 Million; performance level of 100%; 2-year average of performance levels=(100%+162%)/2=131%
3.	Seneca/Midstream EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the Seneca/Midstream EBITDA goal.	$500 Million	$566-593 Million	$659 Million	2021 Seneca/Midstream EBITDA=$624 Million; performance level of 147%; 2-year average of performance levels=(147%+65%)/2=106%
4.	Seneca Finding and Development Cost (per thousand cubic feet equivalent (Mcfe))	$0.77/Mcfe	$0.60-0.62/Mcfe	$0.47/Mcfe	$0.54/Mcfe
5.	Seneca Lease Operating Expense (per Mcfe)	$0.89/Mcfe	$0.85/Mcfe	$0.82/Mcfe	$0.82/Mcfe
6.	Seneca General & Administrative Expense excluding certain expenses related to joint venture or development agreements and acquisition or divestiture transactions	$72.6 Million	$68.6-70.6 Million	$64.6 Million	$67.8 Million
7.	Seneca Operations Environmental/Safety – Measured by assessments and projects completed.	Complete 2 of 3 operations assessments/projects	Complete 3 operations assessments/projects	Performance capped at Target	Completed 3 operations assessments/projects
8.	Compression Reliability – Measured by compressor fleet availability average.	Greater than 90%	92%	96%	96.6%
9.	Pipeline Safety and Emission Reduction – Measured by further development of greenhouse gas reporting program (GHGRP) in Pipeline and Storage segment, and level of emissions reduction.	Extend GHGRP to include facilities below EPA’s metric ton threshold, and reduction of 10,000 metric tons CO2e	Extend GHGRP to include facilities below EPA’s metric ton threshold, and reduction of 20,000 metric tons CO2e	Capped at Target	Extended GHGRP to include facilities below EPA’s metric ton threshold, and achieved reduction of greater than 20,000 metric tons CO2e
10.	Safety – To promote continued importance of safety; measured by number of OSHA recordable injuries in the utility and pipeline divisions.	Safety performance at or better than goal in any division	Safety performance at or better than goal in any two divisions	Safety performance at combined level of 2.01 or less	Safety performance at combined level of 1.49
11.	Operational Safety and Methane Emissions Reduction – Measured by the Utility segment’s operational safety performance in New York and outstanding leaks reduction.	Complete all 3 Safety Performance Standards OR any 2 Safety Performance Standards and Outstanding Leaks Reduction	Complete all 3 Safety Performance Standards and Outstanding Leaks Reduction	Capped at Target	Completed all 3 Safety Performance Standards and Outstanding Leaks Reduction
12.	Customer Service – Measured by average of performance levels on residential satisfaction rates and non-emergency appointments kept.	Residential Satisfaction Rates in NY and PA are 85%, or Non-Emergency Appointments Kept are 98% in NY and 98% in PA	Residential Satisfaction Rates in NY and PA are 92%, and Non-Emergency Appointments Kept are 98% in NY and 98% in PA	Residential Satisfaction Rates in NY and PA are at least 96%, and Non-Emergency Appointments Kept are at least 99.7% in NY and at least 99.8% in PA	Residential Satisfaction Rates in NY and PA between target and maximum performance levels; Non-Emergency Appointments Kept in NY and PA between target and maximum performance levels
13.	Diversity and Inclusion – Measured by outreach programs and percent of job applicants in protected classes.	Engage in at least 7 outreach programs	Engage in at least 7 outreach programs, and percentage of protected-class applicants is more than 40% (the three-year average)	Engage in at least 7 outreach programs, and percentage of protected-class applicants is 50% or more	Engaged in more than 7 outreach programs, and percentage of protected-class applicants was 38.4%
14.	CEO Discretion – Individual performance as subjectively determined by the CEO.	1%	100%	200%	160.1528%

Preview of Fiscal Year 2022 Performance Goals

Based upon discussions with Mr. Bauer and upon review of forecasted financial data, the Compensation Committee approved for each named executive officer, as applicable, a set of particular performance goals for the 2022 fiscal year. These goals are aligned with the Company’s strategic business plans, as well as its on-going corporate responsibility efforts, including ESG matters. The types of objective goals approved for fiscal 2022 include the following:

•

Financial performance goals related to earnings (EBITDA), which serve to focus executives’ attention on the Company’s overall profitability, as well as the profitability of certain segments, as appropriate;

•

Operations performance goals related to expenses in the exploration and production business, compression reliability in the pipeline and storage and gathering businesses, and customer service in the utility business, which serve to focus executives’ attention on controlling expense, ensuring operational reliability, and continued excellence in customer service; and

•

ESG performance goals related to emissions reductions, safety, and diversity, equity and inclusion, which serve to focus executives’ attention on environmental stewardship, employee, customer and public safety, workplace inclusiveness, and diversity among the workforce.

Information regarding performance on these goals will be described in the Company’s proxy statement to be filed following the completion of the 2022 fiscal year.

Long-Term Incentive Compensation

The Compensation Committee uses its business judgment to establish target long-term incentive awards, taking into account the recommendations of its compensation consultants based on reviews of competitive market practices, and the recommendations of the CEO with respect to named executive officers other than himself. Such awards are intended to focus attention on managing the Company from a long-term investor’s perspective. In addition, the Compensation Committee wishes to encourage officers and other managers to have a significant, personal investment in the Company through stock ownership. The Compensation Committee typically makes equity awards on an annual basis in December, but has not established a policy to make grants at a specific meeting, to allow flexibility to review and evaluate appropriate equity grant practices.

Fiscal Year 2021 Awards

For named executive officers other than those employed by Seneca, the Compensation Committee established fiscal 2021 target long-term incentive awards at approximately the 50th percentile of market data for comparable positions. Awards ranged from 90% to 115% of the 50th percentile mark. These award levels were generally consistent with the prior year, with the exception of Mr. Bauer. The Compensation Committee increased Mr. Bauer’s long-term incentive target from the 25th percentile to approximately the 50th percentile, consistent with its plan to increase his compensation to levels approximating the 50th percentile. The Compensation Committee made no change to Mr. Kraemer’s long-term incentive target upon his promotion to Chief Operating Officer during the fiscal year. The Compensation Committee set Mr. McGinnis’ fiscal 2021 target long-term incentive award between the 50th and 75th percentiles of market data for chief operating officers at independent E&P peers, and below the 25th percentile of market data for chief executive officers at such peers. While the dollar value of Mr. McGinnis’ fiscal 2021 target award remained steady with the prior year, his percentile increased, reflecting lower long-term incentive awards at independent peers. The Compensation Committee noted that, for independent E&P companies, compensation tends to follow commodity fluctuations, a phenomenon not generally observed at vertically integrated companies like the Company. Mr. Loweth’s fiscal 2021 target long-term incentive award was approved by the Compensation Committee in December 2020 before he was designated an executive officer. The Compensation Committee made no change to his target (which was below the 25th percentile for chief operating officers at independent E&P peers) upon his designation as an executive officer effective May 1, 2021.

For Mr. Bauer, Ms. Camiolo, Ms. DeCarolis, Mr. Loweth and Mr. McGinnis, the Compensation Committee granted two-thirds of the fiscal 2021 long-term incentive award in the form of performance shares, and one-third in the form of time-vested RSUs, which serve as an additional retention tool. For Mr. Pustulka and Mr. Kraemer, the Compensation Committee granted a long-term incentive award entirely in the form of performance shares. The Compensation Committee made that determination to focus greater attention on the achievement of performance targets, and in recognition of the fact that retention incentives such as time-vested RSUs can have a lesser impact with respect to long-tenured executives.

As in prior years, the performance shares awarded in fiscal 2021 to the named executive officers are split evenly between relative TSR and relative ROC performance conditions, as described below. The performance conditions are to be achieved over a three-year performance cycle that started October 1, 2020 and concludes September 30, 2023.

The Compensation Committee established the performance condition for one set of performance shares awarded in fiscal 2021 as the Company’s three-year TSR over the performance cycle as compared to the same metric for companies in the Korn Ferry peer group, as calculated based on the data reported for each company in the Bloomberg online database. Starting stock prices are calculated as the average closing stock prices for the calendar month immediately preceding the start of the performance cycle; ending stock prices are calculated as the average closing stock prices for the calendar month concluding the performance cycle; and dividends are deemed reinvested in each company’s securities at each ex-dividend date. The Compensation Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the target number of performance shares depending on the Company’s percentile rank in the Korn Ferry peer group, as follows:

Relative TSR Goal	Percentage of Target Opportunity Paid
Company’s Percentile Ranking
30th or below	0%
40th	50%
50th	100%
70th	150%
90th or above	200%

If the Company’s three-year TSR is negative (less than 0.0), the percentage of target opportunity paid is capped at 100%, regardless of the Company’s percentile ranking. For performance between two established performance levels, the percentage of target opportunity paid is determined by straight line mathematical interpolation.

The Compensation Committee established the performance condition for the second set of performance shares awarded in fiscal 2021 as the Company’s three-year ROC over the performance cycle as compared to the same metric for companies in the Korn Ferry peer group. ROC for the Company or any member of the peer group means the average of the returns on capital for each twelve month period corresponding to each of the Company’s fiscal years during the performance cycle, calculated based on the data reported for that company in the Bloomberg database. The Compensation Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the target number of performance shares depending on the Company’s percentile rank in the Korn Ferry peer group, as follows:

Relative ROC Goal	Percentage of Target Opportunity Paid
Company’s Percentile Ranking
<45th	0%
45th	50%
60th	100%
75th	150%
100th	200%

If the Company’s three-year ROC is negative (less than 0.0), the percentage of target opportunity paid is capped at 100%, regardless of the Company’s percentile ranking. For performance between two established performance levels, the percentage of target opportunity paid is determined by mathematical interpolation.

No dividend equivalents are provided in respect of any performance shares.

Each of the time-based RSU awards granted to named executive officers in fiscal 2021 generally vests in three equal annual installments beginning on the first anniversary of the date of grant, assuming continued employment at the Company. No dividend equivalents are provided in respect of any RSUs.

The performance shares and time-based RSUs granted to the named executive officers in fiscal 2021 are set out in the Grants of Plan-Based Awards in Fiscal 2021 Table within this proxy statement.

Performance on Past Awards

With respect to the performance shares granted in fiscal 2019, which had a performance cycle covering fiscal years 2019 through 2021, the Compensation Committee had established the following 14-member peer group:

Atmos Energy Corporation

Cabot Oil & Gas Corporation

CNX Resources Corporation

Energen Corporation

EQT Corporation

MDU Resources Group Inc.

New Jersey Resources Corporation

Range Resources Corporation

SM Energy Company

Southwest Gas Corporation

Southwestern Energy Company

Spire, Inc.

UGI Corporation

Whiting Petroleum Corporation

One company in that peer group (Energen Corporation) was acquired during the course of the performance cycle, and therefore dropped out of the peer group. The Company’s performance was ranked against that of the 13 companies remaining in the peer group at September 30, 2021. With respect to TSR, the Company outperformed ten of the 13 companies, with a TSR of 4.14%, placing it at approximately the 77th percentile. Pursuant to the TSR performance share payout scale (the same scale shown above for the Relative TSR Goal), performance at that percentile resulted in a payout of approximately 167% of the target opportunity. Regarding ROC, the Company outperformed ten of the 13 companies, with an average ROC of 6.27%, placing it at approximately the 77th percentile. Pursuant to the ROC performance share payout scale (the same scale shown above for the Relative ROC Goal), performance at that percentile resulted in a payout of approximately 154% of the target opportunity.

The Company’s performance on the last five completed TSR and ROC performance share grants is summarized in the table below.

Grant Date (fiscal year)	Performance Cycle (fiscal years)	TSR			ROC
		Relative Performance	Percentile	Payout Percentage	Relative Performance	Percentile	Payout Percentage
2019	2019 – 2021	outperformed 10 of 13	76.92	167.30	outperformed 10 of 13	76.92	153.84
2018	2018 – 2020	outperformed 9 of 12	75.00	100.00 (capped)	outperformed 7 of 12	58.33	94.43
2017	2017 – 2019	outperformed 6 of 12	50.00	100.00	outperformed 10 of 12	83.33	166.66
2016	2016 – 2018	outperformed 6 of 12	50.00	100.00	outperformed 8 of 12	66.67	122.23
2015	2015 – 2017	outperformed 7 of 13	53.85	100.00 (capped)	outperformed 7 of 13	53.85	79.50
		Average	61.15	113.46	Average	67.82	123.33

Preview of Fiscal Year 2022 Long-Term Incentive Performance Goals

The Compensation Committee approved performance goals for performance shares awarded to continuing named executive officers as part of the fiscal 2022 long-term incentive award. New for the fiscal 2022 award is a performance goal focused on GHG emissions reductions. The emissions goal sets methane intensity reduction metrics for each of the Company’s operating segments, and an overall greenhouse gas emissions metric for the consolidated Company. The performance period for the goal runs from calendar year 2022 through calendar year 2024, consistent with the Company’s calendar-year reporting of GHG emissions. The goal is intended to incentivize and reward performance that helps position the Company to meet or exceed its 2030 methane intensity and GHG reduction targets. The emissions goal accounts for 4% of the total long-term incentive award.

The remainder of the performance shares awarded in fiscal 2022 are split evenly between TSR and ROC relative performance goals. These goals are similar to the goals approved in fiscal 2021, except that the Compensation Committee added three companies to the peer group against which the Company’s performance is measured: Antero Midstream Corporation, Gulfport Energy Corporation and ONE Gas, Inc. For the fiscal 2022 awards, the Compensation Committee did not remove any companies that were included in the fiscal 2021 peer group.

CLAWBACK POLICY

The Company’s Corporate Governance Guidelines include a clawback provision. Under the clawback provision, if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct by a current or former executive officer, the Board would exercise its business judgment to determine what action it believes is appropriate to address the conduct, prevent its recurrence, and impose such discipline as would be appropriate. In addition to other potential action, the Board may, in its discretion after considering the costs and benefits of doing so, seek to recover that portion of any incentive-based compensation received by such officer (including compensation received upon exercise or payment of stock options and other equity awards) during the three-year period preceding the date on which the Company was required to prepare the accounting restatement, which exceeds the amount or value that the Board determines would have been payable or received in respect of such incentive awards had the revised financial statement(s) reflected in the restatement been applied to determine the incentive compensation or been available to the market at the time of exercise or payment of any incentive award.

Subject to any limits imposed by applicable law, the Board may seek to recover such excess compensation by requiring the officer to pay such amount to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

EMPLOYEE BENEFITS

Retirement Benefits

The Company maintains four plans that provide retirement benefits: (i) a qualified defined contribution retirement plan (“401(k) Plan”) that includes a traditional 401(k) benefit and, for certain eligible employees hired at various points in 2003 and thereafter, a retirement savings account (“RSA”) benefit; (ii) a qualified defined benefit retirement plan for those hired prior to various points in 2003 (“Retirement Plan”); (iii) a non-qualified defined benefit executive retirement plan available only to select officers promoted prior to 2002 (“Executive Retirement Plan”); and (iv) a non-qualified tophat plan (“Tophat Plan”). These plans help the Company attract and retain high caliber employees in high-level management positions and, in the case of the non-qualified plans, restore retirement benefits lost to employees under the qualified retirement plans as a result of the effect of the Internal Revenue Code limits and the qualified plans’ limits on compensation considered and benefits provided under such qualified plans. The employee benefits for named executive officers employed prior to 2003 differ from those made available to those employed during or after that year. The Company made changes to its programs that reflected a shift in competitive practices away from certain types of retirement benefits, but generally grandfathered existing employees (including named executive officers) who were then in service in the benefits programs that are commensurate with those in the regulated energy industry.

The named executive officers participated in the following plans in fiscal 2021:

	401(k) Plan		Retirement Plan	Tophat Plan	Executive Retirement Plan
	Traditional benefit	RSA benefit

Bauer	X		X	X

Camiolo	X		X	X

Kraemer	X		X	X	X

DeCarolis	X		X	X	X

Loweth	X	X		X

Pustulka	X		X	X	X

McGinnis	X	X		X

Benefits are described in more detail in the sections entitled “Fiscal 2021 Pension Benefits” and “Fiscal 2021 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans” within this proxy statement.

Executive Life Insurance

The Company maintains an insurance program known as the “ExecutiveLife Insurance Plan.” Executive officers who have reached age 50 are eligible to participate in this plan, under which the Company will pay the premium, generally in an amount up to $15,000 per year, of a life insurance policy or policies to be owned by the executive officer. The payment is taxable income to the executive officer and ceases when the executive officer’s employment ceases. In fiscal 2021 each of the named executive officers other than Mr. Loweth participated in the ExecutiveLife Insurance Plan.

Executive Perquisites

The Company offers a limited number of perquisites to our named executive officers. The basis for offering these perquisites is to enhance the Company’s ability to attract and retain highly qualified persons and also to assist the officer in conducting business on behalf of the Company. For certain items, the perquisite is incidental to other business-related use. For example, the Company shares an arena suite with a local law firm for the local professional hockey team. The Company also has additional season tickets for seats for both the local professional hockey and football teams. The Company made these investments as a result of specific drives by the Buffalo, New York business community to support the retention of these professional athletic teams in the Buffalo area. These suites are primarily used for Company business. On the occasions when the suites are not used for Company business, the named executive officers as well as other employees are permitted personal use.

The Company offers named executive officers tax preparation advice, in part to assure the Company that its officers are properly reporting compensation. The Company makes contributions for the named executive officers’ long-term disability plans. The Company also pays the costs of spouses accompanying named executive officers to certain of the Board of Directors and industry meetings and functions, as well as blanket travel insurance for the named executive officer and spouse.

CHANGE IN CONTROL ARRANGEMENTS

The Company’s named executive officers serve at the pleasure of the Board of Directors and are not employed pursuant to employment agreements. Each of the named executive officers is a party to an Employment Continuation and Noncompetition Agreement with the Company, which would become effective upon a Change in Control of the Company.

The Company and the Compensation Committee believe that these agreements are required for the attraction and retention of the executive talent needed to achieve corporate objectives and to assure that named executive officers direct their attention to their duties, acting in the best interests of the stockholders, notwithstanding the potential for loss of employment in connection with a Change in Control.

The agreement contains a “double-trigger” provision that provides payment only if employment terminates within three years following a Change in Control, as defined in the agreement, either by the Company other than for cause or by the named executive officer for good reason. The Compensation Committee believes this structure strikes a balance between the incentive and the executive attraction and retention efforts described above, without providing Change in Control benefits to named executive officers who continue to enjoy employment with the Company in the event of a Change in Control transaction.

The payment is generally calculated by multiplying 1.99 by the sum of the named executive officer’s current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and age 65, at which point no amount is payable. If payment is triggered, certain health benefits are continued for the earlier of 18 months following termination or the date other similar coverage becomes available.

The agreement contains a restrictive covenant whereby the named executive officer may, upon termination following a Change in Control, choose to refrain from being employed by or otherwise serving as an agent, consultant, partner or major stockholder of a business engaged in activity that is competitive with that of the Company or its subsidiaries. If the named executive officer so chooses to be bound by this restrictive covenant, an additional payment is made in the amount of one times the sum of current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. The Compensation Committee and the Company believe this is an appropriate payment in exchange for the named executive officer’s agreement to the non-compete covenant. There is no gross-up for taxes on either payment.

If a named executive officer experiences a qualifying termination of employment within a specific time following a Change in Control of the Company, many of the components of total compensation described above become immediately vested or paid out in a lump sum. More detail about these items and calculations as of September 30, 2021, are set forth in the section entitled “Potential Payments Upon Termination or Change in Control” within this proxy statement.

STOCK OWNERSHIP GUIDELINES

In an effort to emphasize the importance of stock ownership and in consultation with the Compensation Committee, the Company maintains Common Stock ownership guidelines for officers, ranging from one times base salary for junior officers to six times base salary at the CEO level. Generally, officers are expected to meet the guidelines within five years following promotion. Mr. Bauer holds approximately 5.7 times his base salary as of December 31, 2021, and generally is expected to reach six times base salary by July 1, 2024, five years after his promotion to CEO. All other continuing named executive officers, for whom the requirement is three times base salary, exceed their ownership requirements. The Board and management believe that employees who are stockholders perform their jobs in a manner that considers the long-term interests of the stockholders. Company directors are also subject to ownership requirements, as noted previously in this proxy statement.

TAX AND ACCOUNTING CONSIDERATIONS

In designing the Company’s compensation program, general consideration is given to the accounting treatment of the awards made to our named executive officers and pertinent tax law provisions. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally prohibits the Company from deducting compensation paid in excess of $1 million per year to certain covered officers, including certain former named executive officers. Due to the importance and benefit to the Company and its stockholders of awarding compensation that is structured to properly incentivize our named executive officers, the Compensation Committee believes that it is in the Company’s best interests to retain flexibility in awarding compensation, even if some awards may be non-deductible compensation expenses to the Company. The Company has also designed its compensation program with the intent that any awards granted thereunder will either be exempt from, or comply with the applicable requirements under, Section 409A of the Code.

Fiscal 2021 Summary Compensation Table

The following table sets forth a summary of the fiscal 2021 compensation of the Company’s CEO, Principal Financial Officer, each of the three most highly compensated executive officers other than the CEO and Principal Financial Officer who were serving as executive officers at the end of fiscal 2021, and two former executive officers who retired during fiscal 2021. The compensation reflected for each officer was for the officer’s services provided in all capacities to the Company and its subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
David P. Bauer President and Chief Executive Officer	2021 2020 2019	937,500 875,000 667,500	0 0 0	3,476,073 1,945,917 1,351,675	1,425,375 1,056,125 599,248	955,805 937,392 817,243	156,886 145,481 75,817	6,951,639 4,959,915 3,511,483

Karen M. Camiolo Treasurer and Principal Financial Officer	2021 2020 2019	434,750 424,749 390,250	0 0 96,997	379,748 370,176 226,032	282,370 247,417 180,003	176,812 338,162 518,593	58,098 55,336 54,869	1,331,778 1,435,840 1,466,744

Ronald C. Kraemer Chief Operating Officer	2021	662,167	0	855,268	799,467	1,094,770	104,014	3,515,686

Donna L. DeCarolis President of National Fuel Gas Distribution Corporation	2021 2020 2019	622,500 586,250 470,142	0 0 0	855,454 810,762 725,326	622,578 675,800 482,542	1,513,037 1,326,938 848,014	89,804 90,547 72,168	3,703,373 3,490,297 2,598,192

Justin I. Loweth President of Seneca Resources Company, LLC	2021	463,333	129,857	635,436	295,143	0	63,056	1,586,825

John R. Pustulka Former Chief Operating Officer	2021 2020 2019	355,833 827,500 780,000	0 0 0	2,280,663 2,079,813 1,858,759	461,639 1,122,918 933,270	2,013,017 922,119 1,243,401	65,661 135,017 120,783	5,176,813 5,087,367 4,936,213

John P. McGinnis Former President of Seneca Resources Company, LLC	2021 2020 2019	432,500 721,250 686,250	0 100,000 0	1,704,913 1,696,682 1,591,000	442,167 566,163 681,601	0 0 0	76,218 109,579 120,952	2,655,798 3,193,674 3,079,803

(1)

The stock award values for fiscal 2021 show the aggregate grant date fair value of performance shares and, where applicable, time-based RSUs, computed in accordance with FASB ASC Topic 718. For information on the valuation assumptions and performance conditions with respect to these awards, refer to Note A under the heading “Stock-Based Compensation” and Note H under the heading “Stock Award Plans” in the Company’s financial statements in its Form 10-K for the fiscal year ended September 30, 2021 (“2021 Form 10-K”). The grant date fair value of performance shares reflects an estimate that 100% of the performance shares awarded will vest at the end of the three-year performance period. The actual percentage to vest will be determined following fiscal 2023. The grant date fair value of stock awards granted in fiscal 2021, assuming the highest level of performance for performance shares (200%), is as follows: Mr. Bauer, $5,792,712; Ms. Camiolo, $632,833; Mr. Kraemer, $1,710,537; Ms. DeCarolis, $1,425,581; Mr. Loweth, $1,058,916; Mr. Pustulka, $4,561,326; and Mr. McGinnis, $2,841,169.

(2)

For fiscal 2021, this column reflects annual incentive compensation, except that the discretionary portion of Mr. Loweth’s annual incentive payment is reflected in the Bonus column. Please refer to the Compensation Discussion and Analysis for additional information about annual incentive compensation, including information regarding the performance conditions applicable to the awards.

(3)

This column represents, for fiscal 2021, the actuarial increase in the present value of the named executive officers’ benefits under all pension plans maintained by the Company, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements in its 2021 Form 10-K, as described in Note K, “Retirement Plan and Other Post-Retirement Benefits.” The amounts for Mr. Bauer and Ms. Camiolo also include the actuarial increase in the present value of their respective retirement-related tophat benefits under the non-qualified tophat plan. These amounts may include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested as of September 30, 2021, 2020 and 2019, respectively. For fiscal 2021, the amount includes above-market earnings under the Deferred Compensation Plan for Mr. Pustulka of $1,447. See the narrative, tables and notes to the sections entitled “Fiscal 2021

Pension Benefits” and “Fiscal 2021 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans” within this proxy statement for more information.

(4)	See the All Other Compensation Table below for more information.

The following table describes each component of the All Other Compensation column in the Fiscal 2021 Summary Compensation Table:

Description	David P. Bauer ($)	Karen M. Camiolo ($)	Ronald C. Kraemer ($)	Donna L. DeCarolis ($)	Justin I. Loweth ($)	John R. Pustulka ($)	John P. McGinnis ($)
Defined Contributions(a)	17,325	17,325	17,325	17,325	28,540	7,175	17,015
401(k) Tophat(b)	124,448	25,702	70,373	57,380	10,475	41,873	15,875
RSA Tophat(c)	0	0	0	0	23,983	0	28,270
Employee Stock Ownership Plan (“ESOP”) Supplemental Payment(d)	0	0	1,217	0	0	1,571	0
Life Insurance(e)	15,000	15,000	15,000	15,000	0	15,000	15,000
Travel Accident Insurance(f)	113	71	99	99	58	41	58
Perquisites(g)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total	156,886	58,098	104,014	89,804	63,056	65,661	76,218

a)

Represents the Company contributions to the 401(k) plan accounts of the named executive officers. Each named executive officer receives a Company match of up to 6% within the 401(k) plan on the lesser of base salary or the IRS annual compensation limit. In addition, Mr. Loweth and Mr. McGinnis are participants in the Company’s RSA benefit within the 401(k) plan, pursuant to which they receive a Company contribution of 4% on the portion of their base salary plus annual bonus that does not exceed the IRS annual compensation limit.

b)

Each named executive officer is prohibited from receiving the full 401(k) Company match due to the IRS annual compensation limit. The 401(k) tophat benefit gives each named executive officer a Company match on the following forms of compensation: (1) base salary that exceeds the IRS annual compensation limit, and (2) annual cash incentive compensation.

c)	Represents the Company contributions on Mr. Loweth’s and Mr. McGinnis’ base salary plus annual cash incentive payment that exceeded the IRS annual compensation limit.

d)

All management participants who were hired prior to December 31, 1986 participate in the ESOP, which pays dividends to the participants on the Common Stock held in the plan. Participants who were hired prior to 1983 did not have the option to reinvest dividends on shares acquired prior to 1983. The formula for the supplemental payment was designed to result in aggregate supplemental payments to pre-1983 participants approximating the amount the Company saved in corporate income taxes by prohibiting the reinvestment of dividends. The ESOP is a qualified benefit plan that was frozen in 1987 and closed to future participants.

e)	Represents the Company-paid life insurance premiums on behalf of each named executive officer under the ExecutiveLife Insurance Plan.

f)	Represents the premiums paid for the blanket travel insurance policy, which provides a death benefit to beneficiaries of an officer if the officer dies while traveling on business.

g)	Perquisites for each named executive officer were less than $10,000 in the aggregate.

Grants of Plan-Based Awards in Fiscal 2021

The following table sets forth information with respect to awards granted to the named executive officers during fiscal 2021 under the At Risk Plan (or in the case of Mr. Loweth, an annual incentive program that functions similar to the EACIP) and the 2010 Equity Compensation Plan. Please refer to the CD&A within this proxy statement for additional information regarding these plans.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Note	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David P. Bauer	(2)	12/10/20	385,875	1,125,000	1,848,375
	(3)	12/10/20				14,779	29,557	59,114		1,104,211
	(4)	12/10/20				1,138	29,557	59,114		1,212,428
	(5)	12/10/20							29,566	1,159,433

Karen M. Camiolo	(2)	12/10/20	74,560	217,375	368,016
	(3)	12/10/20				1,615	3,229	6,458		120,631
	(4)	12/10/20				124	3,229	6,458		132,454
	(5)	12/10/20							3,230	126,663

Ronald C. Kraemer	(2)	12/10/20	218,714	595,950	993,449
	(3)	12/10/20				5,456	10,912	21,824		407,658
	(4)	12/10/20				420	10,912	21,824		447,610

Donna L. DeCarolis	(2)	12/10/20	196,788	466,875	803,725
	(3)	12/10/20				3,637	7,274	14,548		271,747
	(4)	12/10/20				280	7,274	14,548		298,379
	(5)	12/10/20							7,276	285,328

Justin I. Loweth	(2)	12/10/20	38,433	324,333	557,366
	(3)	12/10/20				2,702	5,403	10,806		201,849
	(4)	12/10/20				208	5,403	10,806		221,631
	(5)	12/10/20							5,405	211,956

John R. Pustulka	(2)	12/10/20	297,124	866,250	1,293,311
	(3)	12/10/20				14,549	29,098	58,196		1,087,063
	(4)	12/10/20				1,120	29,098	58,196		1,193,600

John P. McGinnis	(2)	12/10/20	125,067	633,250	1,011,617
	(3)	12/10/20				7,249	14,497	28,994		541,589
	(4)	12/10/20				558	14,497	28,994		594,667
	(5)	12/10/20							14,501	568,657

(1)

The equity award values reflect the fair value of performance shares and, where applicable, RSUs at the date of grant, computed in accordance with FASB ASC Topic 718. For performance shares, values are based on the probable outcome of the applicable performance condition. Refer to Note A under the heading “Stock-Based Compensation” and Note H under the heading “Stock Award Plans” in the Company’s financial statements in its 2021 Form 10-K.

(2)

This row represents the annual cash incentive opportunity set in fiscal 2021. The amount actually paid for fiscal 2021 is set forth in the Fiscal 2021 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column or, for Mr. Loweth, under the “Non-Equity Incentive Plan Compensation” column and the “Bonus” column. Please refer to the CD&A for additional information about the performance conditions applicable to each payment.

(3)

The ROC performance shares awarded to named executive officers on December 10, 2020 generally vest at the end of a three-year performance cycle (October 1, 2020 through September 30, 2023), subject to the achievement of a performance condition tied to relative total return on capital. Mr. Pustulka and Mr. McGinnis will receive, subject to achievement of the performance condition, the number of shares they would have received had they remained employed by the Company through the end of the performance cycle, pro-rated to reflect the actual time they were employed by the Company during such performance cycle. Please refer to the narrative disclosure under the “Long-Term Incentive Compensation” section within this proxy statement for additional information on the performance condition and vesting terms.

(4)

The TSR performance shares awarded to named executive officers on December 10, 2020 generally vest at the end of a three-year performance cycle (October 1, 2020 through September 30, 2023), subject to the achievement of a performance condition tied to relative total shareholder return. The threshold number represents a payout of approximately 3.85% of the target opportunity, which would result from performance at approximately the 30.77 percentile. Performance at the 30.77 percentile would be the lowest achievable percentile above the 30th percentile, assuming no changes to the 13-member peer group. Mr. Pustulka and Mr. McGinnis will receive, subject to achievement of the performance condition, the number of shares they would have received had they remained employed by the Company through the end of the performance cycle, pro-rated to reflect the actual time they were employed by the Company during such performance cycle. Please refer to the narrative disclosure under the “Long-Term Incentive Compensation” section within this proxy statement for additional information on the performance condition and vesting terms.

(5)

The RSUs awarded to named executive officers on December 10, 2020 generally vest in one-third increments on the first three anniversaries of the date of grant, subject to continued employment with the Company. Please refer to the narrative disclosure under the “Fiscal 2021 Potential Payments Upon Termination or Change in Control” section within this proxy statement for additional information regarding vesting terms.

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table sets forth, on an award-by-award basis for each of the named executive officers, the number of securities underlying unexercised SARs and the number and market value of unvested RSUs and performance shares, as of September 30, 2021. The table also provides the grant price, which is the fair market value (the average of the high and low stock price) on the grant date, and the date of expiration of each unexercised SAR.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David P. Bauer	12/19/11		5,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		10,629	0	53.05	12/19/2022	0	0	0	0
	12/19/18	(4)	0	0	0	N/A	0	0	10,400	546,208
	12/19/18	(5)	0	0	0	N/A	0	0	10,400	546,208
	12/19/18	(6)	0	0	0	N/A	1,734	91,070	0	0
	7/1/19	(6)	0	0	0	N/A	10,821	568,319	0	0
	12/9/19	(4)	0	0	0	N/A	0	0	15,171	796,781
	12/9/19	(5)	0	0	0	N/A	0	0	30,342	1,593,562
	12/9/19	(6)	0	0	0	N/A	10,118	531,397	0	0
	12/10/20	(4)	0	0	0	N/A	0	0	59,114	3,104,667
	12/10/20	(5)	0	0	0	N/A	0	0	29,557	1,552,334
	12/10/20	(6)	0	0	0	N/A	29,566	1,552,806	0	0

Karen M. Camiolo	12/19/11		2,500	0	55.09	12/19/2021	0	0	0	0
	12/19/12		5,465	0	53.05	12/19/2022	0	0	0	0
	12/19/18	(4)	0	0	0	N/A	0	0	2,782	146,111
	12/19/18	(5)	0	0	0	N/A	0	0	2,782	146,111
	12/19/18	(6)	0	0	0	N/A	464	24,369	0	0
	12/9/19	(4)	0	0	0	N/A	0	0	2,886	151,573
	12/9/19	(5)	0	0	0	N/A	0	0	5,772	303,145
	12/9/19	(6)	0	0	0	N/A	1,925	101,101	0	0
	12/10/20	(4)	0	0	0	N/A	0	0	6,458	339,174
	12/10/20	(5)	0	0	0	N/A	0	0	3,229	169,587
	12/10/20	(6)	0	0	0	N/A	3,230	169,640	0	0

Ronald C. Kraemer	12/19/11		2,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		4,780	0	53.05	12/19/2022	0	0	0	0
	12/19/18	(4)	0	0	0	N/A	0	0	3,800	199,576
	12/19/18	(5)	0	0	0	N/A	0	0	3,800	199,576
	12/19/18	(6)	0	0	0	N/A	634	33,298	0	0
	12/9/19	(4)	0	0	0	N/A	0	0	6,321	331,979
	12/9/19	(5)	0	0	0	N/A	0	0	12,642	663,958
	12/9/19	(6)	0	0	0	N/A	4,216	221,424	0	0
	12/10/20	(4)	0	0	0	N/A	0	0	21,824	1,146,196
	12/10/20	(5)	0	0	0	N/A	0	0	10,912	573,098

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Donna L. DeCarolis	12/19/11		2,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		4,940	0	53.05	12/19/2022	0	0	0	0
	12/19/18	(4)	0	0	0	N/A	0	0	8,926	468,794
	12/19/18	(5)	0	0	0	N/A	0	0	8,926	468,794
	12/19/18	(6)	0	0	0	N/A	1,489	78,202	0	0
	12/9/19	(4)	0	0	0	N/A	0	0	6,321	331,979
	12/9/19	(5)	0	0	0	N/A	0	0	12,642	663,958
	12/9/19	(6)	0	0	0	N/A	4,216	221,424	0	0
	12/10/20	(4)	0	0	0	N/A	0	0	14,548	764,061
	12/10/20	(5)	0	0	0	N/A	0	0	7,274	382,030
	12/10/20	(6)	0	0	0	N/A	7,276	382,136	0	0

Justin I. Loweth	12/19/12		5,548	0	53.05	12/19/2022	0	0	0	0
	12/19/18	(4)	0	0	0	N/A	0	0	6,192	325,204
	12/19/18	(5)	0	0	0	N/A	0	0	6,192	325,204
	12/19/18	(6)	0	0	0	N/A	1,033	54,253	0	0
	12/9/19	(4)	0	0	0	N/A	0	0	5,531	290,488
	12/9/19	(5)	0	0	0	N/A	0	0	11,062	580,976
	12/9/19	(6)	0	0	0	N/A	3,689	193,746	0	0
	12/10/20	(4)	0	0	0	N/A	0	0	10,806	567,531
	12/10/20	(5)	0	0	0	N/A	0	0	5,403	283,766
	12/10/20	(6)	0	0	0	N/A	5,405	283,871	0	0

John R. Pustulka	12/19/11		15,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		22,121	0	53.05	12/19/2022	0	0	0	0
	12/19/18	(4)	0	0	0	N/A	0	0	33,388	1,753,538
	12/19/18	(5)	0	0	0	N/A	0	0	33,388	1,753,538
	12/9/19	(4)	0	0	0	N/A	0	0	24,003	1,260,638
	12/9/19	(5)	0	0	0	N/A	0	0	48,006	2,521,275
	12/10/20	(4)	0	0	0	N/A	0	0	58,196	3,056,454
	12/10/20	(5)	0	0	0	N/A	0	0	29,098	1,528,227

John P. McGinnis	12/19/12		20,802	0	53.05	12/19/2022	0	0	0	0
	12/19/18	(4)	0	0	0	N/A	0	0	19,580	1,028,342
	12/19/18	(5)	0	0	0	N/A	0	0	19,580	1,028,342
	12/9/19	(4)	0	0	0	N/A	0	0	13,228	694,735
	12/9/19	(5)	0	0	0	N/A	0	0	26,456	1,389,469
	12/10/20	(4)	0	0	0	N/A	0	0	28,994	1,522,765
	12/10/20	(5)	0	0	0	N/A	0	0	14,497	761,382

(1)	Awards were granted at an exercise price equal to the fair market value on the grant date.

(2)

The RSUs generally vest over a period of three years in one-third increments at each anniversary of the grant date of the awards, except that the RSUs awarded to Mr. Bauer on July 1, 2019 generally vest in one-half increments on the third and fourth anniversaries of the grant date of the award. The market value represents the number of unvested RSUs multiplied by the closing market price ($52.52) of the Common Stock as of September 30, 2021.

(3)

The performance shares awarded on December 19, 2018, December 9, 2019 and December 10, 2020 generally vest after the end of three-year performance cycles ending September 30, 2021, September 30, 2022 and September 30, 2023, respectively, subject to the achievement of a performance condition based on relative ROC or relative TSR.

Estimated performance through September 30, 2021 for the outstanding ROC performance share awards was as follows: for awards made in December 2018 and December 2020, above target and below maximum; and for awards made in December 2019, above threshold and below target. Accordingly, the estimated number of unearned ROC performance shares is reported as follows: for awards made in December 2018 and December 2020, at the maximum amount of 200%; and for awards made in December 2019, at the target amount of 100%.

Estimated performance through September 30, 2021 for the outstanding TSR performance share awards was as follows: for awards made in December 2018 and December 2019, above target and below maximum; and for awards made in December 2020, above threshold and below target. Accordingly, the estimated number of unearned TSR performance shares is reported as follows: for awards made in December 2018 and December 2019, at the maximum amount of 200%; and for awards made in December 2020, at the target amount of 100%.

As explained in the CD&A, actual performance over the full three-year performance cycle could result in a lesser or greater payout. The market value of the unearned performance shares represents the estimated number of shares multiplied by the closing market price of the Common Stock as of September 30, 2021 ($52.52). Please refer to the narrative disclosure under the “Long-Term Incentive Compensation” section within this proxy statement for additional information on the performance conditions and vesting terms.

(4)	ROC performance shares.

(5)	TSR performance shares.

(6)	RSUs.

Option Exercises and Stock Vested in Fiscal 2021

The following table sets forth, as to each named executive officer, information with respect to exercises of SARs and vesting of RSUs, performance shares, and shares of restricted stock during the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
David P. Bauer	0	0	17,562	750,753
Karen M. Camiolo	0	0	4,649	198,994
Ronald C. Kraemer	0	0	6,510	278,136
Donna L. DeCarolis	0	0	5,871	250,975
Justin I. Loweth	0	0	8,907	381,294
John R. Pustulka	0	0	27,587	1,182,379
John P. McGinnis	0	0	44,909	1,895,832

(1)	Represents the aggregate number of shares of Common Stock as to which awards were exercised.

(2)	Represents the aggregate difference between the grant price and the fair market value of the Common Stock at exercise.

(3)	Represents the fair market value of the Common Stock on the vest date multiplied by the number of RSUs, performance shares, or shares of restricted stock that vested.

Fiscal 2021 Pension Benefits

The following table sets forth information with respect to the pension benefits as of September 30, 2021 of each of the named executive officers. The Company sponsors a non-qualified executive retirement plan and a qualified retirement plan, and also provides a retirement-related benefit under a non-qualified tophat plan. The named executive officers participate in these benefits to the extent indicated below.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
David P. Bauer	Executive Retirement Plan	N/A	N/A	N/A
	Retirement Plan	19	1,153,279	0
	Retirement-Related Tophat	19	3,218,896	0

Karen M. Camiolo	Executive Retirement Plan	N/A	N/A	N/A
	Retirement Plan	26	1,882,137	0
	Retirement-Related Tophat	26	1,764,997	0

Ronald C. Kraemer	Executive Retirement Plan	40	4,301,779	0
	Retirement Plan	40	2,519,414	0
	Retirement-Related Tophat	N/A	N/A	N/A

Donna L. DeCarolis	Executive Retirement Plan	39	4,626,833	0
	Retirement Plan	38	2,747,702	0
	Retirement-Related Tophat	N/A	N/A	N/A

Justin I. Loweth	Executive Retirement Plan	N/A	N/A	N/A
	Retirement Plan	N/A	N/A	N/A
	Retirement-Related Tophat	N/A	N/A	N/A

John R. Pustulka	Executive Retirement Plan	40	11,865,186	0
	Retirement Plan	40	2,274,455	89,128
	Retirement-Related Tophat	N/A	N/A	N/A

John P. McGinnis	Executive Retirement Plan	N/A	N/A	N/A
	Retirement Plan	N/A	N/A	N/A
	Retirement-Related Tophat	N/A	N/A	N/A

(1)

For actuarial assumptions, please refer to Note K, Retirement Plan and Other Post-Retirement Benefits, to the Company’s 2021 Form 10-K. The Executive Retirement Plan recognizes participants’ first year of service, but the National Fuel Gas Company Retirement Plan excludes the first year. Benefit service under each plan is capped at 40 years.

Retirement Plan

The National Fuel Gas Company Retirement Plan (the “Retirement Plan”) is a tax-qualified defined benefit plan. The base benefit under the Retirement Plan is a life annuity that is calculated by multiplying the employee’s final average pay by 1.5% and then multiplying such product by the employee’s years of credited service up to a maximum of 40 years. Final average pay is the average of the participant’s total pay during the five consecutive years of highest pay from the last ten years of participation. Total pay only includes base salary, certain lump sum payments, and annual At Risk Plan and EACIP payments. Credited service is the period that an employee is a participant in the Retirement Plan and receives pay from the Company or one of its participating subsidiaries.

The Retirement Plan provides unreduced retirement benefits at or after age 65, or, for participants with at least ten years of service, at or after age 60. Participants may otherwise retire with no reduction in their accrued benefit on or after the date on which the sum of their age plus years of service equals ninety

(“rule of 90”). Participants who are at least age 55 with 10 years of service and who do not meet the rule of 90 are eligible for and may commence early retirement with a benefit reduction of .4167% per whole month prior to age 60. The Retirement Plan does not permit the granting of extra years of credited service to the participants. The retirement benefit is available as a single life annuity or in various other annuity forms, including joint and survivor and term-certain annuities. All are calculated on an actuarially equivalent basis using a 6% interest rate and the RP-2014 Mortality Table for healthy annuitants blended 50% male and 50% female.

Ms. Camiolo, Mr. Kraemer and Ms. DeCarolis are currently eligible for an unreduced benefit. Mr. Bauer is a participant in the Retirement Plan, but is not yet eligible for either an unreduced or reduced retirement benefit. Mr. Loweth and Mr. McGinnis are not participants in the Retirement Plan. Mr. Pustulka is currently receiving benefits under the Retirement Plan.

Executive Retirement Plan

The National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”) is a non-qualified defined benefit plan. Although the CEO of the Company is authorized to designate participants in the ERP, no such designation has occurred since 2001.

The ERP provides a two-part benefit: a tophat benefit and a supplemental benefit. The tophat benefit makes an ERP participant whole for any reduction in the regular pension he or she receives under the Retirement Plan resulting from Internal Revenue Code limitations. The supplemental benefit provides an additional retirement benefit to the Retirement Plan. Participants in the Retirement Plan who are not designated to participate in the ERP will receive a retirement-related tophat benefit under a separate Tophat Plan (discussed below under “Fiscal 2021 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans”), if appropriate based on the Internal Revenue Code limitations.

The tophat benefit under the ERP vests in the same manner and subject to the same service requirements that apply to the Retirement Plan. The supplemental benefit under the ERP vests at age 55 and completion of five years of credited service. An ERP participant who vests in the tophat benefit, but does not vest in the supplemental benefit, receives only a tophat benefit. An ERP participant who is vested in both the tophat benefit and the supplemental benefit and who terminates service with the Company before age 65 receives the tophat benefit and a portion of the supplemental benefit that is based upon the participant’s age and years of credited service. For the ERP, credited service is the number of years the participant has been employed by the Company or one of its participating subsidiaries, not to exceed 40 years.

The tophat benefit is stated as a life annuity that is calculated as the difference between (a) and (b), where (a) is the benefit the ERP participant would have received under the Retirement Plan but for the limitations imposed by the Internal Revenue Code and (b) is the base benefit the participant receives under the Retirement Plan.

Assuming retirement at age 65, the supplemental benefit is stated as a life annuity that is calculated using the following formula:

(a) 1.97% of final average pay for each year of service not in excess of 30 years; plus

(b) 1.32% of final average pay for each of the next 10 years of service that are in excess of 30 (but not to exceed 10); minus

(c) 1.25% of an assumed Social Security benefit (calculated as if the participant had no future wages) for each year of service not in excess of 40 years; minus

(d) the participant’s base benefit under the Retirement Plan; minus

(e) the participant’s tophat benefit.

Final average pay under the ERP is the same as under the Retirement Plan, but without the compensation limitations imposed by the Internal Revenue Code.

If a participant retires on or after age 62, but before age 65, the supplemental benefit is reduced by 1/2 of 1% for each whole month prior to age 65. If a participant retires before age 62, the supplemental benefit is further reduced by 1% for each whole month between age 55 years and 2 months and age 62. Furthermore, the member’s supplemental benefit shall be increased by .125% for each whole calendar month by which a member’s years of service exceed 30, subject to a maximum of 40 years.

The normal form of benefit under the ERP is a four-year period certain annuity that is actuarially equivalent to the lump-sum present value (calculated using the most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the ERP, and a six percent discount rate) of the sum of the participant’s tophat benefit and supplemental benefit (if the participant is vested therein). Other available forms of payment include single life, ten-year period certain and life, and joint and survivor annuities.

Fiscal 2021 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Deferred Compensation Plan (the “Original DCP”) is a non-qualified deferred compensation plan, which was instituted for certain high-level management employees of the Company and certain subsidiaries. The Original DCP is not an active plan and has been closed with no deferrals since July 31, 2002. The purpose of the Original DCP was to provide retirement/savings financial planning opportunities, which were not available to the officers in the qualified retirement plans due to Internal Revenue Code limitations. All account balances are subject to the general creditors of the Company.

Participants in the Original DCP were able to defer receipt of portions of their salaries and bonuses, to be paid to them following retirement, termination of employment, death or earlier in certain circumstances. The participants were eligible to elect a “Savings” and/or a “Retirement” account. The participant signed a contract selecting the amount to be deferred for the upcoming deferral period, the type of account (Savings and/or Retirement), annuity term (5, 10 or 15 years) if a Retirement account and up to three payment dates with percentages and/or dollar amounts if a Savings account. The annuity for the Retirement account is determined by setting the interest rate on all outstanding balances at 135% of the average of the Moody’s Index (as defined below) in effect for the 60-month period that ends with the month preceding the month of retirement.

Beginning with deferrals after May 1, 1994, the participants could select a Savings and/or a Retirement account. The two investment choices were the Moody’s Composite Average of Yields on Corporate Bonds (“Moody’s Index”) in effect for the month of May prior to the plan year beginning August 1 and a return equal to the total return of the Standard and Poor’s 500 stock index minus 1.2% per annum (“S&P 500 Minus 1.2% Election”). The participant could select either the Moody’s Index or the S&P 500 Minus 1.2% Election, but not both within the same account. In addition, participants with deferrals after May 1, 1994 could elect to defer their Savings and Retirement account balance past their retirement date, but not past age 70.

The Original DCP deferral contract indicates the participant’s investment selection and future payouts or retirement choices regarding the term of the annuity (5, 10 or 15 years). A participant who selected the S&P 500 Minus 1.2% Election for his Retirement account may, after he reaches age 55, switch once to the Moody’s Index. For a participant who retires and elected to invest in the S&P 500 Minus 1.2% Election, the investment’s return will assume the Moody’s Index six months prior to his retirement date in order to determine the final benefit.

The Company also maintains a non-qualified tophat plan (the “Tophat Plan”) that provides restoration of benefits lost under the Retirement Plan (see Fiscal 2021 Pension Benefits) and/or the Tax-Deferred Savings Plan (the 401(k) plan) due to the effect of Internal Revenue Code limits. See notes (b) and

(c) under the All Other Compensation Table. The Company pays the 401(k) tophat benefit and the RSA tophat benefit under the Tophat Plan no later than March 15 of the calendar year following the year in which the benefits were earned.

The following table reflects the contributions, earnings, distributions and total balance of the 401(k) and RSA benefits under the Tophat Plan and, for Mr. Pustulka, the Original DCP:

Fiscal 2021 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
David P. Bauer	0	124,448	0	99,768	115,223
Karen M. Camiolo	0	25,702	0	23,360	23,557
Ronald C. Kraemer	0	70,373	0	53,804	65,648
Donna L. DeCarolis	0	57,380	0	59,173	52,655
Justin I. Loweth	0	34,458	0	20,392	32,208
John R. Pustulka — Tophat Plan	0	41,873	0	100,425	33,548
— Original DCP	0	0	7,819	21,434	201,870
John P. McGinnis	0	44,145	0	66,855	33,020

(1)	All amounts in this column are reported as fiscal 2021 compensation in the Fiscal 2021 Summary Compensation Table. Refer to notes (b) and (c) to the All Other Compensation Table.

(2)

This column represents the net earnings during the fiscal year for the Original DCP. Mr. Pustulka’s earnings include above-market earnings associated with the Moody’s Index of $1,447, which amount is reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Fiscal 2021 Summary Compensation Table.

(3)	This column represents the annual payment of the 401(k) and RSA benefits under the Tophat Plan for the calendar year ended December 31, 2020, which were paid in January 2021.

(4)

This column includes the balance of the 401(k) and RSA benefits under the Tophat Plan for each named executive officer and the Original DCP balance for Mr. Pustulka, the only named executive officer in the Original DCP. These balances reflect amounts previously reported as compensation to the named executive officers in the Company’s Summary Compensation Tables for prior years.

Fiscal 2021 Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive officers’ employment (except in the case of Mr. Pustulka and Mr. McGinnis) had terminated on September 30, 2021 (the last business day of the Company’s fiscal year), assuming each named executive officer’s compensation and service levels as of that date and, if applicable, based on the closing price of the Common Stock on that date ($52.52 per share). These benefits are in addition to benefits available generally to most salaried employees. Due to the number of factors that affect the nature and amount of any benefit provided upon the events discussed below, any actual amounts paid or distributed in the future may be different from the amounts contained in the following tables. Factors that could affect these amounts include the timing during the year of any such event, the market value of the Common Stock and the named executive officer’s age.

National Fuel Gas Company 1997 Award and Option Plan

Awards outstanding to named executive officers at September 30, 2021 under the National Fuel Gas Company 1997 Award and Option Plan included only SARs (all of which were vested). A change in ownership and certain terminations within three years following a change in control, as described below, will trigger payment of the value of vested SARs.

Change in Ownership and Change in Control — If there is a change in ownership or a named executive officer’s employment terminates within three years following a change in control, unless the termination is due to death, disability, retirement, cause, or resignation by the named executive officer other than for good reason, then all terms and conditions on outstanding awards would lapse, and all unvested awards become vested. In addition, any outstanding awards are cashed out based on the fair market value of the Common Stock.

SARs outstanding to the named executive officers under the 1997 Award and Option Plan did not have any value as of September 30, 2021, as the grant price of the SARs exceeded the fair market value of the Company’s common stock on that date.

Under the 1997 Award and Option Plan, “change in ownership” means a change which results in the Common Stock ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

A “change in control” generally occurs when (a) any person other than the Company, a subsidiary or any employee benefit plan sponsored by the Company is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the voting power of the outstanding stock of the Company; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) at least a majority of the stock entitled to vote in the election of directors of the surviving corporation, or (ii) stock in the surviving corporation that represents at least 50% of the fair market value of all classes of stock of that entity, in either case, in substantially the same proportionate ownership as immediately before the consolidation or merger; (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) individuals who constituted the Board of Directors of the Company on January 1, 1997 (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to January 1, 1997, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

“Good reason” means a good faith determination made by a named executive officer that the Company has materially reduced the responsibilities, prestige or scope of the named executive officer’s position. Examples include the assignment to the named executive officer of duties inconsistent with the named executive officer’s position, assignment of the executive to another place of employment more than 30 miles from the named executive officer’s current place of employment, or reduction in the named executive officer’s total compensation or benefits. The named executive officer must specify the event relied upon for his or her determination by written notice to the Board of Directors within six months after the occurrence of the event.

National Fuel Gas Company 2010 Equity Compensation Plan

Awards outstanding to named executive officers at September 30, 2021 under the National Fuel Gas Company 2010 Equity Compensation Plan included SARs (all of which were vested), performance shares and RSUs.

SARs — In connection with a change in control as described below, the Compensation Committee may provide that each SAR shall be canceled in exchange for a cash payment equal to the excess of fair market value over the grant price of the SAR.

Performance Shares — Termination of employment due to death, disability or retirement, or due to a divestiture by the Company of one or more subsidiaries that does not amount to a change in control, results in the vesting of a conditional right. Payment of the performance shares remains subject to satisfaction of the applicable performance conditions, and the named executive officer would be entitled to a distribution of the same number of performance shares that would be payable for the performance period had the named executive officer’s service with the Company continued until the end of the applicable performance period, pro-rated to reflect the time period from the commencement of the performance period through the date of termination.

The following table represents the estimated value of performance shares at September 30, 2021, assuming a qualifying termination on that date, performance at the target level of performance, and the closing price of the Common Stock on that date.

Name	Value of Performance Shares ($)	Name	Value of Performance Shares ($)
David P. Bauer	2,643,472	Donna L. DeCarolis	1,166,119
Karen M. Camiolo	461,266	Justin I. Loweth	901,698
Ronald C. Kraemer	1,024,280

In connection with a change in control as described below, performance shares are deemed earned at the target level of performance, and the Compensation Committee may provide that the performance shares be settled in cash.

Restricted Stock Units (RSUs) — Termination of employment due to death, disability, or divestiture by the Company of one or more subsidiaries that does not amount to a change in control, results in the vesting of RSUs.

The following table represents the estimated value of RSUs at September 30, 2021, assuming a qualifying termination on that date and the closing price of the Common Stock on that date.

Name	Value of RSUs ($)	Name	Value of RSUs ($)
David P. Bauer	2,743,592	Donna L. DeCarolis	681,762
Karen M. Camiolo	295,110	Justin I. Loweth	531,870
Ronald C. Kraemer	254,722

Change in Control — If there is a change in control, no acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any award if the Compensation Committee reasonably determines in good faith, prior to the change in control, that the award will be honored or assumed, or new rights substituted (an “Alternative Award”), by the named executive officer’s employer following the change in control; provided that any Alternative Award must:

(a) be based on stock traded on an established U.S. securities market;

(b) provide the named executive officer with substantially equivalent rights, entitlements and economic value; and

(c) provide that, if the named executive officer’s employment is involuntarily terminated (other than for cause) or is constructively terminated, in either case within 24 months after the change in control, then all of the named executive officer’s awards shall vest and be paid in cash or immediately transferable, publicly-traded securities in an amount equal to, in the case of a SAR, the excess of the fair market value on the date of termination over the grant price, and in the case of other awards, the fair market value of the number of shares of stock subject to the award.

If the Compensation Committee cannot make the above determination, then: each SAR then outstanding shall be exercisable regardless of the exercise schedule otherwise applicable; each outstanding RSU shall become fully vested and payable; and each outstanding performance share award shall be deemed earned at the target level of performance for the award. In addition, in connection with a change in control, the Compensation Committee may provide that each SAR shall be canceled in exchange for a cash payment equal to the excess of fair market value over the grant price of the SAR. The Compensation Committee may also direct that each RSU and performance share shall be settled in cash with its value determined based on the value received by stockholders in the change in control transaction.

The following table represents the value of awards outstanding under the 2010 Equity Compensation Plan which, upon a change in control as of September 30, 2021, would have been exercisable (in the case of SARs), would have become vested and payable (in the case of RSUs), or would have been deemed earned at the target level of performance (in the case of performance shares), in each case, assuming an Alternative Award is not provided. The amounts below are based on the closing price of the Common Stock on September 30, 2021.

Name	Payment Due on Vested & Unvested Awards ($)	Name	Payment Due on Vested & Unvested Awards ($)
David P. Bauer	7,988,029	Donna L. DeCarolis	2,578,574
Karen M. Camiolo	1,083,540	Justin I. Loweth	2,005,581
Ronald C. Kraemer	2,264,452

The 2010 Equity Compensation Plan provides that, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited.

For purposes of this section, “change in control” has a meaning similar to the definition of change in control set out in the “National Fuel Gas Company 1997 Award and Option Plan” section. The main difference is that the 2010 Equity Compensation Plan provides that a change in control shall be deemed to have occurred at such time as individuals who constitute the Board of Directors of the Company at the beginning of the twelve-month period ended on the date of determination (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

National Fuel Gas Company Tophat Plan

Under the Company’s Tophat Plan, the Company restores to the named executive officers benefits that may be lost under the Company’s qualified retirement benefit plans (Retirement Plan, traditional 401(k) and RSA) due to the Internal Revenue Code or qualified plan limits.

The following table represents the aggregate amount payable for the 401(k) tophat benefit and RSA tophat benefit if termination occurred September 30, 2021 due to retirement, death, disability, or involuntary termination (other than for cause), or if there was a change in control and the Company terminated the named executive officer without cause or the named executive officer terminated for good reason.

Name	Payment ($)	Name	Payment ($)
David P. Bauer	115,223	Donna L. DeCarolis	52,655
Karen M. Camiolo	23,557	Justin I. Loweth	32,208
Ronald C. Kraemer	65,648

The value of the tophat benefits for all other forms of termination would have been as follows: Mr. Bauer, $29,700; Ms. Camiolo, $6,615; Mr. Kraemer, $17,680; Ms. DeCarolis, $15,300; and Mr. Loweth, $15,208.

Employment Continuation and Noncompetition Agreement

Pursuant to each named executive officer’s Employment Continuation and Noncompetition Agreement with the Company, if there is a change in control, and the named executive officer remains employed thereafter, the named executive officer’s annual salary and employee benefits are preserved for at least three years at the levels then in effect. The agreement also provides for a severance benefit and the continuation of health, welfare and fringe benefits, as described below.

Severance Benefit — In the event of termination of a named executive officer within three years of a change in control without cause or by the named executive officer for good reason, the named executive officer is entitled to a single lump sum cash payment equal to 1.99 times the sum of the named executive officer’s annual base salary and the average of the annual cash bonus for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and age 65, at which point no amount is payable. The named executive officers are also entitled to their base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement with the named executive officer.

The following table represents the estimated severance benefit payable as a lump sum payment.

Name	Payment ($)	Name	Payment ($)
David P. Bauer	3,537,597	Donna L. DeCarolis	2,274,401
Karen M. Camiolo	1,205,902	Justin I. Loweth	1,686,525
Ronald C. Kraemer	N/A

“Cause” means the named executive’s gross misconduct, fraud or dishonesty, which has resulted or is likely to result in material economic damage to the Company or its subsidiaries as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board.

“Change in control” generally occurs when: (a) any person (as such term is used in Section 13(d) of the 1934 Act) is the beneficial owner, directly or indirectly, of 20% or more of the outstanding stock of the Company; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) the same proportionate ownership of common stock of the surviving corporation (where the Company is not the surviving corporation), or (ii) at least a majority of the common stock of the Company (where the Company is the surviving corporation); (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) there is a change in the majority of the members of the Board of Directors of the Company within a 24-month period, unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period. However, Mr. Loweth’s agreement provides, in place of the above, that a Change in Control occurs if the Company ceases to own more than 50% ownership of Seneca, or if the Company sells, leases, exchanges or otherwise transfers all or substantially all the assets of Seneca.

“Good reason” means there is a material diminution in the named executive officer’s responsibilities, base compensation or budget, or in the responsibilities of the person to whom the named executive officer is required to report. “Good reason” also means a requirement that the named executive officer relocate to an office outside the United States or more than 30 miles from the location at which the executive performed his services immediately prior to the change in control, or any other action or inaction that constitutes a material breach by the Company of the agreement. The Company has a period of 30 days to cure any acts which would otherwise give the executive the right to terminate his employment for good reason.

Continuation of Health, Welfare and Fringe Benefits — In addition to the severance payment, named executive officers who have not reached age 65 will be entitled to continued participation in the Company’s employee and executive health, welfare and fringe benefit plans and arrangements, excluding any vacation benefits, for eighteen months following termination (or, in the case of Mr. Loweth, until the end of the second calendar year following termination for purposes of any non-health-related benefit) or until the named executive officer becomes eligible for comparable benefits at a subsequent employer. The estimated value of the continuation of health benefits due to a qualifying termination of employment of an eligible named executive officer following a change in control is $42,780 for family coverage or $15,844 for single coverage. This amount was based on 18 months of COBRA rates for the medical, drug and dental benefits. During fiscal 2021, Mr. Bauer, Ms. Camiolo, Ms. DeCarolis and Mr. Loweth participated in an arrangement providing for an allowance related to tax preparation and financial planning, and, with the exception of Mr. Loweth, each received a payment for life insurance under the ExecutiveLife Insurance Plan. The estimated value of the continuation of these benefits at the same rates for eighteen months is as follows: Mr. Bauer, $19,901; Ms. Camiolo, $19,892; Ms. DeCarolis, $20,421; and Mr. Loweth, $1,257.

The Employment Continuation and Noncompetition Agreements also provide as follows:

Retirement — Except for Mr. Loweth, if the named executive officer is at least fifty-two years old at the date of termination, the named executive officer will be deemed to have earned and be vested in the retirement benefits that are payable to the named executive officer under the Company retirement plans. Mr. Loweth is vested in his benefit in the RSA.

Termination for Cause or the Executive Voluntarily Terminates — If the named executive officer’s employment is terminated for cause, death, disability, or the named executive officer voluntarily terminates his or her employment other than for good reason, the named executive officer will not be entitled to the severance benefit discussed above. The named executive officer (or his or her beneficiary) will be entitled to his or her base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement between the named executive officer and the Company. The named executive officer will also be entitled to any other benefits provided in the Company’s plans for death or disability.

Non-competition — Unless the named executive officer has elected not to be bound by the non-compete provisions of the agreement, the Company will make a lump sum payment within 30 days following the named executive officer’s date of termination equal to one times the sum of (i) the named executive officer’s annual base salary and (ii) the average of the annual cash bonus for the previous two fiscal years. The non-compete payment will not be paid to the named executive officer if his or her employment is terminated by reason of death, disability, cause, or retirement.

Under the non-compete provisions of the agreement, the named executive officer may not, during the one year period following termination, directly or indirectly engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any business or entity that is engaged in any activity which is competitive with the business of the Company or its subsidiaries or affiliates in any geographic area in which the Company or its subsidiaries are engaged in competitive business.

The following table represents the estimated non-compete payment payable upon termination following a change in control as compensation for the covenant not to compete for all forms of termination except for death, disability, cause or retirement.

Name	Payment ($)	Name	Payment ($)
David P. Bauer	1,777,687	Donna L. DeCarolis	1,209,171
Karen M. Camiolo	699,209	Justin I. Loweth	847,500
Ronald C. Kraemer	1,143,662

National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”)

Mr. Kraemer and Ms. DeCarolis are participants in the ERP. Under the ERP, no benefits will be payable to a named executive officer whose employment is terminated or could have been terminated for serious, willful misconduct in respect of his or her obligations to the Company, including the commission of a felony or a perpetration of a common law fraud damaging to the Company.

In addition, except when a change in control has already occurred, rights under the ERP are forfeited if the named executive officer is employed by anyone who engages in a business competitive with the

Company; engages, or advises or assists others engaged in such business; endeavors to interfere with the relations between the Company and any customer; or engages in any activity the committee administering the ERP (“ERP Committee”) deems detrimental to the Company’s best interests. From and after 60 days following cessation of such activity by the named executive officer and provision of written notice to the ERP Committee, the right to receive benefits under the ERP will be restored, unless the ERP Committee determines that the prior activity caused substantial damage to the Company.

The following table gives the estimated value of the first payment payable under the ERP that would have been due for all forms of termination except for death or termination for cause.

Name	Payment ($)
Ronald C. Kraemer	1,171,375
Donna L. DeCarolis	1,275,234

The default form of benefit payment to the named executive officers is a four-year certain annuity; therefore, if a payment is shown above, three additional payments of the same amount would be made under the ERP, one in each of the next three years as elected by the named executive officer.

If termination is due to death, a reduced payment will be calculated as a straight life annuity payment to the named executive officer’s surviving spouse/beneficiary until his or her death. The first annualized reduced payment would be $188,212 for Mr. Kraemer and $162,868 for Ms. DeCarolis.

Payments Upon Retirement — Mr. Pustulka and Mr. McGinnis

Mr. Pustulka retired on March 1, 2021 and commenced monthly payments from the Retirement Plan of $12,733, payable as an annuity. He is due to receive four annual payments from the ERP, each in the amount of $3,070,142, commencing in 2022. He also received the following plan benefits: Tax Deferred Savings Plan tophat payment of $33,548; and AARCIP payment of $461,639, which reflects a 58% reduction of the full award. Upon retirement, Mr. Pustulka also commenced monthly annuity payments from the Original DCP totaling $3,062.

Mr. McGinnis retired on May 1, 2021 and received the following plan benefits: Tax Deferred Savings Plan tophat payment of $33,020 (including the 401(k) and RSA tophat benefits); and AARCIP payment of $442,167, which reflects a 42% reduction of the full award.

With respect to their performance share awards outstanding under the 2010 Equity Compensation Plan as of their respective retirement dates, Mr. Pustulka and Mr. McGinnis will receive, subject to the achievement of the applicable performance goals, the number of shares they would have received had they remained employed by the Company through the end of each applicable performance cycle, pro-rated to reflect the actual time they were employed by the Company during such performance cycle. In addition, vested stock appreciation rights held at retirement remain exercisable until the earlier of the original expiration date or the fifth anniversary of the retirement date, and any outstanding restricted stock units held at retirement are forfeited.

Summary of Potential Payments Upon Termination or Change in Control

The following table provides estimated values of total benefits for each named executive officer if termination had occurred on September 30, 2021. As disclosed in the table above under “National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”),” the ERP benefit included in the following estimated values represents the first payment due upon termination.

	Potential Payments Upon Termination Other than in Connection with a Change in Control				Potential Payments Upon Termination Following a Change in Control
Executive Benefits and Payments Upon Termination For:	Voluntary Termination ($)	Retirement ($)(1)	Death ($)	Disability ($)	Company Terminates Without Cause and/or Executive Terminates for Good Reason ($)	Company Terminates for Cause ($)	Executive Terminates Voluntarily Other than for Good Reason ($)
David P. Bauer	29,700	N/A	5,502,287	5,502,287	13,481,217	1,807,387	4,550,979
Karen M. Camiolo	6,615	484,823	779,933	779,933	3,047,944	705,824	1,000,934
Ronald C. Kraemer	1,189,055	2,261,303	1,532,862	2,516,025	4,645,137	1,161,342	2,587,439
Donna L. DeCarolis	1,290,534	2,494,008	2,063,404	3,175,770	7,453,236	1,224,471	3,181,467
Justin I. Loweth	15,208	N/A	1,465,776	1,465,776	4,615,851	862,708	1,394,578

(1)

“Retirement” will be “N/A” if the named executive officer was not eligible to retire on September 30, 2021. In that case, the Company would have accrued benefits payable to the named executive officer; the accrued amounts are included in the other columns for the different types of terminations.

CEO Pay Ratio

Pursuant to SEC rules, we are providing information about the relationship of the annual total compensation of Mr. Bauer, our President and Chief Executive Officer, and the median of the annual total compensation of all of our employees other than Mr. Bauer. We identified our median employee by examining fiscal year base wages plus cash bonuses of all individuals employed by us and our consolidated subsidiaries on September 30, 2021 (other than Mr. Bauer), whether full-time, part-time, or on a seasonal or temporary basis. We annualized wages and salaries for all permanent employees, as permitted by SEC rules. Once we identified our median employee, we added together all of the elements of that employee’s compensation for fiscal 2021 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table.

For the fiscal year ended September 30, 2021:

•	the median of the annual total compensation of all employees of the Company other than the CEO was reasonably estimated to be $84,782;

•	the annual total compensation of the CEO was $6,951,639; and

•	based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all other employees is estimated to be 82 to 1.

Executive Officer and Director Hedging

The Company’s policy regarding hedging or offsetting any decrease in the market value of Company securities is set forth in the Company’s Corporate Governance Guidelines, included as Appendix B to this proxy statement (see “Hedging or Pledging of Company Stock”). The policy applies to the Company’s directors and executive officers. Under the policy, the Company’s directors and executive officers should not purchase or sell options on Company stock, and should not engage in short sales with respect to Company common stock. Trading by the Company’s executive officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock is prohibited. Further, the Company’s directors and executive officers may not pledge Company equity as security for an extension of credit. In addition, the Company’s insider trading policy prohibits employees, officers and directors, when in possession of material nonpublic information, from conducting any open market or private purchase or sale of Company securities, or any derivative of such a security whether or not issued by the Company (“put” or “call” options, equity swaps, collars, prepaid variable forward sales contracts, exchange funds, etc., that are designed to hedge a Company security). The insider trading policy also provides that any purchases or sales of Company securities intended by an employee, officer or director to qualify as transactions pursuant to a “Rule 10b5-1 plan” must occur without entrance into or alteration of a hedging transaction or position with respect to the Company securities that are subject to the plan.

PROPOSAL 2. ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders for approval of the following advisory resolution on executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby APPROVED.”

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The Board recommends a vote FOR this resolution because it believes that the Company’s compensation policies and practices encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

The Company’s executive compensation is described and explained in the CD&A, in the tabular disclosure starting with the Fiscal 2021 Summary Compensation Table, and in the Proxy Statement Overview & Summary included at the front of this proxy statement. We urge stockholders to carefully review this information to understand how the Company’s executive compensation is designed and how it compares with other similar companies.

Approval of this proposal requires a majority of the votes cast with respect to this proposal. This non-binding, advisory vote is currently scheduled to be conducted every year, and it is anticipated that the next non-binding advisory vote will take place at the 2023 Annual Meeting of Stockholders. Consistent with SEC rules, the vote on this proposal is advisory and is not binding on the Board. The vote on this proposal will not be construed as overruling any decision by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE

COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, stockholders will be asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending September 30, 2022 (“fiscal 2022”). The independent registered public accounting firm will examine the financial statements of the Company and its subsidiaries and report upon the annual consolidated financial statements for fiscal 2022. PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal 2021.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and are expected to be available to respond to appropriate stockholder questions.

The affirmative vote of a majority of the votes cast with respect to the ratification of the appointment of the independent registered public accounting firm by the holders of shares of Common Stock entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

If the necessary votes are not received, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain PricewaterhouseCoopers LLP or appoint another independent registered public accounting firm, without resubmitting the matter to stockholders. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Unless they are otherwise directed by the stockholders, the Proxies intend to vote for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF

THIS APPOINTMENT.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement, the Company’s Summary Annual Report and financial statements for the 2021 fiscal year are being delivered to some multiple stockholders who share an address. A separate proxy card is being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate annual report to stockholders and/or a separate proxy statement for the Annual Meeting or future Annual Meetings of Stockholders, or have questions regarding the householding process, may call Broadridge, toll-free at 1-866-540-7095. You will need your 16-digit control number. Simply follow the prompts. You may also write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Promptly upon request, additional copies of the Company’s Summary Annual Report and financial statements for fiscal 2021 and separate proxy statements for the Annual Meeting will be sent. By contacting Broadridge, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokerage firms and other holders of record have also instituted householding procedures. If your family has one or more “street name” account under which you beneficially own shares of Common Stock, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Summary Annual Report to Stockholders and financial statements for fiscal 2021 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding and see the section “Multiple Copies of Proxy Statement” within this proxy statement. These options are available to you at any time.

PROPOSALS OF SECURITY HOLDERS FOR THE 2023 ANNUAL MEETING

Proposals that security holders intend to present at the 2023 Annual Meeting of Stockholders must be received by the Secretary at the principal offices of the Company no later than September 23, 2022, in order to be considered for inclusion, pursuant to SEC Rule 14a-8 under the Exchange Act, in the Company’s proxy statement and proxy for that meeting. Notice of a stockholder proposal submitted outside the processes of SEC Rule 14a-8 under the Exchange Act, or a notice of a stockholder’s intent to nominate one or more directors, for consideration at the 2023 Annual Meeting of Stockholders, shall be considered untimely unless received by the Secretary at the Company’s principal office between October 11, 2022 and November 10, 2022.

OTHER BUSINESS

The Board of Directors does not know of any business that will be presented for consideration at the Annual Meeting except as set forth above. However, if any other business is properly brought before the Annual Meeting, or any adjournment or postponement thereof, the Proxies will vote in regard thereto according to their discretion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov and at the Company’s website at www.nationalfuel.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows the Company to incorporate by reference the information that it files with the SEC. Incorporation by reference means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and such documents are automatically updated and superseded by this proxy statement. Later information that is filed by the Company with the SEC will automatically update and supersede the information in this document.

BY ORDER OF THE BOARD OF DIRECTORS

SARAH J. MUGEL

General Counsel and Secretary

January 21, 2022

APPENDIX A TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

REPORTING PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

I.	Purpose

National Fuel Gas Company (“Company”) has a longstanding commitment to comply with federal and state securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, the Audit Committee of the Company’s Board of Directors has established these Reporting Procedures for Accounting and Auditing Matters (“Procedures”), which provide for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

II.	Scope

These Procedures apply to all employees of all divisions and subsidiaries of the Company.

III.	Procedures

A.	Making a Report of Accounting and Auditing Matters

1.

An employee with a concern or complaint regarding accounting, internal accounting controls, or auditing matters (collectively “Accounting and Auditing Matters”) may report such concerns, on a confidential and anonymous basis if the employee so desires, as follows:

a.	Via the Company’s dedicated toll-free hotline (1-800-605-1338) operated by a third party service company; or

b.	Via the Company’s dedicated website (www.natfuelgas.ethicspoint.com) operated by a third party service company; or

c.

In writing in a sealed envelope addressed to the Chairman of the Audit Committee, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221. The sealed envelope should be labeled with a legend such as: “Submitted pursuant to the Reporting Procedures for Accounting and Auditing Matters.”

2.	A sufficiently detailed description of the factual basis for the report should be given in order to allow appropriate investigation into the matter.

B.	Treatment of Reports

1.	All reports will be forwarded to the Chairman of Audit Committee, the Chief Auditor, and General Counsel.

2.

Upon receipt of a report, the Chief Auditor will determine whether the complaint pertains to Accounting and Auditing Matters. If the report does not pertain to Accounting and Auditing Matters, the Chief Auditor and General Counsel will decide together on the appropriate disposition.

3.

Reports relating to Accounting and Auditing Matters will be promptly investigated by the Chief Auditor under the Audit Committee’s direction and oversight, and may involve the assistance of other Company resources as needed. To the fullest extent possible, such investigations and reports will be kept confidential.

4.

If the results of an investigation indicate that corrective action is required, the Audit Committee will decide what steps should be taken to rectify the problem and reduce the likelihood of recurrence, and may also recommend appropriate discipline.

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5.

No person making a report under these Procedures shall be subject to retaliation because of making a good faith report. In addition, any employee of the Company responsible for retaliating against individuals who in good faith report concerns regarding Accounting and Auditing Matters will be subject to disciplinary action, up to and including termination. Any employee making a bad faith report, including a report made for the purpose of harassing or maliciously injuring the subject of the report, will be subject to disciplinary action, up to and including termination.

C.	Retention of Reports and Investigation Documents

The Chief Auditor will maintain, in accordance with the Company’s document retention policy, a complete record of all reports received (including those determined not to pertain to Accounting and Auditing Matters), all records associated with reports of Accounting and Auditing Matters, the treatment of reports of Accounting and Auditing Matters under these Procedures, and the ultimate disposition of Accounting and Auditing Matters reports. In addition, the Chief Auditor shall prepare an update on the status of (i) all reports of Accounting and Auditing Matters under investigation, and (ii) those reports of Accounting and Auditing Matters whose investigation has been concluded since the previous status update. Status updates shall be provided as required to the Chairman of the Audit Committee and shall be provided on at least a quarterly basis for the entire Audit Committee.

IV.	Administration of Procedures

The Audit Committee is the issuer and owner of these Procedures. These Procedures shall be subject to periodic review and revision by the Audit Committee as necessary or appropriate. The Audit Committee, in consultation with the Company’s Chief Auditor, shall have the authority to make any interpretations regarding the operation of these Procedures.

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APPENDIX B TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

AMENDED EFFECTIVE JUNE 17, 2021

The business of National Fuel Gas Company (the “Company”) is conducted by its employees, managers and officers, under the oversight of the Board of Directors (the “Board”), in order to serve the long-term interests of its stockholders. The Board and management recognize that the long-term interests of stockholders are served by considering the interests of customers, employees and the communities in which the Company operates. In addition, the Board requires directors, officers and employees to comply with all legal and regulatory requirements and to adhere to the highest ethical standards in the performance of their duties. To help discharge its responsibilities, the Board has adopted the following guidelines on corporate governance matters.

1.	Board of Directors

The Board shall consist of a number of directors, not less than seven nor more than eleven, as determined by a majority vote of the full Board.

The business and affairs of the Company shall be managed by or under the direction of the Board, acting as a body, in accordance with Section 14A:6-1 of the New Jersey Business Corporation Act. Individual directors shall have no authority to act for or on behalf of the Company without the express authorization of the Board, or as may be provided by law, the Certificate of Incorporation or the By-Laws.

2.	Independent Directors

A majority of the Board must qualify as independent directors under the listing standards of the New York Stock Exchange. The Board will annually review the relationship that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). All determinations of director independence will be disclosed in the Company’s annual proxy statement.

3.	Director Qualifications

The Board, with input from the Nominating/Corporate Governance Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include knowledge, experience, and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other publicly-held companies. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director.

The Nominating/Corporate Governance Committee is responsible for periodically reviewing these qualification guidelines and recommending modifications, as appropriate. The Board believes the qualification guidelines included as Exhibit A are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Directors are expected to carry out the functions of the Board in a professional and diligent manner, and to spend the time and effort necessary to properly discharge such responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and Committees on which such director sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate Committee in advance of such meeting. A director is also expected to review provided materials in advance of a meeting.

4.	Selection of New Directors

The Board is responsible for selecting Board candidates and nominating them for election by the stockholders and for filling vacancies on the Board. The Nominating/Corporate Governance Committee will recommend to the Board nominees for election, including, as appropriate, incumbent directors for re-election.

Stockholders may propose candidates for consideration by the Nominating/Corporate Governance Committee in accordance with the Process for Identifying and Evaluating Nominees for Director included as Exhibit B. In addition, the Company’s By-Laws provide a process for stockholders meeting certain requirements to have nominees included in the Company’s proxy materials.

In recommending individuals for nomination, the Nominating/Corporate Governance Committee will seek the input of the Chairman of the Board and Chief Executive Officer and will evaluate candidates using the qualification guidelines included as Exhibit A and the Process for Identifying and Evaluating Nominees for Director included as Exhibit B, as they may be supplemented from time to time. Once a candidate is selected to join the Board, the Chairman of the Board and/or the Chair of the Nominating/Corporate Governance Committee will extend the invitation to join the Board on the Board’s behalf.

5.	Term Limits

The Board does not believe it should limit the number of terms for which an individual may serve as a director. While term limits could help ensure fresh ideas, they also would force the Board to lose the contributions of directors who have developed an insight into the Company. This insight and continuity of directors is an advantage, not a disadvantage. As an alternative to term limits, the Nominating/Corporate Governance Committee will review a director’s continuation on the Board whenever the director experiences a change in professional responsibilities, as a way to assure that the director’s skills and experience continue to match the needs of the Board. In addition, in connection with nomination of the slate of directors that the Board proposes for election by stockholders each year, the Nominating/Corporate Governance Committee will consider re-nominated directors’ continuation on the Board and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas.

A director shall normally serve on the Board for a three-year term, except that subject to paragraph 8, a director appointed to fill a vacancy shall stand for election at the next annual meeting of stockholders.

In an uncontested election of directors, a nominee for director who fails to receive a majority “FOR” vote of votes cast, as defined under New Jersey law, for election in accordance with the Company’s By-Laws is expected to tender, promptly following certification of the stockholder vote, his or her resignation from the Board, which resignation may be conditioned upon Board acceptance of the resignation.

The Nominating/Corporate Governance Committee will consider the tendered resignation of a director who fails to receive a majority of votes cast for election, as well as any other offer to resign that is conditioned upon Board acceptance, and recommend to the Board whether or not to accept such resignation. The Nominating/Corporate Governance Committee in deciding what action to recommend, and the Board in deciding what action to take, may consider any factors they deem relevant. The director whose resignation is under consideration shall abstain from participating in any decision of the Nominating/Corporate Governance Committee or the Board regarding such resignation. If the Board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified. The Board shall publicly disclose its decision regarding a resignation tendered by a director who fails to receive a majority of votes cast for election within 90 days after certification of the stockholder vote.

6.	Change in Professional Responsibilities

It is the view of the Board that each director who experiences a change in his or her business or professional affiliation or responsibilities should bring this change to the attention of the Board and should offer to resign. The Board does not believe that each director who retires or has a change in position or responsibilities should necessarily leave the Board. The Nominating/Corporate Governance Committee will, however, review the continued appropriateness of Board membership under these circumstances and make a recommendation to the Board.

This same guideline applies to any inside directors, including the Chief Executive Officer of the Company, in the event he or she no longer serves in that position.

7.	Service on Other Boards

It is the view of the Board that directors are expected to ensure that other commitments, including other board memberships, do not interfere with their duties and responsibilities as members of the Board. Current directors should notify the Chief Executive Officer or Corporate Secretary, who in turn will notify the Chair of the Nominating/Corporate Governance Committee, when considering a request for service on the board of any other public company or other for-profit entity. The Nominating/Corporate Governance Committee, in consultation with the Chief Executive Officer (or the Corporate Secretary, in the case of the Chief Executive Officer who is the subject of the request), will consider potential conflicts of interest and whether the service would interfere with such director’s ability to properly discharge his or her duties. The Committee will make a recommendation to the Board, and the Board, exercising its business judgement, will consider any further action.

8.	Director Age

A Company director must submit his or her resignation from the Board at the annual meeting of stockholders immediately following his or her 75th birthday. Directors may stand for re-election even though this guideline would prevent them from completing a full term.

9.	Board Leadership

A.	Chairman of the Board and Chief Executive Officer

1. The Chairman of the Board, who may also be the Chief Executive Officer, shall be a director and preside at all meetings of the Board and meetings of the stockholders. The Chairman of the Board is chosen on an annual basis by at least a majority vote of the remaining directors.

2. The Chief Executive Officer, who may also be the Chairman of the Board, shall be appointed by the Board and serve at the pleasure of the Board.

B.	Lead Independent Director

The Lead Independent Director will preside at all meetings of the non-management directors at which he or she is present and all meetings of the independent directors at which he or she is present. The Lead Independent Director will perform such other functions as the Board may direct. The Lead Independent Director is chosen on an annual basis by at least a majority vote of the remaining directors.

C.	Succession Planning and Leadership Development

Each year, the Chief Executive Officer will report to the Compensation Committee on succession planning and his or her recommendation as to a potential successor, along with a review of any development plans recommended for such individuals. The Committee will make an annual report to the Board on succession planning, and the Board will work with the Committee to evaluate potential successors to the Chief Executive Officer. When the Compensation Committee and the Board review management succession plans for the Chief Executive Officer, they will consider succession in the event of an emergency or retirement of the Chief Executive Officer. The Committee and the Board will also review succession candidates for executive officers other than the Chief Executive Officer and other senior managers as it deems appropriate.

10.	Board Committees

A.	Number of Committees

Currently there are five Committees: Executive, Audit, Compensation, Nominating/Corporate Governance, and Financing. The Board believes the current Committee structure is appropriate. From time to time, depending upon the circumstances, the Board may form a new Committee or disband a current Committee.

B.	Assignment of Committee Members

The Board appoints members of the Committees on an annual basis. Vacancies in the Committees will be filled by the Board. In making assignments to the Committees, only independent directors may serve on the Audit Committee, the Compensation Committee, or the Nominating/Corporate Governance Committee, and at least one member of the Audit Committee must have accounting or financial management experience, as defined by the U.S. Securities and Exchange Commission rules or as required under applicable New York Stock Exchange listing requirements. Additionally, a member of the Audit Committee may not sit on more than three other Audit Committees of other public companies, unless the Board determines that such commitments would not impair his or her effective service to the Company.

The Board will take into account tenure on a Committee and give consideration to rotating Committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

C.	Committee Charters and Authority

The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, each have a written charter, which has been approved by the Board. Each charter delegates certain responsibilities to the respective Committee.

The Executive Committee may exercise Board authority with respect to matters other than those for which action of the full Board is required under applicable law. The Financing Committee may exercise Board authority with respect to specific matters for which the Board has delegated responsibility to it.

Unless delegated to one of the Committees either in the Charter, the By-Laws, a resolution of the Board or a vote of stockholders, each Committee shall make recommendations to the Board and the Board will consider and approve the recommendations. The Committee charters may be changed from time to time by approval of the Board.

11.	Board Meetings

A.	Number of Meetings

The Board has at least four scheduled meetings per year at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company.

B.	Role of the Chairman of the Board

The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall determine the agenda for all Board meetings with the assistance of the Chief Executive Officer. Each director shall be entitled to suggest the inclusion of items on the agenda, with the final determination of the agenda to be made by the Chairman of the Board. The Chairman of the Board shall also determine the timing and length of Board meetings, and the time to be devoted to each topic on the agenda. All procedural matters with respect to the conduct of Board meetings shall be determined by the Chairman of the Board, including whether any individuals other than Board members shall be invited to attend and/or participate in all or any portion of any meetings, and the conditions of such individuals’ attendance and/or participation. In the absence of the Chairman of the Board, the Chief Executive Officer shall exercise all powers and authority conferred herein.

C.	Distribution of Board Materials in Advance

Materials for review, discussion and/or action of the Board should be distributed to Board members in advance of meetings whenever practicable.

D.	Non-Management Director Meetings/Independent Director Meetings

The non-management directors will meet at regularly scheduled executive sessions without management. The Audit Committee Chair, Nominating/Corporate Governance Committee Chair and Compensation Committee Chair may call the non-management directors to additional sessions without management. The independent directors will meet in executive session without management at least once per year. The Board shall not take formal actions at meetings of the non-management directors or independent directors, although the participating directors may make recommendations for consideration by the full Board.

12.	Confidentiality

Pursuant to their fiduciary duties, directors are required to protect and hold confidential all non-public information obtained by reason of their directorship position absent the express or implied permission of the Board of Directors to disclose such information or the written agreement of the Company to permit disclosure. No director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company. No director shall disclose Confidential Information outside the Company, either during or after his or her service as a director of the Company, except (i) with authorization of the Board of Directors, (ii) as may be permitted by written agreement with the Company, or (iii) as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a director by reason of his or her position as a director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as

•

information about the Company’s financial condition, results of operations, prospects, plans, objectives or strategies, and information relating to mergers and acquisitions, stock splits, stock repurchases, divestitures and other transactions;

•

trade secrets, information or techniques, marketing and research and development information, drilling and exploration data, information concerning customers, suppliers, producers and joint venture partners, payroll and benefits information, current/past employee information, technical and computer/software related information, and legal information;

•	information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and directors.

To promote a free and unfettered exchange of ideas among directors, the directors will treat all discussions and deliberations that take place at Board meetings as confidential unless disclosure of those discussions is otherwise required by law or permitted by written agreement with the Company. No video or electronic recording of Board proceedings shall be made without the consent of the Chairman of the Board and a majority of the Board.

13.	Board and Committee Performance Evaluations

The Board and the Audit, Compensation and Nominating/Corporate Governance Committees will perform an annual self-evaluation. Each year the directors will provide assessments of the effectiveness of the Board, and the members of the Audit, Compensation and Nominating/Corporate Governance Committees will provide assessments of the effectiveness of their respective committees. These evaluations will be submitted to the Nominating/Corporate Governance Committee which will review them and determine if any additional evaluation is necessary. If the Nominating/Corporate Governance Committee determines that additional evaluation is necessary, it may elect to have such evaluation performed internally, or by an independent corporate governance expert. The Nominating/Corporate Governance Committee will report all evaluation results to the Board and make recommendations for areas which, in its judgment, require improvement.

14.	Board Compensation

The Board’s compensation philosophy is that directors (other than those who are also salaried officers of the Company or any of its subsidiaries) are entitled to receive reasonable compensation for their services and reimbursement for certain expenses, as may be determined by the Board. The Compensation Committee shall have the responsibility for recommending to the Board changes in compensation levels for non-employee directors. In discharging this duty, the Committee shall be guided by four general principles: compensation should fairly pay directors for work required; compensation should attract and retain highly qualified candidates for Board membership; compensation should align directors’ interests with the long-term interests of stockholders; and compensation should be transparent and as simple as possible within the limitations of tax and legal considerations.

Reasonable compensation also may be paid to any person (other than a salaried officer or employee of the Company or any of its subsidiaries) formally requested by the Board to attend a meeting.

15.	Board Access to Company Officers

Board members will have access to all officers of National Fuel Gas Company. Independent Board members may consult with such officers without senior corporate management present. Members of committees of the Board will also have such access to management as is provided in committee charters or as may otherwise be authorized by the Board. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board to have a full understanding of matters being considered and to introduce managers with significant potential.

16.	Access to Independent Advisors

The Board shall have the power at any time by majority vote to retain independent outside financial, legal or other advisors, at the Company’s expense.

17.	Director Contact with the Company’s Constituencies

Except as otherwise required by New York Stock Exchange listing standards or applicable law, or as authorized by the Board, communications with parties external to the Company (including but not limited to stockholders, the media, attorneys, vendors, service providers, etc.) shall be the responsibility of the Chief Executive Officer or delegated by the Chief Executive Officer to the appropriate area of the Company. The directors will be consulted from time to time for their advice, as the Chief Executive Officer so determines.

18.	Director Orientation and Continuing Education

All directors, upon their initial appointment to the Board, shall attend an educational session, thereby enabling them to better perform their duties and recognize and deal with various issues that may arise during their tenure as directors. Subsequently, the directors shall attend ongoing educational programs related to their Board service as the Board deems appropriate.

19.	Risk Oversight and Oversight of Corporate Responsibility (Environmental, Social and Corporate Governance) Concerns

The Board retains risk oversight and general oversight of corporate responsibility, including environmental, social and corporate governance (“ESG”), concerns, and any related health and safety issues that might arise from the Company’s operations. The Board’s Nominating/Corporate Governance Committee will oversee and provide guidance to management concerning the Company’s strategy and reporting with respect to ESG concerns. Management is expected to integrate these corporate responsibility considerations into decision-making throughout the organization.

20.	Recovery of Funds

If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct by a current or former executive officer, the Board would exercise its business judgment to determine what action it believes is appropriate to address the conduct, prevent its recurrence, and impose such discipline as would be appropriate. In addition to other potential action, the Board may, in its discretion after considering the costs and benefits of doing so, seek to recover that portion of any incentive-based compensation received by such officer (including compensation received upon exercise or payment of stock options and other equity awards) during the three-year period preceding the date on which the Company was required to prepare the accounting restatement, which exceeds the amount or value that the Board determines would have been payable or received in respect of such incentive awards had the revised financial statement(s) reflected in the restatement been applied to determine the incentive compensation or been available to the market at the time of exercise or payment of any incentive award. Subject to any limits imposed by applicable law, the Board may seek to recover such excess compensation by requiring the officer to pay such amount to the Company; by set-off; by reducing future compensation; or by such other means or combination of means as the Board determines to be appropriate.

21.	Hedging or Pledging of Company Stock

It is the view of the Board that directors and executive officers should not purchase or sell options on Company stock, nor engage in short sales with respect to Company common stock. Trading by executive officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock is prohibited. Directors and executive officers may not pledge Company equity as security for an extension of credit.

22.	Amendment and Interpretation

These Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, or the Company’s Certificate of Incorporation or By-Laws or any Committee Charter reviewed and approved by the Board. The Guidelines are subject to modification from time to time by the Board.

EXHIBIT A

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

DIRECTOR QUALIFICATION GUIDELINES

The Board of Directors in considering qualifications of directors standing for re-election and candidates for Board membership will consider the following factors, in addition to those other factors it may deem relevant:

1. Strong management experience, ideally with major public companies.

2. Other areas of expertise or experience that are desirable given the Company’s business and the current make-up of the Board, such as expertise or experience in: the natural gas industry, information technology businesses, manufacturing, financial or investment banking, scientific research and development, senior level government experience, and academic administration or teaching.

3. Desirability of range in age, so that retirements are staggered to permit replacement of directors of desired skills and experience in a way that will permit appropriate continuity of Board members.

4. Independence, as defined by the Board.

5. Diversity of perspectives, including all aspects of diversity (race, ethnicity, national origin, gender and other protected classes), brought to the Board by individual members.

6. Knowledge and skills in accounting and finance, business judgment, general management practices, crisis response and management, industry knowledge and leadership.

7. Personal characteristics matching the Company’s values, such as integrity, accountability, financial literacy, and high performance standards.

8. Additional characteristics, such as:

a.) willingness to commit the time required to fully discharge their responsibilities to the Board, including the time to prepare for Board and Committee meetings by reviewing the material supplied before each meeting;

b.) commitment to attend a minimum of 75% of meetings;

c.) ability and willingness to represent the stockholders’ long and short-term interests;

d.) awareness of the Company’s responsibilities to its customers, employees, suppliers, regulatory bodies, and the communities in which it operates; and

e.) willingness to advance their opinions, but once a decision is made by a majority of the Board, a willingness to support the majority decision assuming questions of ethics or propriety are not involved.

9. The number of commitments to other entities, with one of the more important factors being the number of other public-company boards on which the individual serves.

10. In order to qualify for election as a director, a nominee must be a stockholder of the Company.

EXHIBIT B

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Process for Identifying and Evaluating Nominees for Director

1. The Nominating/Corporate Governance Committee (the Committee) will observe the following procedures in identifying and evaluating candidates for election to the Company’s Board of Directors.

2. The Company believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the Board’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

3. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will consider the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

4. The Board will evaluate the qualifications and performance of the incumbent directors who desire to continue their service. In particular, as to each such incumbent director, the Committee will —

(a)	consider if the director continues to satisfy the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines;

(b)	review any prior assessments of the performance of the director during the preceding term made by the Committee; and

(c)	determine whether there exist any special, countervailing considerations against re-nomination of the director.

5. If the Committee determines that:

(a)	an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as a director during the preceding term; and

(b)

there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, the Committee will, absent special circumstances, propose the incumbent director for re-nomination.

6. The Committee will identify and evaluate new candidates for election to the Board, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or the desire of the directors to expand the size of the Board. The Committee will seek the most qualified candidates under the Director Qualification Guidelines in Exhibit A, while encouraging a diversity of perspectives and backgrounds, including, but not limited to race, ethnicity, national origin, and gender. In identifying independent director candidates for nomination to the Board, the Committee, and any search firm it engages, is committed to including in any initial candidate pool qualified racially, ethnically and/or gender diverse candidates.

7. The Committee will accept recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. If such a firm is engaged, the Committee shall set its fees and the scope of its engagement.

8. As to each recommended candidate that the Committee believes merits consideration, the Committee will:

(a)	cause to be assembled information concerning the background and qualifications of the candidate;

(b)	determine if the candidate satisfies the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines; if so, then

(c)	consider the contribution that the candidate can be expected to make to the overall functioning of the Board.

9. The Committee shall solicit the views of the Chief Executive Officer and the Chairman of the Board, and the views of such other persons as the committee deems appropriate, regarding the qualifications and suitability of candidates to be nominated as directors.

10. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

11. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is suited for membership on the Board. The Committee will then recommend to the Board that the candidate be nominated. The Board would then, if it chooses, nominate the candidate by a resolution adopted by the Board at a meeting or by unanimous written consent.

12. Stockholders may propose candidates for consideration by the Committee by communication directed to the Company’s Secretary at its principal office, received not less than 120 calendar days before the anniversary date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the annual meeting is changed more than 30 days from the date corresponding to the date of the prior year’s annual meeting, then a stockholder’s communication must be received not later than the close of business on the tenth day following the date on which notice of the meeting is given by the Company (or, if earlier, by the tenth day following public disclosure of the new date of the annual meeting). The communication must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case under applicable SEC regulations, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. In making its selection, the Committee will evaluate candidates proposed by stockholders owning at least five percent (5%) of the Company’s outstanding Common Stock, under criteria similar to the evaluation of other candidates. The Committee shall have no obligation whatsoever to consider other unsolicited recommendations received from stockholders proposing candidates for the Board. The Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company, and the candidate’s relationship to that stockholder or group, in order to determine whether the candidate can effectively represent the interests of all stockholders. The Committee may also consider the extent to which the recommending stockholder or group intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of stockholders, whether the recommending stockholder intends to continue holding its interest at least through the time of such annual meeting.

NATIONAL FUEL GAS COMPANY 6363 MAIN STREET WILLIAMSVILLE, NY 14221

PROXY VOTING INSTRUCTIONS

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up through March 9, 2022. For shares held in an Employee Benefit Plan, vote by March 8, 2022.

Have your proxy card in hand.

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Mark, sign and date your proxy card and return it (for receipt by March 9, 2022) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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Before The Meeting - Go to www.proxyvote.com/NFG

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Your QR vote, telephone vote or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

FOR EMPLOYEE BENEFIT PLAN VOTES:

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Control Number located in box below:

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D61975-P63510	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NATIONAL FUEL GAS COMPANY The Board of Directors recommends a vote FOR the Election of Directors		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

PROPOSAL 1: ELECTION OF DIRECTORS

01) David C. Carroll	03) Joseph N. Jaggers
02) Steven C. Finch	04) David F. Smith

The Board of Directors recommends a vote FOR Proposals 2 and 3						For	Against	Abstain
PROPOSAL 2. Advisory approval of named executive officer compensation						☐	☐	☐
PROPOSAL 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2022						☐	☐	☐

Question 1.

					To accept the gift card check YES. If you prefer instead a donation to Make-A-Wish® check NO. If no selection is made, you will receive a card.		Yes ☐	No ☐
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2021 Summary Annual Report to Stockholders and

fiscal 2021 financial statements are available at http://investor.nationalfuelgas.com/proxy or www.proxyvote.com

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D61976-P63510

PROXY

NATIONAL FUEL GAS COMPANY
Annual Meeting of Stockholders - March 10, 2022

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints D. P. Bauer and S. J. Mugel, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of National Fuel Gas Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held March 10, 2022 or at any adjournment or postponement thereof, respecting (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior meeting; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from the enclosed proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s proxy rules, and (v) all matters incident to the conduct of the meeting. This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

Employee Benefit Plans. This card also provides voting instructions for shares held in the National Fuel Gas Company Employee Stock Ownership Plan and the National Fuel Gas Company Tax-Deferred Savings Plans. If you are a participant in any of these plans and have shares of the Common Stock of the Company allocated to your account under these plans, please read the following authorization to the Trustee of those plans as to the voting of such shares.

Trustee’s Authorization. The undersigned on the reverse side of this card authorizes and instructs Vanguard Fiduciary Trust Company as Trustee of the National Fuel Gas Company Tax Deferred Savings Plans and the National Fuel Gas Company Employee Stock Ownership Plan to vote all shares of the Common Stock of the Company allocated to the undersigned’s account under such plan(s) (as shown on the reverse side) at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions on the reverse side. All shares of Company Stock for which the Trustee has not received timely directions shall be voted or exercised by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA. You may revoke your instructions by notice to the Trustee as described in the enclosed Proxy Statement.

This proxy, when properly executed, will be voted as directed by the stockholder. See below for important provisions and additional instructions.

Incomplete Directions and Instructions. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items, you are instructing the Trustee and granting the Proxies discretion to vote FOR items 1, 2 and 3.

This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE VOTE BY QR CODE, TELEPHONE, INTERNET OR SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

(Continued and to be marked, dated and signed, on the other side)